“California” SPA Execution version 1 SALE & PURCHASE AGREEMENT REGARDING THE SALE AND PURCHASE OF EBM-PAPST GROUP

2 / 97 SALE & PURCHASE AGREEMENT REGARDING THE SALE AND PURCHASE OF EBM-PAPST GROUP (the “Agreement”) BY AND AMONG (1) Sturm Beteiligungs-GmbH & Co. KG Oberer Graben 64, 97980 Bad Mergentheim, Germany, – “Sturm KG” – AND (2) Ziehl Beteiligungen GmbH & Co. KG Lautenschlagerstraße 24, 70173 Stuttgart, Germany, – “Ziehl KG” – AND (3) Philippiak Holding GmbH Bahnhofstraße 1, 74072 Heilbronn, Germany, – “Philippiak GmbH” – – the aforementioned no. (1) through no. (3) each also, a “Seller” and together, the “Sellers” – AND (4) Madison Air Solutions Germany GmbH (formerly Blitz F24-977 GmbH) Bgm.-Merk-Straße 1, 87752 Holzgünz, Germany, – the “Purchaser” – AND (5) Madison Air Solutions Corporation 444 West Lake Street, Suite 4460, Chicago, Illinois 60606, United States of America – the “Purchaser’s Guarantor” – – the aforementioned no. (1) through no. (5) each also, a “Party” and together, the “Parties”, it being agreed that the Purchaser’s Guarantor shall only be a Party for purposes of Sections 8.2(b)(vii), 9 (Termination), 13.9 (Exhaustive Remedies), 15 (Purchaser’s Liability relating to Certain Purchaser Propositions; Remedies) , 19 (Purchaser’s Guarantor), 20 (Confidentiality; Press Release; Virtual Data Room), 22 (Notices), 23 (Miscellaneous Provisions) and 24 (Governing Law; Arbitration; Inhibition of Cut-Off Periods), as well as any other provision of this Agreement required for the interpretation, application or enforcement of the foregoing Sections –

3 / 97 Table of Contents (table provided solely for convenience and not as an integral part of the Agreement) Table of Contents .....................................................................................................................................3 List of Definitions ....................................................................................................................................8 List of Annexes ......................................................................................................................................11 Recitals ...................................................................................................................................................12 1. Certain General Definitions ......................................................................................................16 1.1 Group Companies; Group Shares .................................................................................16 1.2 Transaction Dates .........................................................................................................16 1.3 Account Data and Payment Terms ...............................................................................17 1.4 General Definitions .......................................................................................................18 2. Sales of the Individual Sold Shares and LP Interests; Waivers et al.....................................24 2.1 Sales of the Individual Sold Shares and LP Interests ...................................................24 2.2 Assignment of the Individual Sold Shares and LP Interests .........................................24 2.3 Ancillary Rights ............................................................................................................24 2.4 Waivers and Consents...................................................................................................25 3. Partner Accounts ........................................................................................................................25 3.1 Equity and Debt Accounts ............................................................................................25 3.2 Individual Debt Account Receivables ..........................................................................26 3.3 Individual Debt Account Payables ............................................................................26 4. Group Financing ........................................................................................................................26 4.1 Financing Responsibility ..............................................................................................26 4.2 Pay-off of Sparkasse Repayment Claim .......................................................................27 5. Purchase Price ............................................................................................................................28 5.1 Share Purchase Price.....................................................................................................28 5.2 Equity Bridge ................................................................................................................29 5.3 Share Purchase Price Allocation ...................................................................................29 5.4 Total Purchase Price; Individual Total Purchase Price .................................................29 5.5 Default Interest .............................................................................................................30 5.6 No VAT-Option ............................................................................................................30 5.7 Closing Purchase Price Notice; Post-Closing Correction .............................................30 5.8 Treatment of Payments .................................................................................................32

6.	**No Leakage Indemnification**		**32**
	6.1	Leakage; Permitted Outflow	**32**
	6.2	Consequences of Leakage	**34**
	6.3	**Individual Notified Leakage Deduction Amount**	**35**
7.	**Sellers' Pre-Closing Covenants and Cooperation Undertakings**		**35**
	7.1	Conduct in the Pre-Closing Period – Shareholder Matters	**35**
	7.2	Conduct of Business in the Pre-Closing Period	**36**
	7.3	**Consenting Resolutions**	**37**
	7.4	Information and Cooperation during the Pre-Closing Period	**37**
	7.5	Cooperation regarding Debt and Equity Financing	**38**
	7.6	Fiscal Unity	**44**
	7.7	Remedies	**44**
	7.8	Approval Requirements	**45**
8.	**Closing Condition; Clearances**		**45**
	8.1	Closing Condition	**45**
	8.2	Filings and Clearances	**46**
	8.3	Cooperation by the Sellers	**48**
	8.4	**Staggered Closing**	**48**
9.	**Termination**		**48**
	9.1	Termination Events	**48**
	9.2	Effect of Termination	**49**
	9.3	No Termination after Closing	**50**
10.	**Closing Matters**		**50**
	10.1	Closing Actions	**50**
	10.2	Closing Protocol	**51**
	10.3	Filings and Notifications following the Assignment of the Sold Shares and LP Interests and the Separately Sold GP Interest	**52**
11.	**Sellers' Liability relating to Certain Propositions**		**52**
	11.1	Propositions and Proposition Inaccuracies – General Rules	**52**
	11.2	Propositions and Proposition Inaccuracies – Further Rules	**53**
	11.3	Knowledge of the Sellers	**54**
12.	**Purchaser's Obligations**		**54**

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5 / 97 12.1 Notification of the Sellers .............................................................................................54 12.2 Conduct of Third-Party Claims ....................................................................................55 12.3 Analogous Application .................................................................................................56 13. Remedies and Limitations/Qualifications regarding the Sellers’ Liability ...........................56 13.1 Proposition Inaccuracies - Restitution in Kind; Monetary Damages ............................56 13.2 Scope of Restitution in Kind and of Monetary Damages .............................................57 13.3 Mitigation and Advantages ...........................................................................................57 13.4 Limitations/Qualifications ............................................................................................58 13.5 Knowledge of the Purchaser .........................................................................................59 13.6 De Minimis; Basket ......................................................................................................60 13.7 W&I Insurance and Liability Caps ...............................................................................60 13.8 Cut-Off Periods .............................................................................................................62 13.9 Exhaustive Remedies ....................................................................................................63 13.10 No Double Relief ..........................................................................................................64 14. Tax ...............................................................................................................................................64 14.1 Tax Indemnity ...............................................................................................................64 14.2 Special Indemnity for Trade Taxes and Transaction-related Taxes .............................66 14.3 Determination of Taxes for Pre- and Post-Economic Reference Date Period and Post- Economic Reference Date Period until Closing Date ...................................................68 14.4 Conduct of Tax Proceedings .........................................................................................69 14.5 Reverse Indemnity ........................................................................................................72 14.6 United States Tax Matters .........................................................................................73 14.7 Limitation .....................................................................................................................73 14.8 Miscellaneous; Exclusivity ...........................................................................................74 15. Purchaser’s Liability relating to Certain Purchaser Propositions; Remedies ......................75 15.1 Liability Concept ..........................................................................................................75 15.2 Certain Purchaser Propositions .....................................................................................75 15.3 Remedies ......................................................................................................................75 16. Purchaser’s Post-Closing Intentions and Obligations ............................................................76 16.1 Purchaser’s Intentions and Agreements regarding the Group ..............................76 16.2 General Partner of ebm-papst KG ............................................................................77 16.3 Discharge of Directors’ Liability ..................................................................................77

6 / 97 16.4 Continued Assistance....................................................................................................77 16.5 Protection of Exhaustive Concept of this Agreement – No Circumvention .................77 16.6 No Collection of Individual Debt Account Receivables et al. ......................................79 16.7 Third Party Beneficiaries ..............................................................................................80 17. Sellers’ Post-Closing Obligations ..............................................................................................80 17.1 Non-Compete ..............................................................................................................80 17.2 Non-Solicit ...................................................................................................................81 17.3 Severability ..................................................................................................................81 18. IDT Indemnity ............................................................................................................................81 19. Purchaser’s Guarantor ..............................................................................................................82 20. Confidentiality; Press Release; Virtual Data Room ................................................................83 20.1 Confidentiality Obligation ............................................................................................83 20.2 Permitted Disclosures ...................................................................................................83 20.3 Press Release ................................................................................................................84 20.4 Virtual Data Room ........................................................................................................84 21. Costs and Taxes ..........................................................................................................................85 21.1 Fees and Transfer Taxes ...............................................................................................85 21.2 German RETT Notification .........................................................................................86 22. Notices .........................................................................................................................................86 22.1 Form of Notices ............................................................................................................86 22.2 Addresses ......................................................................................................................86 22.3 Change of Address ........................................................................................................88 22.4 Agent for Service of Process ........................................................................................88 23. Miscellaneous Provisions ...........................................................................................................89 23.1 Partial Invalidity ...........................................................................................................89 23.2 Currency and Conversion Rates ...................................................................................89 23.3 Entire Agreement ..........................................................................................................90 23.4 Treatment of US Transfer .............................................................................................90 23.5 Treatment of Separate SPA .......................................................................................90 23.6 Interest ..........................................................................................................................91 23.7 Dates and Times ...........................................................................................................91 23.8 Written Form ................................................................................................................91

	23.9	No Assignment et al.	**91**
	23.10	No Retention or Set-off	**92**
	23.11	Rights of Third Parties	**92**
	23.12	No Rescission	**92**
	23.13	Interpretation	**92**
	23.14	Headings	**95**
	23.15	Annexes	**95**
24.	**Governing Law; Arbitration; Inhibition of Cut-Off Periods**		**95**
	24.1	Governing Law	**95**
	24.2	Arbitration and Venue	**96**
	24.3	Cut-Off Periods and Inhibition of Cut-Off Periods	**96**
	24.4	**Waiver of Jury Trial**	**97**

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8 / 97 List of Definitions Capitalized defined terms used in this Agreement shall have the meanings as ascribed to them in this Agreement (including in its Recitals and Annex 11.1). The following table, referencing the respective page of the body of this Agreement on which respective defined terms contained in the body of the Agreement are defined, is provided solely for convenience and not as an integral part of this Agreement and does not comprise a list of definitions as defined in an annex, notably in Annex 11.1. A Administrative Authority .............................................. 18 Advisors ........................................................................ 84 Affiliate ......................................................................... 18 Affiliated Group ............................................................ 18 Agreed Closing Date ..................................................... 16 Agreement ....................................................................... 2 AktG .............................................................................. 18 AO ................................................................................. 18 As-if Assessment ........................................................... 68 B Base Purchase Price ...................................................... 29 Beteiligungs-PLTA ....................................................... 44 BGB .............................................................................. 18 Break Fee ...................................................................... 49 Bring Down Date .......................................................... 61 Business Day ................................................................. 19 Business Propositions .................................................... 53 C Claim Addressee ........................................................... 55 Claim Notice ................................................................. 55 Clearances ..................................................................... 46 Closing .......................................................................... 16 Closing Actions ............................................................. 50 Closing Bring-Down Certificate .................................... 61 Closing Bring-Down of Disclosures .............................. 61 Closing Condition ......................................................... 45 Closing Date .................................................................. 17 Closing Date Tax Accounts ........................................... 68 Closing Payment Amount ............................................. 51 Closing Power of Attorney ............................................ 51 Closing Purchase Price Notice ...................................... 31 Code .............................................................................. 19 Co-Liability Claims ....................................................... 78 Commitment Letters ...................................................... 19 Compensating Seller ..................................................... 34 Competing Business ...................................................... 80 Compliant ...................................................................... 19 Confidentiality Period ................................................... 83 D Debt Account ................................................................ 25 Debt Account Settlement .............................................. 26 Debt Accounts............................................................... 25 Debt Commitment Letter .............................................. 19 Debt Financing Sources ................................................ 19 Dispute .......................................................................... 96 Due Diligence Materials ............................................... 19 Due Diligence Review .................................................. 19 E ebm Beteiligungs-GmbH .............................................. 14 ebm Shares and Interests ............................................... 14 ebm Tec GmbH ............................................................. 14 ebm-papst Finance GmbH ............................................ 13 ebm-papst KG ............................................................... 12 ebm-papst KGaA .......................................................... 13 ebm-papst Verwaltungs GmbH ..................................... 14 Economic Reference Date ............................................. 16 Economic Reference Date F/S ...................................... 19 Equity Accounts ............................................................ 25 Equity Backstop ............................................................ 19 Equity Bridge ................................................................ 29 Equity Commitment Letter ........................................... 19 Exchange Act ................................................................ 19 F Filings ........................................................................... 46 Finance Shares .............................................................. 13 Financing ...................................................................... 19 Financing Sources ......................................................... 20 FIRPTA Certificate ....................................................... 73 Form S-1 ....................................................................... 20 Fraud Claims ................................................................. 64 Fundamental Proposition Claims .................................. 60 Fundamental Propositions ............................................. 53 G GAAP Reconciliation ................................................... 43 GmbHG......................................................................... 20 Group ............................................................................ 16 Group Companies ......................................................... 16

9 / 97 Group Company ............................................................ 16 Group Representative .................................................... 77 Group Shares ................................................................. 16 H HGB .............................................................................. 20 I IDT Environmental Indemnity ...................................... 81 IDT MAPA.................................................................... 81 IFRS .............................................................................. 20 Indemnifiable Claims .................................................... 82 Indemnifiable Taxes ...................................................... 65 Indirectly Sold Finance Share ....................................... 13 Individual Debt Account Deduction Amount ................ 26 Individual Debt Account Payable .................................. 26 Individual Debt Account Receivable ............................. 25 Individual Debt Account Receivable Purchase Price .... 26 Individual ERD Debt Account Balance ......................... 26 Individual Notified Leakage Deduction Amount .......... 35 Individual Share Purchase Price .................................... 29 Individual Sold Shares and LP Interests ........................ 14 Individual Sparkasse Repayment Claim ........................ 27 Individual Total Purchase Price ..................................... 30 Inquiry Persons .............................................................. 54 InsO ............................................................................... 20 Insurer ........................................................................... 60 Intermediate Cap ........................................................... 62 Internal Revenue Service ............................................... 20 IRS ................................................................................ 20 K KG Closing Tax Returns ............................................... 71 KG Income Attribution ................................................. 70 Knowledgeable Persons ................................................ 54 L Law ............................................................................... 20 Leakage ......................................................................... 32 Liability Exclusion ........................................................ 61 Loan Agreements .......................................................... 27 Long Stop Date ............................................................. 49 Losses ............................................................................ 57 Lower-Level Matter ...................................................... 57 M Madison Solutions ......................................................... 19 Material Group Companies ........................................... 16 Material Group Company .............................................. 16 N No Claim Obligees ........................................................ 78 Non-Recourse Matters ................................................... 78 Non-Relevant Encumbrance .......................................... 54 Notices .......................................................................... 86 O Option Agreement ......................................................... 27 Option Purchase Price ................................................... 27 Option Right ................................................................. 27 Other Claims ................................................................. 62 P Participation Ratio ........................................................ 14 Party/ies .......................................................................... 2 Payee ....................................................................... 17, 74 Payor ....................................................................... 17, 74 Permitted Lien............................................................... 20 Permitted Outflow ......................................................... 34 Permitted Recipients ..................................................... 84 Person ........................................................................... 20 Personnel....................................................................... 83 Philippiak GmbH ............................................................ 2 PLTAs .......................................................................... 44 Post-Closing Matters ..................................................... 79 Post-Economic Reference Date Period ......................... 16 Pre-Closing Matters ...................................................... 79 Pre-Closing Period ........................................................ 16 Pre-Economic Reference Date Event ............................ 16 Pre-Economic Reference Date Period ........................... 16 Preserved Claims .......................................................... 79 Prohibited Claims ......................................................... 79 Proposition Inaccuracy .................................................. 53 Propositions .................................................................. 53 Protected Information ................................................... 83 Protected Person ........................................................... 21 Purchaser......................................................................... 2 Purchaser 2 .................................................................... 15 Purchaser Claim ............................................................ 21 Purchaser Group ........................................................... 21 Purchaser’s Guarantor ..................................................... 2 Purchaser's Deal Team .................................................. 21 R Recovered Fundamental Proposition Claim .................. 62 Registered Offering ....................................................... 21 Registration Statement .................................................. 21 Relevant Adverse Effect ............................................... 21 Relevant Tax Communication....................................... 70 Relevant Tax Proceedings ............................................. 70 Relevant Taxes .............................................................. 70 Required Information .................................................... 21 Restricted Seller Related Parties ................................... 22 RETT Information ........................................................ 86 RETT Notification ........................................................ 86 S Securities Act ................................................................ 22 Seller Related Party....................................................... 22 Seller(s) ........................................................................... 2

10 / 97 Seller’s Bank Account ................................................... 17 Sellers' Tax Representative ........................................... 72 Sellers’ Bank Accounts ................................................. 17 Sellers’ Deal Team ........................................................ 23 Sellers’ Knowledge ....................................................... 54 Separate SPA ................................................................. 15 Separately Sold GP Interest ........................................... 12 Share and Interest Assignment Deed ............................. 51 Share and Interest Sale Transaction ............................... 15 Share Purchase Price ..................................................... 29 Signing .......................................................................... 16 Signing Date .................................................................. 16 Sold Finance Shares ...................................................... 13 Sold KG Interests .......................................................... 13 Sold KGaA Shares ........................................................ 14 Sold LP Interests ........................................................... 13 Sold Shares and LP Interests ......................................... 14 Sold Verwaltungs Shares ............................................... 14 Sparkasse ....................................................................... 27 Sparkasse Early Repayment Amount ............................ 28 Sparkasse Loan Assignment .......................................... 27 Sparkasse Repayment Claim ......................................... 27 Sparkasse Repayment Documentation .......................... 28 Sparkasse Waiver Documentation ................................. 27 Special Succession Application ..................................... 52 Sturm KG ........................................................................ 2 Subsidiaries ................................................................... 16 Subsidiary ...................................................................... 16 Surviving Provisions ..................................................... 49 T Target Business ............................................................. 23 Target Companies ......................................................... 14 Target Company ............................................................ 14 Tax ................................................................................ 23 Tax Assessment Notice ................................................. 66 Tax Authority ................................................................ 23 Tax Benefit .................................................................... 65 Tax Indemnification Claims .......................................... 65 Tax Provisions ............................................................... 65 Tax Return ..................................................................... 23 tec-PLTA ....................................................................... 44 Term Loan Financing .................................................... 23 Third-Party Claims........................................................ 55 Top-Up Tax .................................................................. 24 Top-Up Tax Allocation Claims ..................................... 24 Total Purchase Price ..................................................... 30 Transaction ................................................................... 15 Transaction Leakage ..................................................... 35 Transaction Trade Tax .................................................. 66 Transfer Condition ........................................................ 16 Transfer Costs ............................................................... 85 Transfer Tax .................................................................. 85 Treasury Regulations .................................................... 24 U U.S. ............................................................................... 24 U.S. Buyer .................................................................... 73 U.S. GAAP ................................................................... 24 U.S. Target .................................................................... 73 UmwG .......................................................................... 24 United States ................................................................. 24 US Transfer ................................................................... 90 V VAT .............................................................................. 24 VDR .............................................................................. 24 VDR Archive ................................................................ 84 W W&I Cap ....................................................................... 61 W&I Claims .................................................................. 61 W&I Insurance .............................................................. 60 Withdrawing Board Members ....................................... 51 Withholding Tax ........................................................... 17 Withholding Tax Statement .......................................... 17 Z Ziehl KG ......................................................................... 2

11 / 97 List of Annexes (list provided solely for convenience and not as an integral part of the Agreement) Annex J Individual Sold Shares and LP Interests Annex K Company Participations Annex L(ii) Separate SPA Annex N Consenting Resolution at Sellers’ Level Annex 1.4(i) Debt Commitment Letter Annex 3.1(c) Overview of Individual ERD Debt Account Balances Annex 5.2 Equity Bridge Annex 5.3 Share Purchase Price Allocation Annex 6.1(b)(i) Permitted Outflow Annex 7.1 Certain Conduct of Business Matters Annex 7.2(a)(i) Instruction Letter Annex 7.3 Consenting Resolutions at Target Companies Annex 8.1 List of Merger Control Authorities and Foreign Investment Control Authorities Annex 10.1(b) Share and Interest Assignment Deed Annex 10.1(c) Withdrawing Board Members Annex 10.1(d) Restrictive Covenants Letters Annex 10.1(f) Form of Closing Power of Attorney Annex 10.2 Form of Closing Protocol Annex 11.1 Propositions and Disclosure Appendices Annex 11.3 Sellers’ Knowledge Annex 13.7(a)(i)(A) Copy of W&I Insurance Policy Annex 13.7(b)(ii) Draft Closing Bring-Down Certificate Annex 14.2(a) Transaction Trade Tax Computation Annex 17.1 Non-Compete Jurisdictions Annex 20.4 VDR Closure Certificate

12 / 97 Recitals A. Sellers. (i) Sturm KG is a limited partnership (Kommanditgesellschaft – KG) organized under the laws of Germany, with its registered seat in Bad Mergentheim, Germany and having its business address at Oberer Graben 64, 97980 Bad Mergentheim, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Ulm under registration number HRA 725139; (ii) Ziehl KG is a limited partnership (Kommanditgesellschaft – KG) organized under the laws of Germany, with its registered seat in Stuttgart, Germany and having its business address at Lautenschlagerstraße 24, 70173 Stuttgart, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Stuttgart under registration number HRA 739509; and (iii) Philippiak GmbH is a limited liability company (Gesellschaft mit beschränkter Haftung – GmbH) organized under the laws of Germany, with its registered seat in Heilbronn, Germany and having its business address at Bahnhofstraße 1, 74072 Heilbronn, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Stuttgart under registration number HRB 766377. B. Purchaser. The Purchaser is a limited liability company (Gesellschaft mit beschränkter Haftung – GmbH) organized under the laws of Germany, with its registered seat in Frankfurt am Main, Germany and having its business address at Bgm.-Merk-Straße 1, 87752 Holzgünz, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main, Germany under registration number HRB 136743. C. Purchaser’s Guarantor. The Purchaser’s Guarantor is a corporation organized under the laws of the State of Delaware, United States of America, with its registered seat in the State of Delaware, United States of America and having its business address at 444 West Lake Street, Suite 4460, Chicago, Illinois 60606, United States of America, registered with the U.S. Securities and Exchange Commission under CIK number 2098430. D. ebm-papst KG. (i) ebm-papst Mulfingen GmbH & Co. KGaA & Co. KG is a limited partnership (Kommanditgesellschaft – KG) organized under the laws of Germany, with its registered seat in Mulfingen, Germany and having its business address at Bachmühle 2, 74673 Mulfingen, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Stuttgart under registration number HRA 590344 (“ebm- papst KG”). (ii) The sole general partner (persönlich haftende Gesellschafterin/Komplementärin) of ebm- papst KG is ebm-papst KGaA (as defined below). ebm-papst KGaA holds no capital interest in, and has made no capital contribution (Einlage) to, ebm-papst KG, but holds the general partner interest (Komplementärbeteiligung) in ebm-papst KG (the “Separately Sold GP Interest”). (iii) The Sellers are the sole limited partners (Kommanditisten) of ebm-papst KG, holding limited partnership interests (Kommanditanteile) with an aggregate registered liability contribution (Haftsumme) of EUR 4,808,400.00 (in words: four million eight hundred eight thousand four hundred Euro), comprising three (3) limited partnership interests with

13 / 97 a registered liability contribution (Haftsumme) of EUR 1,602,800.00 (in words: one million six hundred two thousand eight hundred Euro) each (such interests as well as any other interests held by the Sellers (or any of them) in ebm-papst KG together, the “Sold LP Interests”, and together with the Separately Sold GP Interest, the “Sold KG Interests”). E. ebm-papst Finance GmbH. (i) ebm-papst Finanzierungsgesellschaft mbH is a limited liability company (Gesellschaft mit beschränkter Haftung – GmbH) organized under the laws of Germany, with its registered seat in Mulfingen, Germany and having its business address at Bachmühle 2, 74673 Mulfingen, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Stuttgart under registration number HRB 725907 (“ebm-papst Finance GmbH”). (ii) The share capital (Stammkapital) of ebm-papst Finance GmbH amounts to EUR 25,224.00 (in words: twenty-five thousand two hundred twenty-four Euro) and is divided into four (4) shares with the serial numbers (laufende Nummern) 1 through 4, comprising: (a) three (3) shares with the serial numbers (laufende Nummern) 1 through 3 and a nominal amount (Nennbetrag) of EUR 8,400.00 (in words: eight thousand four hundred Euro) each (representing in the aggregate approx. 99.9% of the share capital of ebm-papst Finance GmbH); and (b) one (1) share with the serial number (laufende Nummer) 4 and a nominal amount (Nennbetrag) of EUR 24.00 (in words: twenty-four Euro) (representing approx. 0.1% of the share capital of ebm-papst Finance GmbH). (iii) Each Seller holds one (1) of the shares with the serial numbers (laufende Nummern) 1 through 3 (such shares as well as any other shares held by the Sellers (or any of them) in ebm-papst Finance GmbH together, the “Sold Finance Shares”), and ebm-papst KGaA holds the share with the serial number (laufende Nummer) 4 (the “Indirectly Sold Finance Share”, and together with the Sold Finance Shares, the “Finance Shares”). The Indirectly Sold Finance Share is not sold under this Agreement but passes indirectly by way of the sale of its holder, ebm-papst KGaA, under this Agreement. F. ebm-papst KGaA. (i) Elektrobau Mulfingen GmbH & Co. KGaA is a partnership limited by shares (Kommanditgesellschaft auf Aktien – KGaA) organized under the laws of Germany, with its registered seat in Mulfingen, Germany and having its business address at Bachmühle 2, 74673 Mulfingen, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Stuttgart under registration number HRB 799207 (“ebm- papst KGaA”). (ii) The sole general partner (persönlich haftende Gesellschafterin/Komplementärin) of ebm- papst KGaA is ebm-papst Verwaltungs GmbH (as defined below), which holds no share in the share capital of ebm-papst KGaA. (iii) The share capital (Grundkapital) of ebm-papst KGaA amounts to EUR 51,000.00 (in words: fifty-one thousand Euro) and is divided into 51,000 (in words: fifty-one thousand) registered no-par-value shares (Stückaktien, die auf den Namen lauten) which are not certificated (verbrieft). The Sellers are the sole shareholders of ebm-papst KGaA holding 17,000 (in words: seventeen thousand) registered no-par-value shares (Stückaktien, die auf

14 / 97 den Namen lauten) each (such shares as well as any other shares held by the Sellers (or any of them) in ebm-papst KGaA together, the “Sold KGaA Shares”). G. ebm-papst Verwaltungs GmbH. (i) ebm-papst Verwaltungs GmbH is a limited liability company (Gesellschaft mit beschränkter Haftung – GmbH) organized under the laws of Germany, with its registered seat in Mulfingen, Germany and having its business address at Bachmühle 2, 74673 Mulfingen, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Stuttgart under registration number HRB 590591 (“ebm- papst Verwaltungs GmbH”, and together with ebm-papst KG, ebm-papst KGaA and ebm-papst Finance GmbH, the “Target Companies”, and each a “Target Company”). (ii) The share capital (Stammkapital) of ebm-papst Verwaltungs GmbH amounts to EUR 27,000.00 (in words: twenty-seven thousand Euro) and is divided into three (3) shares with the serial numbers (laufende Nummern) 1 through 3, each with a nominal amount (Nennbetrag) of EUR 9,000.00 (in words: nine thousand Euro). Each Seller holds one (1) of these shares (such shares as well as any other shares held by the Sellers (or any of them) in ebm-papst Verwaltungs GmbH together, the “Sold Verwaltungs Shares”). (iii) For purposes of this Agreement, the following defined terms apply: (a) the Sold LP Interests, the Sold Finance Shares, the Sold KGaA Shares and the Sold Verwaltungs Shares together, the “Sold Shares and LP Interests”; and (b) the Sold Shares and LP Interests, the Separately Sold GP Interest and the Indirectly Sold Finance Share together, the “ebm Shares and Interests”. H. ebm Beteiligungs-GmbH. (i) ebm Beteiligungs-GmbH is a limited liability company (Gesellschaft mit beschränkter Haftung – GmbH) organized under the laws of Germany, with its registered seat in Mulfingen, Germany and having its business address at Bachmühle 2, 74673 Mulfingen, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Stuttgart under registration number HRB 590509 (“ebm Beteiligungs- GmbH”). (ii) The sole shareholder of ebm Beteiligungs-GmbH is ebm Tec GmbH (as defined below). I. ebm-papst Tec GmbH. (i) ebm-papst Tec GmbH is a limited liability company (Gesellschaft mit beschränkter Haftung – GmbH) organized under the laws of Germany, with its registered seat in Mulfingen, Germany and having its business address at Bachmühle 2, 74673 Mulfingen, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Stuttgart under registration number HRB 739337 (“ebm Tec GmbH”). (ii) The sole shareholder of ebm Tec GmbH is ebm-papst KG. J. Individual Sold Shares and LP Interests. Each of the Sellers holds the Sold Shares and LP Interests as set out against the name of such Seller in Annex J (in each case, such shares and interests as well as any other shares or interests held by the respective Seller in any of the Target Companies, a Seller’s “Individual Sold Shares and LP Interests”, and the ratio between a Seller’s Individual Sold Shares and LP Interests and the entire Sold Shares and LP Interests, which is agreed to amount to one third (1/3) for each Seller, such Seller’s “Participation Ratio”).

15 / 97 K. Group and Participations. ebm-papst KG holds, directly or indirectly, participations in the entities set out in Annex K. L. Transaction. It is intended that: (i) the Sellers sell and assign to the Purchaser, and the Purchaser purchases and acquires from the Sellers, all Sold Shares and LP Interests (the “Share and Interest Sale Transaction”) and any Individual Debt Account Receivables (as defined below); and (ii) ebm-papst KGaA sells and assigns to Madison Air Solutions GP GmbH (formerly: Blitz F24-978 GmbH), a limited liability company (Gesellschaft mit beschränkter Haftung – GmbH) organized under the laws of Germany, with its registered seat in Frankfurt am Main, Germany and having its business address at Bgm.-Merk-Straße 1, 87752 Holzgünz, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main, Germany under registration number HRB 136886 (the “Purchaser 2”) an Affiliate of the Purchaser, and the Purchaser 2 purchases and acquires from ebm-papst KGaA, the Separately Sold GP Interest under a separate share purchase agreement to be entered into as a Closing Action pursuant to Section 10.1(a) substantially in the form attached as Annex L(ii) (the “Separate SPA”) with in rem effect at the same time as the in rem assignment of the Sold Shares and LP Interests, subject to, and in accordance with, the terms of this Agreement and the Separate SPA (together, the “Transaction”). M. Guarantee. The Purchaser’s Guarantor intends to guarantee the due and timely satisfaction of the Purchaser’s obligations under this Agreement. N. Consenting Resolutions. The Sellers’ partners or shareholders, as applicable, have unanimously consented to the Transaction. Copies of Sturm KG’s and Ziehl KG’s partners’ resolutions, and Philippiak GmbH’s shareholders’ resolution are attached for evidence purposes as Annex N. NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

16 / 97 1. CERTAIN GENERAL DEFINITIONS 1.1 Group Companies; Group Shares (a) “Subsidiaries” means the companies designated as ‘Subsidiary’ in Annex K, and “Subsidiary” means any of them; (b) “Group Companies” means the Target Companies and the Subsidiaries, and “Group Company” means any of them, and “Group” means all Group Companies together; (c) “Material Group Companies” means the Target Companies and the Subsidiaries designated as ‘Material Group Company’ in Annex K, and “Material Group Company” means any of them; (d) “Group Shares” means those shares or interests in the Subsidiaries which are directly held by Group Companies as set forth in Annex K. 1.2 Transaction Dates (a) “Pre-Economic Reference Date Event” means, in case of Taxes that are not assessed in respect of Tax periods (nicht zeitraumbezogen festgesetzte Steuer) but on account of a specific taxable event (e.g., real estate transfer Tax), any event which occurred prior to or on the Economic Reference Date; (b) “Pre-Economic Reference Date Period” means Tax periods and portions thereof ending on or before the Economic Reference Date; (c) “Economic Reference Date” means March 31, 2026, 24:00 hours (CET); (d) “Post-Economic Reference Date Period” shall mean all Tax periods and portions thereof commencing after the Economic Reference Date; (e) “Signing” means the finalization of the notarization of this Agreement (and, as the context in which such term is used requires, the date and time thereof); (f) “Signing Date” means the date and time of the completion of the Signing; (g) “Pre-Closing Period” means the period between the Signing Date and the Closing Date; (h) “Agreed Closing Date” means the fifteenth (15th) Business Day following the first day on which the Closing Condition has been/become satisfied (or, if waivable, validly waived by the relevant Party/Parties); provided that (i) the Sellers and the Purchaser (with legal effect for all Parties) may mutually agree in writing (including by email) on any other date to be the Agreed Closing Date; and (ii) the Purchaser may request to reschedule the Agreed Closing Date to 4 January 2027 by written notice to the Sellers if the Agreed Closing Date would otherwise be a day in the year 2026 and the Agreed Closing Date shall be 4 January 2027 if such notice is received by the Sellers no later than on the tenth (10th) Business Day prior to the otherwise Agreed Closing Date; (i) “Closing” means the satisfaction, or waiver by the relevant Party/Parties, as the case may be, of the condition precedent (aufschiebende Bedingung) regarding the assignment of the Sold Shares and LP Interests (the “Transfer Condition”) as

17 / 97 contained in the Share and Interest Assignment Deed referenced in Section 10.1(b) (in the form as actually executed); (j) “Closing Date” means the date and time of the occurrence of the Closing. 1.3 Account Data and Payment Terms (a) Sellers’ Bank Accounts. Any payment owed by the Purchaser to a Seller under this Agreement, except as otherwise expressly provided in this Agreement, shall be made, and shall have discharging effect (mit schuldbefreiender Wirkung) only if made into such bank account as notified by the respective Seller to the Purchaser at least ten (10) Business Days prior to the date on which such relevant payment falls due, provided that, for the receipt of the Individual Total Purchase Price payments, such bank accounts shall be established at UniCredit Bank, Frankfurt or Munich branch (each a “Seller’s Bank Account” and together the “Sellers’ Bank Accounts”). (b) Payment Terms. Each payment owed to a Party or to Parties under this Agreement shall be effected at the latest on the relevant due date for such payment pursuant to this Agreement, free and clear of costs and charges (other than any costs and charges levied by the financial institution providing the relevant bank account) and any withholdings, in immediately (on the same day) available Euro-denominated funds and by irrevocable wire transfer with value on the relevant due date. Any accrued interest shall be due and payable together with the relevant principal amount to which it relates. Provided the FIRPTA Certificate is timely and properly delivered to Purchaser pursuant to Section 14.6(a), the Parties assume that the Transaction does not trigger any withholding Tax obligation on the Total Purchase Price or any other payment to be made to either Party under this Agreement (“Withholding Tax”). If it becomes apparent on the basis of the written statement of a Tax Authority which is rendered until at the latest five (5) Business Days prior to the Closing Date (“Withholding Tax Statement”) that, contrary to the Parties’ assumption, either Party is obliged to deduct and withhold Withholding Tax from any payment to be made under this Agreement, the relevant Party making the payment (“Payor”) to any other Party (“Payee”) (i) shall be entitled to withhold and deduct from that payment an amount equal to the relevant Withholding Tax as set forth in the Withholding Tax Statement, (ii) shall pay an amount equal to the relevant Withholding Tax as required pursuant to the Withholding Tax Statement in a timely fashion to the competent Tax Authority, and (iii) if the Withholding Tax paid by the Payor is later reimbursed to the Payor (e.g., due to an amendment of the Withholding Tax Statement), the Payor shall pay the reimbursed amount, together with all interest thereon received from the Tax Authority, if any, to the relevant Payee net of any costs and expenses (including Taxes) incurred by the Payor or any of its Affiliates in connection thereto. If no specific amount of the Withholding Tax is determined in the Withholding Tax Statement, the Parties shall without undue delay and in good faith agree on the amount to be deducted and withheld from the payment and to be paid to the competent Tax Authority. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Payee in respect of which such deduction and withholding was made. In any event, the Parties shall co-operate in good faith in completing any procedural formalities necessary for the relevant Payor to be entitled to make any payment without the withholding and deduction of Withholding Tax, and shall fully cooperate with each other and take all other steps necessary to avoid or mitigate any such Withholding Tax. Any Withholding

18 / 97 Tax shall be considered a Relevant Tax for purposes of this Agreement, and Section 14.4 shall apply mutatis mutandis. (c) Aggregate Amounts; Apportionment to the Sellers’ Bank Accounts. Any amount payable by the Purchaser to the Sellers under this Agreement that is stated as a single aggregate amount shall be apportioned by the Purchaser among, and paid into, the Sellers’ Bank Accounts in accordance with the divisions and allocations specifically provided for in this Agreement and, in the absence of a specific division or allocation, in proportion to the Sellers’ respective Participation Ratios. Accordingly, any reference in this Agreement to a payment to be made to the Sellers’ Bank Accounts shall be construed as a reference to such apportioned payment to each of the Sellers, without any requirement to itemize the portion of the relevant amount attributable to each individual Seller. Sections 1.3(a) and 23.13(f) remain unaffected. Nothing herein shall prevent Purchaser to combine or split payments of amounts owed under this Agreement to be made into the same bank account on the same day in one or more wire transfers. (d) Rounding. If and to the extent that any amount cannot be apportioned among the Sellers exactly in accordance with the applicable division or allocation ratio (e.g., as a result of rounding to full Euro cents), each Seller’s portion shall be rounded down to the nearest full Euro cent, such that any resulting difference between the relevant aggregate amount and the sum of the rounded portions (i.e., 1 Euro cent) shall be added to/deducted from Ziehl KG’s portion, in each case so that the aggregate amount actually paid by the Purchaser equals the full amount payable under this Agreement. 1.4 General Definitions In this Agreement, (a) “Administrative Authority” means any domestic or foreign entity or authority exercising executive, regulatory or administrative functions of, or pertaining to, government; (b) “Affiliate” as used in relation to any Persons means any other Person that, from time to time, directly or indirectly, controls, is controlled by, or is under common control with, such first Person, provided in any event that the holding of more than 50% of the capital or voting rights in another Person or the power to, directly or indirectly and by whichever means, direct, or cause the direction of, the management of another Person shall irrefutably be deemed to confer ‘control’ over such Person; provided that in relation to the Purchaser the term “Affiliate” shall also comprise the Purchaser 2 and the Purchaser’s Guarantor, but shall not comprise any direct or indirect shareholders of the Purchaser’s Guarantor or any of their other Affiliates or participations (other than, for the avoidance of doubt, the Purchaser's Guarantor and its subsidiaries); (c) “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law); (d) “AktG” means the German Stock Corporation Act (Aktiengesetz); (e) “AO” means the German General Fiscal Code (Abgabenordnung); (f) “BGB” means the German Civil Code (Bürgerliches Gesetzbuch);

19 / 97 (g) “Business Day” means any day, other than Saturday and Sunday and other than December 24, December 30 and December 31, on which the bank offices of the commercial banks in Frankfurt, Munich, Bad Mergentheim, Stuttgart, Heilbronn, and Mulfingen (all Germany), London (UK), New York City, New York (USA), and Chicago, Illinois (USA) are open for their ordinary banking business; (h) “Code” means the United States Internal Revenue Code of 1986, as amended; (i) “Commitment Letters” means, collectively: (i) the executed commitment letter(s) from the Debt Financing Sources pursuant to which such Debt Financing Sources have committed to provide the Term Loan Financing (the “Debt Commitment Letter”), together with any related fee letters, both as attached as Annex 1.4(i); and (ii) the executed equity commitment letter from Madison Solutions LLC, a Delaware limited liability company, (“Madison Solutions”) pursuant to which Madison Solutions has committed to provide the Equity Backstop (the “Equity Commitment Letter”) as set out in part III of this notarial deed; (j) “Compliant” means, with respect to financial information constituting Required Information at any time, that: (i) such financial information does not, and would not upon delivery, contain any untrue statement of a material fact or omit to state any material fact necessary to make such Required Information, in light of the circumstances under which the statements therein are made, not materially misleading; and (ii) such financial information is, and remains, sufficient to permit the Group’s independent auditors to deliver the customary comfort letters referred to in Section 7.5(a)(iv); (k) “Debt Financing Sources” means the Financing Sources with respect to the Term Loan Financing; (l) “Due Diligence Materials” means all information and data rendered or made available prior to Signing by or on behalf of the Sellers for purposes of the Purchaser’s Due Diligence Review, including the content of the VDR; (m) “Due Diligence Review” means the due diligence review relating to the Group conducted by or on behalf / for the benefit of members of the Purchaser Group in connection with the Transaction prior to Signing; (n) “Economic Reference Date F/S” has the meaning as set out in Section 5 of Annex 11.1; (o) “Equity Backstop” means the Commitment Obligations (as defined in the Equity Commitment Letter) provided by Madison Solutions pursuant to the Equity Commitment Letter; (p) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended; (q) “Financing” means, collectively, the Term Loan Financing and the Registered Equity Offering(s);

20 / 97 (r) “Financing Sources” means the Persons (including agents, arrangers, bookrunners, underwriters, initial purchasers, placement agents, and lenders) that have committed to provide, or are otherwise a party to, the Debt Commitment Letter or any definitive agreement entered into in connection with the Financing, together with their respective Affiliates, and the respective current and future officers, directors, employees, partners, controlling persons, agents, advisors, representatives, successors, and assigns of any of the foregoing; (s) “Form S-1” means the registration statement on Form S-1 (or any successor form) to be filed by the Purchaser’s Guarantor with the SEC under the Securities Act in connection with the Financing, it being acknowledged by the Sellers that the Purchaser’s Guarantor is not currently eligible to use Form S-3 for such purpose; (t) “GmbHG” means the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung); (u) “HGB” means the German Commercial Code (Handelsgesetzbuch); (v) “IFRS” means International Financial Reporting Standards as adopted by the European Union from time to time; (w) “InsO” means the German Insolvency Code (Insolvenzordnung); (x) “Internal Revenue Service” or “IRS” means the United States Internal Revenue Service; (y) “Law” means any foreign or domestic statute, law, ordinance, or regulation applicable to a specific situation or Person, as the case may be; (z) “Permitted Lien” means any encumbrance, lien, security right or comparable right that: (i) in case it relates to real estate or rights in real estate, is specified in the respective real estate register disclosed in the VDR prior to Signing; (ii) is imposed by applicable Law; (iii) is imposed as a consequence of standardized terms and conditions (such as the AGB Banken, VOB/B, ADSp and the like); (iv) is a security right in favor of Tax authorities or other Administrative Authorities imposed under applicable Law; (v) in case of a security for financial debt, is granted in accordance with the applicable finance agreements for financial debt disclosed in the VDR prior to Signing and reflected in the books and records of the relevant Group Company as of the Economic Reference Date disclosed in the VDR prior to Signing; (vi) is a customary retention of title right or assignment (branchenübliche Eigentumsvorbehalte und Zessionen); or (vii) is a customary right granted in favor of suppliers, mechanics, workmen, carriers, landlords, and the like in the ordinary course of business; (aa) “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity;

21 / 97 (bb) “Protected Person” means any Seller, any Seller Related Party within the meaning of Section 1.4(ll)(i), (ii) or (iii), any member of their respective corporate bodies from time to time and any of their respective employees from time to time as well as any (i) representatives, advisors or other service providers from time to time of any Seller or of any Seller Related Party and (ii) any Withdrawing Board Members and current and former Group Representatives; (cc) “Purchaser Claim” means an individual claim that the Purchaser has against the Sellers or a Seller under or in connection with this Agreement in respect of a Proposition Inaccuracy or the breach of a covenant or other obligation. The term “Purchaser Claim” shall, in any event, exclude (A) claims under Section 14 (Tax), (B) claims under Section 6.2 in connection with Section 6.1(a)(vi) (Taxes on Leakage), (C) claims under Section 21.1(b) (Transfer Costs), (D) any claims under Section 18 and (E) any claim of the Purchaser for specific performance (Erfüllung) of: (i) the principal obligations (Hauptleistungspflichten) respecting the sale and assignment of Individual Sold Shares and LP Interests and Individual Debt Account Receivables under Section 2 and Section 3, respectively, of this Agreement; and (ii) covenants, undertakings or other obligations of the Sellers or of a Seller. (dd) “Purchaser Group” means (individually and together) the Purchaser and its Affiliates and shall in any event include the Group Companies as from the Closing excluding, however, any direct or indirect shareholders of the Purchaser’s Guarantor or any of their other Affiliates or participations (other than, for the avoidance of doubt, the Purchaser's Guarantor and its subsidiaries); (ee) “Purchaser’s Deal Team” means Larry Gies, David Ball, Ludwik Huth, Ken Holmes, Dave Wehrle, Rainier Villatuya, and Christian Bernert; (ff) “Registered Equity Offering” means one or more underwritten public offerings of common equity securities of the Purchaser's Guarantor registered under the Securities Act pursuant to the Form S-1, the net proceeds of which shall be applied to fund a portion of the Closing Payment Amount and related fees and expenses. (gg) “Registration Statement” means any registration statement (including the Form S-1) filed, or to be filed, by the Purchaser's Guarantor with the SEC under the Securities Act in connection with a Registered Equity Offering, together with all amendments, exhibits and supplements thereto (including post-effective amendments). (hh) “Relevant Adverse Effect” means a material adverse effect on the assets/liabilities, financial positions or results of operations (Vermögens-, Finanz-, oder Ertragslage) of the Group as a whole that is resulting in relevant Losses incurred in the period after the Economic Reference Date in an amount of more than EUR 20,000,000.00 (in words: twenty million Euro) in the individual case; (ii) “Required Information” means, collectively: (i) the audited financial statements of the Group required in connection with the Registered Equity Offering, consisting of audited consolidated balance sheets and related audited consolidated statements of comprehensive income, equity and cash flows of the Group for each of the most recently completed fiscal

22 / 97 years required to be included in a registration statement for the Registered Equity Offering pursuant to Rule 3-05 and Article 11 of Regulation S-X; (ii) the unaudited interim financial statements of the Group required in connection with the Registered Equity Offering, consisting of unaudited condensed consolidated balance sheets and related unaudited statements of comprehensive income and cash flows of the Group for the applicable interim periods (together with the corresponding prior-year comparative periods) required to be included in a registration statement for the Registered Equity Offering pursuant to Rule 3-05 and Article 11 of Regulation S-X; (iii) all other financial statements, financial data, audit reports, and other financial information regarding the Group of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for the Registered Equity Offering; (iv) the reconciliation of the Group’s financial statements to U.S. GAAP as set forth in Section 7.5(e); and (v) such other financial statements and other financial information regarding the Group as may be reasonably required by the underwriters, initial purchasers or placement agents in connection with the Registered Equity Offering(s); (jj) “Restricted Seller Related Parties” as used in relation to any Seller means: (i) any Seller Related Parties pursuant to Section 1.4(ll)(i) and (ii); (ii) with respect to Sturm KG: Gerhard Sturm, Dr. Marc-Olaf Grumann; (iii) with respect to Ziehl KG: Dr. Ulrich Philippi; (iv) with respect to Philippiak GmbH: Eric Sommer; and (v) any Affiliates of the Persons under (i) through (iv) above; (kk) “Securities Act” means the U.S. Securities Act of 1933, as amended; (ll) “Seller Related Party” as used in relation to any Seller means: (i) any Affiliate of such Seller from time to time (other than, for the avoidance of doubt, the Group Companies) including, in respect of any Seller organized as a limited partnership the general partner of such limited partnership; (ii) in respect of Sturm KG, the limited partners of Sturm KG, and the shareholders in the general partner of Sturm KG, in respect of Ziehl KG, the limited partners of Ziehl KG and the shareholders in the general partner of Ziehl KG, and, in respect of Philippiak GmbH, the shareholders in Philippiak GmbH, in each case as entered into the commercial register or reflected in a shareholder list filed with the commercial register, as applicable, in each case on 24 July 2026 and whether or not such participation is controlling or not; (iii) any relative (Angehöriger) within the meaning of § 15 para. 1 AO of any natural person qualifying as a Seller Related Party of such Seller within the meaning of lit. (ii); and (iv) any Affiliates of any Seller Related Party referred to in lit. (ii) or lit. (iii);

23 / 97 (mm) “Sellers’ Deal Team” means: (i) with respect to Sturm KG: Ralf Sturm and Dr. Marc-Olaf Grumann; (ii) with respect to Ziehl KG: Chloë McCracken and Ulrich Philippi; and (iii) with respect to Philippiak GmbH: Jan Philippiak and Eric Sommer; (nn) “Target Business” means the business operations of the Group Companies as conducted as of the Signing Date; (oo) “Tax” means (i) (x) with respect to Germany all taxes within the meaning of § 3 AO and all auxiliary obligations on such amounts (steuerliche Nebenleistungen within the meaning of § 3 para. 4 AO) and any comparable tax and ancillary charge under the law of any other jurisdiction (for the avoidance of doubt including any Top-Up Tax, and including any Top-Up Tax Allocation Claims), and (y) with respect to any jurisdictions other than Germany any and all federal, state, county, local or other taxes, including all net income, gross income, gross receipts, sales and use, ad valorem, transfer, gains, profits, real and personal property, capital stock, business and occupation, employment, unemployment, payroll, registration, franchise, escheat or unclaimed property (whether or not considered a tax under applicable law), premium, windfall profit, composite, healthcare, disability, license or stamp taxes, or any withholding, deduction, levy, impost, import, duty or charge in the nature of taxation, (ii) social security contributions (Sozialversicherungsabgaben) and other public law duties that are based on profits, such as contributions to the chamber of commerce (IHK-Beiträge), (iii) customs and duties (Zölle), and (iv) any interest, penalty, fine, additional tax, confiscation or other addition relating to any item within the meaning of (i) to (iii), in each case (i) through (iv) regardless of whether payable directly or by way of withholding or on the basis of (A) a statutory primary or statutory secondary liability or (B) a contractual liability provided for in agreements governing joint ventures, partnerships, M&A transactions or corporate reorganizations, but with respect to (B) only to the extent that the contractual liability is owed to a party other than a Group Company or any member of the Purchaser Group. For the avoidance of doubt, the term “Tax” shall not include notional taxes, deferred taxes and other tax assets affecting the future tax position (such as loss, interest or EBITDA carry forwards); (pp) “Tax Authority” shall mean any taxing or other authority competent to impose, assess or collect any Tax; (qq) “Tax Return” shall mean any return, declaration, report, application for refund, notice or form relating to any Tax, including any schedule or attachment thereto and including FinCEN Form 114, filed or required to be filed, with any Tax Authority, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax; (rr) “Term Loan Financing” means the term loan facilities (including any EUR- denominated and/or USD-denominated tranches) to be incurred by the Purchaser, the Purchaser’s Guarantor or an Affiliate thereof (whether as incremental facilities under an existing credit agreement or otherwise) pursuant to the Debt Commitment Letter, the net proceeds of which are intended to be applied, together with the Equity Backstop and/or any Registered Equity Offering, to fund a portion of the Closing Payment Amount and related fees and expenses;

24 / 97 (ss) “Top-Up Tax “ shall have the meaning as set forth under section 8 para. 1 MinStG (Primärergänzungssteuerbetrag), section 11 para. 1 MinStG (Sekundärergänzungsteuerbetrag) and section 90 para. 1 MinStG (nationaler Ergänzungsteuerbetrag), or similar Pillar 2 Rules of any other jurisdiction; (tt) “Top-Up Tax Allocation Claims “ shall have the meaning as set forth under section 3 para. 6 MinStG or similar Pillar 2 rules of any other jurisdiction; (uu) “Treasury Regulations” means the United States Department of the Treasury regulations promulgated under the Code; (vv) “UmwG” means the German Transformation Act (Umwandlungsgesetz); (ww) “United States” or “U.S.” means the United States of America; (xx) “U.S. GAAP” means generally accepted accounting principles in the United States as in effect from time to time; (yy) “VAT” means (i) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (ii) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (i) or imposed elsewhere; (zz) “VDR” means the virtual data room operated by Datasite, Inc. in which certain documents and information were made available as from July 5, 2026, through August 15, 2026, 06:14:34 hours (CEST) for purposes of the Due Diligence Review. 2. SALES OF THE INDIVIDUAL SOLD SHARES AND LP INTERESTS; WAIVERS ET AL. 2.1 Sales of the Individual Sold Shares and LP Interests Subject to the terms of this Agreement, each Seller individually and as individual debtor and creditor (Einzelschuldner/Einzelgläubiger) hereby sells to the Purchaser free and clear of (i) any liens, (ii) encumbrances, and (iii) other rights of third parties (in each case of (i) through (iii) as of Closing), all of its respective Individual Sold Shares and LP Interests, and the Purchaser hereby accepts each such individual sale. 2.2 Assignment of the Individual Sold Shares and LP Interests Subject to the terms of this Agreement, each Seller individually and as individual debtor and creditor (Einzelschuldner/Einzelgläubiger) shall assign all of its respective Individual Sold Shares and LP Interests to the Purchaser pursuant to Section 10.1(b) and the terms of the Share and Interest Assignment Deed. 2.3 Ancillary Rights Subject to the terms of this Agreement, each individual sale and assignment of a respective Seller’s Individual Sold Shares and LP Interests pursuant to Sections 2.1 and 2.2 shall include all rights and obligations appertaining to the respective Seller’s Individual Sold Shares and LP Interests as of the Closing Date including, with respect to the respective Seller’s Sold LP Interests, any balances (Guthaben/Soll) accounted for on the respective Seller’s Equity Accounts (as defined below); the rights and obligations in respect of the respective Seller’s Debt Accounts shall be governed by Section 3.2 (in respect of any Individual Debt Account

25 / 97 Receivable) and Section 3.3 (in respect of any Individual Debt Account Payable). The provisions on Leakage shall remain unaffected. 2.4 Waivers and Consents Subject to the occurrence of the Closing, each Seller hereby irrevocably (i) waives all options, pre-emptive rights (Vorkaufsrechte), rights of first refusal, rights of first offer (Vorerwerbsrechte), matching rights, co-sale rights (tag-along), approval rights, and similar rights it may have with respect to the ebm Shares and Interests or with respect to any shares or interests in any Group Company (or any portions thereof) and (ii) consents to all components of the Transaction as provided for in this Agreement and the Separate SPA. 3. PARTNER ACCOUNTS 3.1 Equity and Debt Accounts (a) Equity and Debt Accounts. ebm-papst KG maintains the following partner accounts for each of its partners pursuant to section 8 of ebm-papst KG’s partnership agreement (Gesellschaftsvertrag): (i) a fixed capital account (Kapitalkonto) recording the partner’s fixed capital contribution (Kapitaleinlage), bearing no interest; (ii) a loan account (Darlehenskonto) recording the profit shares not booked to the current account and the credit balances to be transferred from the current account, bearing interest at six percent (6%) per annum on both debit and credit balances; (iii) a current account (Kontokorrentkonto) recording interest, 65% of the share in the distributable profit, the liability remuneration (Haftungsvergütung) and expense and cost reimbursement claims of the general partner (persönlich haftende Gesellschafterin/Komplementärin), as well as withdrawals (Entnahmen), bearing interest at six percent (6%) per annum on both debit and credit balances; and (iv) a loss account (Verlustkonto) as a capital offset account (Kapitalgegenkonto) recording the partner’s share of losses, bearing no interest (the partner accounts under lit. (i) and (iv) together, the “Equity Accounts”, and the partner accounts under lit. (ii) and (iii) together, the “Debt Accounts”, and each a “Debt Account”). The loss accounts show a zero balance and the fixed capital accounts show a balance of EUR 1,602,800.00 for each Seller as of the Economic Reference Date. (b) Individual Debt Account Receivables and Payables. (i) Any receivable (Forderung) of a Seller against ebm-papst KG for a credit balance (Guthaben) (including all accrued interest) accounted for from time to time on any Debt Account is referred to as a Seller’s “Individual Debt Account Receivable”. (ii) Any payable (Verbindlichkeit) of a Seller towards ebm-papst KG for a debit balance (Soll) (including all accrued interest) accounted for from time to time on any Debt Account of a Seller is referred to as a Seller’s “Individual Debt Account Payable”.

26 / 97 (c) Individual ERD Debt Account Balances. The balances (Salden) accounted for as of the Economic Reference Date on each Debt Account of each Seller are set out in Annex 3.1(c) (each an “Individual ERD Debt Account Balance”). 3.2 Individual Debt Account Receivables (a) Sale of Individual Debt Account Receivables. Subject to the terms of this Agreement, each Seller individually and as individual debtor and creditor (Einzelschuldner/Einzelgläubiger) hereby sells to the Purchaser all of its Individual Debt Account Receivables as outstanding as of the Closing Date (if any), and the Purchaser hereby accepts each such sale. (b) Assignments of Individual Debt Account Receivables. Subject to the terms of this Agreement and the condition precedent (aufschiebende Bedingung) of the assignment with in rem effect of the Sold Shares and LP Interests, each Seller individually and as individual debtor and creditor (Einzelschuldner/Einzelgläubiger) hereby assigns (abtreten) all of its Individual Debt Account Receivables as outstanding as of the Closing Date (if any), and the Purchaser hereby accepts each such assignment. (c) Individual Debt Account Receivable Purchase Prices. The purchase price for the sale and assignment of each Individual Debt Account Receivable of a respective Seller to the Purchaser shall be a cash amount in Euro equal to the relevant Individual Debt Account Receivable as of the Closing Date (in each case, an “Individual Debt Account Receivable Purchase Price”). 3.3 Individual Debt Account Payables (a) Subject to the terms of this Agreement and the satisfaction or waiver of the Closing Condition, each Seller (as individual debtor (Einzelschuldner)) shall at the latest by the fourth (4th) Business Day prior to the Agreed Closing Date settle any Individual Debt Account Payable in relation to any of its Debt Accounts such that the balance on any such Debt Account is EUR 0.00 (in words: zero Euro) by the Closing Date (the “Debt Account Settlement”). (b) If any Seller has not performed the Debt Account Settlement in accordance with Section 3.3(a), the amount of any Individual Debt Account Payable as of the Agreed Closing Date (the “Individual Debt Account Deduction Amount”) shall be: (i) deducted in the amount as set out in the Closing Purchase Price Notice from the respective Seller’s Individual Total Purchase Price pursuant to Section 5.4(v); and (ii) paid by the Purchaser on the Agreed Closing Date to ebm-papst KG by way of abbreviated payment on behalf of such Seller, resulting in a settlement of the respective balance outstanding on such Seller’s Debt Account. Section 5.7, including the post-closing correction in accordance with Section 5.7(d), shall remain unaffected. 4. GROUP FINANCING 4.1 Financing Responsibility The Purchaser acknowledges that certain of the financing arrangements of the Group are subject to change-of-control provisions and/or other termination provisions and that, upon the

27 / 97 occurrence of a change-of-control, the commitments of the lenders under such financing arrangements can be cancelled and all outstanding utilisations, together with accrued interest and/or fees, and all other amounts accrued and outstanding under or in connection with such financing arrangements can be declared to become due and payable. 4.2 Pay-off of Sparkasse Repayment Claim (a) By loan agreements dated December 19, 2007 (the “Loan Agreements”), each Seller (or its respective predecessor) granted ebm-papst KG an unsecured shareholder loan in the principal amount of EUR 50,000,000.00 (in words: fifty million Euro) (i.e., in the aggregate EUR 150,000,000.00 (in words: one hundred fifty million Euro)), in each case with a term until December 19, 2027. By claim purchase agreements (Forderungskaufverträge) each dated December 20, 2007, each Seller assigned (i) a portion of the repayment claim under its respective Loan Agreement in an amount of EUR 43,000,000.00 (in words: forty-three million Euro) (i.e., for all Sellers in the aggregate EUR 129,000,000.00 (in words: one hundred twenty-nine million Euro)) to ebm-papst Finance GmbH and (ii) a further portion of the repayment claim under its respective Loan Agreement in an amount of EUR 7,000,000.00 (in words: seven million Euro) (i.e., for all Sellers in the aggregate EUR 21,000,000.00 (in words: twenty-one million Euro)) to Kreissparkasse Heilbronn (the “Sparkasse”, and such assignment to the Sparkasse, the “Sparkasse Loan Assignment”, and such repayment claims assigned to the Sparkasse, including accrued interest thereon, as outstanding from time to time, the “Sparkasse Repayment Claim”). In addition, by option agreements (Optionsverträge) each dated December 20, 2007 between the respective Seller, the Sparkasse and ebm-papst KG (each an “Option Agreement”), the Sparkasse is entitled to require the respective Seller to re-acquire the respective portion of the Sparkasse Repayment Claim which was assigned under the respective Sparkasse Loan Assignment to the Sparkasse by such Seller (the “Individual Sparkasse Repayment Claim”), in particular if such Seller ceases to be a partner (Gesellschafter) of ebm- papst KG, against payment of the purchase price determined in accordance with the provisions of the relevant Option Agreement (such right of the Sparkasse, the “Option Right”, and such purchase price, the “Option Purchase Price”). (b) Within 20 (twenty) Business Days following the Signing Date, the Purchaser may elect that the Sellers shall during the Pre-Closing Period use reasonable efforts to either: (i) support the Purchaser to obtain, at or prior to the Closing, a waiver letter from Sparkasse (with a copy to the Sellers) with respect to the Option Right and the negative-pledge arrangements with Sparkasse (in form and substance reasonably satisfactory to the Purchaser and the Sellers, the “Sparkasse Waiver Documentation”); or (ii) support the Purchaser to the effect that the Sparkasse delivers to the Purchaser (with a copy to the Sellers) at the latest on the fourth (4th) Business Day prior to the Agreed Closing Date a pdf copy of documentation (in form and substance reasonably satisfactory to the Purchaser and the Sellers, the “Sparkasse Repayment Documentation”) evidencing that: (A) the Sparkasse accepts early repayment of the entire Sparkasse Repayment Claim by the Purchaser on behalf of, and with discharging effect (mit schuldbefreiender Wirkung) for ebm-papst KG on the Agreed Closing Date including the terms for such early repayment

28 / 97 (including any fees, prepayment charges, break costs and/or penalties) (such amount the “Sparkasse Early Repayment Amount”); and (B) the Sparkasse confirms that, upon receipt of the Sparkasse Early Repayment Amount, the Sparkasse Repayment Claim and any other rights or claims of Sparkasse under or in connection with the Loan Agreements (including against any Seller) is fully settled and discharged and that the Sparkasse has no other rights in connection with the Sparkasse Loan Assignment, the Loan Agreements and/or the Option Agreements (in each case including against any Seller). (c) The Purchaser and the Sellers shall use all commercially reasonable efforts that the consultation process required to agree on the final wording of (i) the Sparkasse Waiver Documentation or (ii) the Sparkasse Repayment Documentation, as applicable, will be commenced without undue delay (unverzüglich) following the Purchaser’s election pursuant to Section 4.2(b). (d) If the Purchaser elects the option set out in Section 4.2(b)(ii), the Purchaser shall pay the Sparkasse Early Repayment Amount to the Sparkasse on behalf of, and with discharging effect (mit schuldbefreiender Wirkung) for, ebm-papst KG on the Agreed Closing Date in discharge of the Sparkasse Early Repayment Amount (including the Sparkasse Repayment Claim) as a Closing Action pursuant to Section 10.1(e)(i). (e) If the Sparkasse does not deliver to the Purchaser the Sparkasse Repayment Documentation on or prior to the fourth (4th) Business Day prior to the Agreed Closing Date or the Purchaser has elected the option set out in Section 4.2(b)(i) (irrespective of whether the Sparkasse delivers the Sparkasse Waiver Documentation): (i) the Purchaser shall not be required to make any payments in respect of the (expected) Sparkasse Early Repayment Amount on the Agreed Closing Date; and, (ii) if the Sparkasse exercises the Option Right vis-à-vis any Seller on or after the Closing Date, the Purchaser shall pay the Option Purchase Price up to the amount of the respective Individual Sparkasse Repayment Claim to the Sparkasse for the account (für Rechnung) of such Seller when due (fällig), against (Zug um Zug gegen) the assignment to the Purchaser of the full Individual Sparkasse Repayment Claim to be re-transferred by the Sparkasse in connection with such exercise to the respective Seller (it being agreed that the Purchaser shall not amend the Option Agreement in a way that increases the Option Purchase Price without the prior consent of the Sellers). 5. PURCHASE PRICE 5.1 Share Purchase Price The aggregate purchase price to be paid by the Purchaser as consideration for the Sold Shares and LP Interests shall be: (a) a fixed cash amount of: EUR 4,367,000,000.00 (in words: four billion three hundred sixty-seven million Euro) (the “Base Purchase Price”);

29 / 97 plus (b) interest accruing per annum on the Base Purchase Price for the period: (i) beginning on (and including) July 1, 2026, through the earlier of (and excluding) (a) January 1, 2027 and (b) the Agreed Closing Date, of 2.00% (in words: two percent); and (ii) beginning on (and including) January 1, 2027, through (but excluding) the Agreed Closing Date of 2.50% (in words: two point five percent) (the aggregate amount of the Base Purchase Price plus the accrued interest pursuant to lit. (b) together, the “Share Purchase Price”). 5.2 Equity Bridge A calculatory derivation of the amount of the Base Purchase Price is reflected in the equity bridge attached as Annex 5.2 (the “Equity Bridge”). It is acknowledged and agreed that (i) the content of the Equity Bridge shall not be considered as a basis for any possible purchase price adjustment claims of the Purchaser and (ii) the Equity Bridge is solely attached and solely to be used for purposes of the specific references to such term as contained in this Agreement. 5.3 Share Purchase Price Allocation As basis for the allocation of the Share Purchase Price, the Parties agree that (i) the enterprise value shall be allocable to the Sold LP Interests, the Sold Finance Shares, the Sold KGaA Shares and the Sold Verwaltungs Shares, and (ii) the enterprise value so allocated to the Sold LP Interests shall be allocable to ebm-papst KG’s assets, in each case of (i) and (ii) as set out in Annex 5.3. 5.4 Total Purchase Price; Individual Total Purchase Price The aggregate purchase price to be paid by the Purchaser to a Seller shall be: (i) the portion of the Share Purchase Price allocable to such Seller, calculated based on such Seller’s Participation Ratio (the respective portion, such Seller's “Individual Share Purchase Price”); plus (ii) the Individual Debt Account Receivable Purchase Price(s) payable to such Seller pursuant to Section 3.2(c); minus (iii) the aggregate amount by which any of such Seller’s Individual Debt Account Receivables as of the Closing Date exceed the sum of: (A) the corresponding Individual ERD Debt Account Balance; and (B) the interest accrued on the current account (Kontokorrentkonto) for such Individual ERD Debt Account Balance in accordance with ebm-papst KG’s partnership agreement (Gesellschaftsvertrag) for the period from (but excluding) the Economic Reference Date to (and including) the Closing Date minus

30 / 97 (iv) the Individual Notified Leakage Deduction Amount, if any, minus (v) the Individual Debt Account Deduction Amount(s), if any, ((i) through (v) together, as calculated for each Seller individually, the “Individual Total Purchase Price”, and the aggregate of the Individual Total Purchase Prices of all Sellers, the “Total Purchase Price”). 5.5 Default Interest In case of a delayed payment in violation of the terms of this Agreement by the Purchaser in respect of any portion of the Total Purchase Price to be paid to the Sellers or to a Seller under this Agreement other than delays caused by Sellers and/or their receiving banks, the Purchaser shall pay default interest (Verzugszins) on the outstanding amount as provided in § 288 para. 2 BGB as from (and including) the respective due date until, but not including, the day of actual receipt of the respective payment in the relevant bank account(s), all regardless of whether or not the statutory requirements of default (Verzug) are met. The foregoing shall not affect any Seller’s right to claim additional damages (Nachweis eines höheren Verzugsschadens). In respect of any claim for default interest, the Sellers shall be creditors in the same proportions as their respective entitlements to the underlying claim for payment of the Total Purchase Price or the relevant component thereof. 5.6 No VAT-Option The Parties assume that the sale and the assignment of the Individual Sold Shares and LP Interests and the Individual Debt Account Receivables under this Agreement is either not subject to VAT (nicht steuerbar) or is exempt from VAT (nicht steuerpflichtig) and will treat the transactions accordingly (in particular, in their VAT returns). Each Seller as individual debtor (Einzelschuldner) undertakes not to opt for VAT with respect to the sale of its Individual Sold Shares and LP Interests and its Individual Debt Account Receivables under this Agreement. To the extent that the sale and/or the assignment of the Individual Sold Shares and LP Interests and/or the Individual Debt Account Receivables is subject to VAT other than due to a violation by the respective Seller regarding the undertaking pursuant to the foregoing sentences, the Purchaser shall pay such VAT in addition to the Total Purchase Price (plus 50% of any (late payment) interest with respect to the VAT, if any) within ten (10) Business Days after Purchaser has received from the respective Seller an invoice in accordance with applicable VAT law, provided that the reverse charge provisions (according to which the recipient owes the VAT) do not apply. 5.7 Closing Purchase Price Notice; Post-Closing Correction (a) Closing Purchase Price Notice. No later than four (4) Business Days prior to the Agreed Closing Date, the Sellers (as individual debtors (Einzelschuldner)) shall notify the Purchaser in writing (the “Closing Purchase Price Notice”) of the following amounts and calculations, in each case calculated in good faith and on the assumption that the Closing occurs on the Agreed Closing Date: (i) the accrued interest pursuant to Section 5.1(b); (ii) the Individual Share Purchase Price for each Seller and the Share Purchase Price;

31 / 97 (iii) the balances (Salden) accounted for as of the Closing Date for each Debt Account of each Seller, (iv) each Individual Debt Account Receivable Purchase Price (if any) and the aggregate amount of all Individual Debt Account Receivable Purchase Prices for each Seller; (v) each Individual Debt Account Deduction Amount (if any) and the aggregate amount of all Individual Debt Account Deduction Amounts for each Seller; (vi) the amount of any deduction to be made pursuant to Section 5.4(iii) (if any) for each Seller; and (vii) the Individual Total Purchase Price payable to each Seller and the Total Purchase Price. (b) No further withdrawals. The Sellers shall not make or request any withdrawals (Entnahmen) from the Debt Accounts after the Closing Purchase Price Notice was due to be delivered. (c) Amounts Payable at Closing. Except for manifest error, the amounts set out in the Closing Purchase Price Notice shall constitute the amounts payable by the Purchaser at Closing pursuant to Section 10.1(e), and the Purchaser shall pay such amounts at Closing in accordance with Sections 1.3 and 10.1(e). (d) Post-Closing Correction. Upon written request of either the Purchaser to the relevant Seller(s) or of any Seller to the Purchaser, to be issued after the Closing Date within a cut-off period (Ausschlussfrist) of thirty (30) Business Days after the Closing Date, the Purchaser and the relevant Seller(s) shall jointly and in good faith review whether any amount set out in the Closing Purchase Price Notice in accordance with Section 5.7(a) was incorrectly calculated or otherwise incorrectly notified (including as a result of (i) the Closing not having occurred on the Agreed Closing Date or (ii) a balance (Saldo) accounted for as of the Closing Date for a Debt Account having been incorrectly stated). If and to the extent that it turns out, as a result of such review, that any amount set out in the Closing Purchase Price Notice was incorrect, the relevant Seller and the Purchaser shall without undue delay (unverzüglich) make such equalising payment to each other, or in case of an Individual Debt Account Deduction Amount, the relevant Seller shall make such equalising payment to ebm-papst KG, in each case, as is required to put the relevant Seller(s) and the Purchaser, economically and ex post, into the position as if the correct amount had been set out in the Closing Purchase Price Notice. Any equalising payment under this Section 5.7(d) shall be due ten (10) Business Days after (i) the relevant correct amount has been finally determined pursuant to this Section 5.7(d) and (ii), in the case of a payment by the relevant Seller(s) to the Purchaser’s or ebm-papst KG’s bank account, such bank account has been notified, shall be made to the Sellers’ Bank Accounts or by the relevant Seller(s) to Purchaser’s or ebm-papst KG’s bank account (as applicable), and shall be treated in accordance with Section 5.8. This Section 5.7(d) operates solely as a correction of calculation or notification errors in the Closing Purchase Price Notice; in particular, any rights of Purchaser under this Agreement in respect of Leakage remain unaffected. The relevant Seller(s) and the Purchaser shall reasonably strive to resolve any dispute in respect of the content of the Closing Purchase Price Notice amicably. The content of the Closing Purchase Price Notice shall be finally binding on the Parties if and to the extent the request referenced in the first (1st) sentence of this paragraph is not rendered within the

32 / 97 aforementioned cut-off period (Ausschlussfrist), and also if it is rendered within such period but thereafter neither the respective Seller nor the Purchaser initiates arbitration proceedings pursuant to Section 24 in respect of an equalising payment as mentioned in this paragraph within three (3) months after the Closing Date. 5.8 Treatment of Payments The Parties agree that any indemnity, compensation, equalising payment, damage or similar payment made under this Agreement (other than the payment of the Total Purchase Price pursuant to Section 10.1(e)) in particular any payment pursuant to Sections 5.7(d), 6.2, 13, 18 and 14, as well as any restitution in kind (Naturalrestitution) provided under this Agreement shall be treated by the Parties as an adjustment of the Total Purchase Price, i.e., an increase or a reduction of the Total Purchase Price and of the relevant Seller’s respective Individual Total Purchase Price, respectively, and, to the extent permitted by applicable Law, shall be treated by the Parties as such also for Tax purposes. The foregoing does not affect the content of the definition Total Purchase Price nor the amount of any cap (be it the W&I Cap, the Intermediate Cap or the overall cap pursuant to Section 13.7(f)). 6. NO LEAKAGE INDEMNIFICATION 6.1 Leakage; Permitted Outflow (a) Leakage. “Leakage” means: (i) any payment or declaration of any interim or other dividend, or any comparable distribution or comparable return of capital (whether in cash or in kind and whether by reduction of capital or redemption or purchase of shares or otherwise) to any Seller or any Seller Related Party or to a third party acting on behalf, for the account or at the direction of any Seller or any Seller Related Party, in each case effected by any Group Company between the Economic Reference Date and (including) the Closing Date or, if effected after the Closing Date, based on commitments by any Group Company incurred on or prior to the Closing Date; (ii) any payment, performance of any obligation or granting of any other benefit, any transfer, assignment, or other disposal of assets, any provision of services, any assumption of liabilities, any creation of an encumbrance and any granting of an indemnity, release, waiver, discharge, reduction of rights, discount, security or guarantee effected by any Group Company to or for the benefit of any Seller or any Seller Related Party between the Economic Reference Date and (including) the Closing Date or, if effected after the Closing Date, based on commitments by any Group Company incurred on or prior to the Closing Date, in each case other than to the extent it is made at arm’s length terms and conditions, it being agreed that terms and conditions which are: (A) in respect of contracts for the exchange of goods or services taken as a whole no less beneficial for the respective Group Company as terms and conditions granted to other parties (excluding any Seller and any Seller Related Party) for comparable services/performances; or (B) applied under the agreements or business relationships with the counterparties disclosed in Appendix 7 to Annex 11.1

33 / 97 shall be deemed to be at arm’s length terms; (iii) any payment by any Group Company of the fees and expenses of any advisor, broker or agent or other transaction costs or expenses (other than, for the avoidance of doubt, internal costs or resources of any Group Company such as the payment of any salaries of personnel involved in preparing the Transaction), in each case in connection with the Transaction, including fees and expenses allocable to potential alternative buyers, (including any brokerage fee, finder’s fee, and commission) or preparation of any alternative Sellers’ exit transaction (whether by way of share or asset deal and whether in one or more transactions) or IPO of the Group, effected between the Economic Reference Date and (including) the Closing Date or, if effected after the Closing Date, based on commitments by any Group Company incurred prior to the Closing Date; (iv) any payment by any Group Company of any extraordinary bonus (including directors' fees, transaction bonuses or retention bonuses), extra compensation, severance payment, or other special incentive (including transaction bonuses) to any board member, managing director, or employee of a Group Company or other party, whatever the nature of the relationship, in each case specifically in connection with, or otherwise triggered by, the execution of this Agreement or the consummation of the Transaction effected between the Economic Reference Date and (including) the Closing Date or, if effected after the Closing Date, based on commitments by any Group Company incurred prior to the Closing Date, in each case except to the extent actually reimbursed to the relevant Group Company by, or on behalf of, the Sellers, a respective Seller or a respective Seller Related Party; (v) any prepayment fees and costs payable by Group Companies in connection with the repayment of debt owed by Group Companies to third parties resulting from change of control rights triggered by the Closing; (vi) any Tax becoming payable by any Group Company as a consequence of any of the matters referred to in (i) through (v) above; and (vii) all such reasonable and documented out-of-pocket fees and expenses incurred by Purchaser or the relevant Group Company in connection with recovering (but excluding the investigation of) claims pursuant to this Section 6.1, if any, after the Purchaser having complied with its obligations pursuant to Section 12.1 and the Compensating Seller having rejected payment of the relevant claim pursuant to this Section 6.1. in each case, which does not constitute a Permitted Outflow. (b) Permitted Outflow. “Permitted Outflow” means (regardless of whether otherwise, but for this clause, constituting a Leakage): (i) any matter that is disclosed in Annex 6.1(b)(i) up to the maximum amounts, if any, set out therein; (ii) any payment or performance that occurs in accordance with the agreements or business relations that are disclosed in Appendix 7 to Annex 11.1;

34 / 97 (iii) any prepayment fees and costs payable by Group Companies in connection with the repayment of debt owed by Group Companies to third parties (i.e., not Sellers or Seller Related Parties) in connection with the Transaction up to EUR 58,480.77 (in words: Euro fifty-eight thousand four hundred eighty and seventy-seven cents); and/or (iv) any payment or performance or other matter that: (A) is specifically requested or approved by the Purchaser in writing where the Purchaser knew that the recipient of the payment or performance was a Seller or Seller Related Party; (B) which occurs in accordance with, or as a consequence of an agreement entered into or amended during the Pre-Closing Period upon specific written request or written approval of the Purchaser where the Purchaser knew that the recipient of the payment or performance under the agreement was a Seller or Seller Related Party; (C) is specifically reflected as a deduction item in the Equity Bridge having reduced the amount of the Base Purchase Price on a Euro-for- Euro basis; and/or (D) that is otherwise specifically provided for in this Agreement. 6.2 Consequences of Leakage If any Leakage (i.e., excluding Permitted Outflow) occurs, the Purchaser shall first give the respective Seller that has, or whose Seller Related Party has, directly or indirectly obtained the relevant payment or relevant other benefit constituting such Leakage (the “Compensating Seller”) the opportunity, at the Compensating Seller’s free discretion, of reversing the relevant Leakage (e.g., by repaying or returning or having repaid or returned the amount paid or benefit granted by the relevant Group Company to such Group Company) plus interest at the applicable rate set out in Section 5.1(b) for the period commencing on (and including) the day of the occurrence of the Leakage and ending on (but excluding) the Agreed Closing Date within a period of six (6) weeks after receipt of the respective Claim Notice (as defined below) by the Compensating Seller. If and to the extent the relevant Leakage is not reversed within such period, the Compensating Seller as individual debtor (Einzelschuldner) shall compensate the Purchaser or, at the Purchaser’s free discretion, the Group Company affected, for the amount of the relevant Leakage plus interest at the applicable rate set out in Section 5.1(b) for the period commencing on (and including) the day of the occurrence of the Leakage and ending on (but excluding) the Agreed Closing Date on a Euro for Euro basis (net of any Tax Benefits (to be determined in accordance with Section 14.1(b)(ii) applying mutatis mutandis) resulting, directly or indirectly, from such Leakage and/or the circumstances giving rise to the Leakage) after the Closing, as the Purchaser’s sole and exclusive remedy in relation to any such Leakage. In respect of Transaction Leakage, all Sellers shall be Compensating Sellers, provided that this Section 6.2 shall apply to the effect that each Seller as partial debtor (Teilschuldner) shall owe compensation to the Purchaser in an amount equal to the amount determined in accordance with this Section 6.2 multiplied with such Seller’s Participation Ratio. “Transaction Leakage” means Leakage pursuant to Sections 6.1(a)(iii), 6.1(a)(iv), 6.1(a)(v) and any Leakage pursuant to Section 6.1(a)(vi) in connection therewith.

35 / 97 6.3 Individual Notified Leakage Deduction Amount At least four (4) Business Days prior to (but excluding) the Agreed Closing Date, each Seller (as individual debtor (Einzelschuldner)) shall inform the Purchaser of the amounts (which, for the avoidance of doubt, may be zero) of any Leakage other than Permitted Outflow, which has occurred in the period from the Economic Reference Date until such date (the “Individual Notified Leakage Deduction Amount”). If a Seller fails to inform the Purchaser about its Individual Notified Leakage Deduction Amount that is not Permitted Outflow prior to such date, or if the information delivered is incorrect for reasons other than fraud (Arglist) or wilful misconduct (Vorsatz), such failure or incorrectness shall not result in any additional rights or claims of the Purchaser; the Purchaser’s rights under Section 6.2 shall remain the sole and exclusive remedy against the Seller. 7. SELLERS’ PRE-CLOSING COVENANTS AND COOPERATION UNDERTAKINGS 7.1 Conduct in the Pre-Closing Period – Shareholder Matters Except as (i) disclosed in Annex 7.1, (ii) specifically approved by the Purchaser in advance in writing, and/or (iii) otherwise specifically provided for or permitted in this Agreement, no Seller shall (as individual debtor (Einzelschuldner)) and each Seller shall procure that none of its Seller Related Parties will, during the Pre-Closing Period: (a) sell, transfer, create any encumbrance on, or otherwise dispose of, or grant any right to acquire or any other right with respect to, any of such Seller’s Individual Sold Shares and LP Interests; (b) subscribe for or otherwise acquire new or further shares, interests or instruments of any kind, or options for new or further shares, interests or instruments of any kind, in any of the Target Companies; (c) adopt a shareholders’ or partners’ resolution at any of the Target Companies relating to: (i) the change or amendment of the articles of association (Satzung or Gesellschaftsvertrag) or partnership agreement (Gesellschaftsvertrag) of the respective Target Company, provided that the Sellers shall, subject to Purchaser's prior written consent, not to be unreasonably withheld (it being agreed that withholding consent based on more than immaterial adverse effects on Purchaser, its Affiliates or the Group Companies that Sellers refuse to adequately compensate shall not be deemed unreasonable), be entitled to shorten ebm-papst KG’s business year (Geschäftsjahr) with the shortened business year ending on the Closing Date (and to apply for the competent Tax Authority’s approval in relation thereto), it being understood that external costs arising from the implementation of the shortened business year and preparation of annual accounts for the shortened business year shall be borne by the Sellers, and may request that the transfer of the Sold KG Interests shall occur on 24:00 hours (CET) on the Closing Date; (ii) the creation of any new class of instruments in any Target Company; (iii) the increase or decrease of the respective Target Company’s issued or registered share capital or partnership capital or the issuance of shares or debt, equity or equity-linked instruments in any Target Company;

36 / 97 (iv) the granting of other participation rights in any of the Target Companies or their business; (v) the repurchase (Erwerb eigener Anteile) or redemption (Einziehung) of shares or interests in any of the Target Companies; (vi) the adoption, conclusion, termination or amendment of any enterprise agreement (Unternehmensvertrag) within the meaning of §§ 291, 292 AktG with any of the Target Companies; (vii) the merger, spin-off, split-off, conversion or any other measure under the UmwG with respect to any of the Target Companies; (viii) any changes to the legal form or tax residency of any of the Target Companies or changes to the tax classification of any of the Target Companies; (ix) the winding up, liquidation or dissolution of any of the Target Companies; (x) the appointment and dismissal of the auditor of any of the Target Companies; (d) enter into any commitment with respect to any of the foregoing. 7.2 Conduct of Business in the Pre-Closing Period (a) With respect to the Group Companies, on or around the Signing Date, the Sellers as individual debtor (Einzelschuldner) shall: (i) use their shareholder rights in ebm-papst Verwaltungs GmbH and ebm-papst Finance GmbH to the effect that certain instructions are rendered to the managing directors of ebm-papst Verwaltungs GmbH and ebm-papst Finance GmbH, in case of ebm-papst Verwaltungs GmbH also in its role as general partner (persönlich haftende Gesellschafterin/Komplementärin) of ebm-papst KGaA and (indirectly) of ebm-papst KG by letter substantially as attached in Annex 7.2(a)(i), which instructions shall neither be revoked nor changed prior to the Closing Date without the prior written consent of the Purchaser; and (ii) when becoming aware of a non-compliance by a managing director, react appropriately to any non-compliance with such instructions. (b) The Sellers have not granted, nor shall any Seller as individual debtor (Einzelschuldner) grant, any consent which might be required for any measures under such instructions without the prior written consent of the Purchaser. (c) The Parties are in agreement and acknowledge that: (i) nothing contained in Section 7.2(a) shall be construed as an obligation of any Seller to actively manage the business of the Group Companies and all obligations of the Sellers contained in Section 7.2(a) shall be subject to, and restricted by, the limitations of applicable Law, and (ii) nothing contained in Section 7.1 or Section 7.2(a) shall restrict the Sellers or any Seller Related Party to take all actions necessary or appropriate to execute or consummate the Transaction in accordance with this Agreement.

37 / 97 7.3 Consenting Resolutions Each Seller shall procure that, within ten (10) Business Days following the publication of the joint press release pursuant to Section 20.3, but in no event later than one (1) month following the Signing Date, the consent to the sale and assignment of: (a) the Sold KG Interests to the Purchaser and Purchaser 2 is granted by way of: (i) a partners’ resolution pursuant to section 13.3.2 (in conjunction with section 7.8(c)) of ebm-papst KG’s partnership agreement (Gesellschaftsvertrag); and (ii) a resolution of the general meeting of the limited shareholders (Hauptversammlung der Kommanditaktionäre) pursuant to § 119 para. 2, § 278 para. 3 of the German Stock Corporation Act; (b) the Sold KGaA Shares to the Purchaser is granted by way of a resolution of the general meeting of the limited shareholders (Hauptversammlung der Kommanditaktionäre) as required under section 7.4 (in conjunction with section 7.1) of ebm-papst KGaA’s articles of association (Satzung), together with the consent of the managing directors of ebm-papst Verwaltungs GmbH as representatives of the general partner of ebm- papst KGaA, and (c) the Sold Verwaltungs Shares to the Purchaser is granted by way of a shareholders’ resolution as required under section 10.4 (in conjunction with section 10.1 and section 6.3.3) of ebm-papst Verwaltungs GmbH’s articles of association (Gesellschaftsvertrag/Satzung), in each case substantially in the form as attached as Annex 7.3. 7.4 Information and Cooperation during the Pre-Closing Period (a) During the Pre-Closing Period, each Seller as individual debtor (Einzelschuldner) shall, and shall, to the extent legally permitted and reasonably possible, use its shareholder and partner rights in the Target Companies to the effect that the Group Companies will, provide the Purchaser in due course with such information and cooperation as is reasonably requested by the Purchaser and required: (i) to make the Filings or to conduct the associated regulatory proceedings; (ii) to prepare the Closing; and/or (iii) to finalize and obtain the W&I Insurance (including allowing reasonable additional due diligence by the Purchaser and its advisors by granting access to information on the Group Companies and the Target Business in a data room and to the Group’s management, as reasonably requested by the Purchaser: (A) with respect to post-Signing enhancements under the W&I Insurance policy; or (B) if Closing has not occurred within nine (9) months after the Signing Date, to obtain coverage under the W&I Insurance for Propositions given or deemed to be given under the W&I Insurance policy as of the Closing Date), provided that reasonable external costs incurred by the Sellers or the Group Companies shall be borne by the Purchaser,

38 / 97 provided that, no liability from such support and cooperation whatsoever shall arise to the Sellers, the Knowledgeable Persons or the Inquiry Persons other than in case of a Fraud Claim. For the avoidance of doubt, the specific cooperation undertakings of the Sellers in connection with the Financing, related SEC filing matters and the U.S. GAAP reconciliation of the Group’s financial statements are set forth in Section 7.5, which shall govern in respect of such matters, subject to Section 7.4(b). (b) It is understood and agreed that: (i) no information and cooperation requests pursuant to Section 7.4(a), Section 7.5(a)(ii) or Section 7.5(d)(i) shall unreasonably interfere with the business of the Group Companies and/or require the Group Companies to enter into or approve any financing or security or any other agreement or commitment prior to the Closing Date; and (ii) the Purchaser shall exercise its rights pursuant to Section 7.4(a), Section 7.5(a)(ii) or Section 7.5(d)(i) in an efficient and considerate manner, in accordance with applicable Law, and with a view to avoiding, to the extent reasonably possible, unnecessary burdens, disruptions, and disturbances for the Group Companies, their businesses, and their employees. 7.5 Cooperation regarding Debt and Equity Financing (a) General. During the Pre-Closing Period, each Seller as individual debtor (Einzelschuldner) shall, to the extent legally permitted, use its shareholder and partner rights in the Target Companies to the effect that the Group Companies and their respective representatives will, at the Purchaser’s cost and expense, reasonably cooperate with Purchaser in connection with the arrangement, syndication and consummation of the Financing, including using reasonable efforts to: (i) deliver to the Purchaser, its advisors and the Financing Sources the Required Information; (ii) subject to Section 7.4(b) and to the extent legally permissible, provide access to all books, records, documents, data, and other information as well as personnel of the Group Companies (including finance and accounting personnel) to the Purchaser, its Affiliates and its and their advisors, representatives and accountants as reasonably necessary and requested by Purchaser (including by having the aforementioned work in integrated teams with the personnel and advisors of the Group Companies and instructing the personnel and advisors of the Group Companies to cooperate accordingly) to prepare and verify: (A) the Required Information, (B) the U.S. GAAP Reconciliation; and/or (C) any documents, data and other information required for or in connection with Purchaser's Guarantor's SEC filings and/or the Registration Statement (such access to be provided on a clean team basis to the extent required by applicable law);

39 / 97 (iii) assist the Purchaser and the Financing Sources with the preparation of offering memoranda, private placement memoranda, prospectuses, registration statements, lender and investor presentations, rating agency presentations, business projections and similar marketing or syndication materials; (iv) cause the Group’s independent auditors to: (A) deliver customary comfort letters (including customary negative assurance comfort); and (B) consent to the use of their audit reports, including executing customary authorization and management representation letters, in each case of the type customarily delivered in connection with offerings of the type comprising the applicable Financing; (v) provide financial information of the Group Companies reasonably necessary for the preparation of pro forma financial information required by Regulation S-X, it being understood that the responsibility for preparing the pro forma financial information remains with the Purchaser and neither Sellers nor the Group Companies will be required to provide any information or assistance with respect to the preparation of pro forma financial information relating to: (A) the determination of the proposed aggregate amount of the Financing, the interest rates thereunder or the fees and expenses relating thereto; (B) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Financing; or (C) any financial information related to Purchaser, Purchaser’s Guarantor or any of their affiliates or any adjustments whether or not directly related to the acquisition of the Group Companies; (vi) obtain and deliver, at or prior to the Closing, waiver letters from existing debt- financing providers with respect to any change-of-control rights and negative- pledge arrangements (regarding security to be provided by the Group Companies in connection with any Financing under this Agreement and associated transaction costs), as provided for in any external financing agreements of the Group Companies existing on or prior to the Closing Date as designated by the Purchaser, provided that no such cooperation requests shall unreasonably interfere with the business of the Group Companies and/or require the Group Companies to enter into or approve any financing or security or any other agreement or commitment prior to the Closing Date; (vii) provide reasonable assistance in the preparations for the pledging of collateral and cooperating with the Financing Sources’ due diligence investigation of the Group’s assets, cash management and accounting systems for the purpose of establishing collateral arrangements (including bank accounts, blocked account agreements and lock box arrangements), and assisting with the preparation of any guarantees, pledge and security documents and other definitive financing documents (including schedules thereto), it being

40 / 97 understood that no such cooperation requests shall unreasonably interfere with the business of the Group Companies and/or require the Group Companies to enter into or approve any financing or security or any other agreement or commitment prior to the Closing Date and no pledging of collateral shall be effective until or after the Closing; (viii) provide all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; (ix) taking all corporate and other organizational actions, subject to the occurrence of the Closing, solely to the extent necessary to authorize and permit the consummation of the Term Loan Financing and the direct borrowing or incurrence of all of the proceeds of the Term Loan Financing by the relevant Group Companies immediately following the Closing, it being agreed that resolutions relating to the Financing shall be adopted by the post-Closing corporate bodies; (x) consent to the use of the logos, trademarks, service marks and corporate names of the Group Companies solely in connection with the Financing, in a manner not intended to harm or disparage the Group; and (xi) supplement and update the Required Information and any other information provided by or on behalf of the Sellers or the Group Companies for use in connection with the Financing, on a reasonably current basis and in any event promptly upon becoming aware that such information contains an untrue statement of a material fact or omits to state a material fact necessary to make such information, in light of the circumstances under which it was provided, not materially misleading, in each case with a view to cause the Required Information to be and remain Compliant and for any representation as to the accuracy and completeness of information (including any Rule 10b-5-type or disclosure representation) contained in the Debt Commitment Letter to be and remain accurate. (b) Limitations. Nothing in this Section 7.5 shall require any Group Company or Seller to: (i) waive or amend any terms of this Agreement, pay any commitment, arrangement or other fee, or incur any cost or expense, or distribute any cash, in each case for which it has not received prior funding from the Purchaser; (ii) take any action that would conflict with, or result in a violation of, its organizational documents or applicable Law, or would result in a material violation or breach of, or default under, any material agreement to which any of the Group Companies is a party; (iii) provide access to information the disclosure of which would jeopardize any attorney-client or similar privilege; (iv) enter into, approve, modify or perform any definitive agreement or commitment that will be effective prior to the Closing (other than customary authorization letters in connection with the Financing). For the avoidance of doubt, none of the Group Companies shall be required to be an issuer or obligor with respect to the Financing prior to the Closing;

41 / 97 (v) give any indemnities in connection with the Financing that are effective prior to the Closing (and then only to the extent previously agreed in writing by the Group Companies) or for which it has not been indemnified by the Purchaser; (vi) take any action that, in the good faith determination of any Target Company, would unreasonably interfere with the conduct of the business of the Group Companies or create an unreasonable risk of damage or destruction to any property or assets of the Group Companies; (vii) provide any authorization letters, presentations, memoranda or other materials or documents used in connection with the Financing with respect to which any of the Group Companies or their respective representatives provided cooperation pursuant to their obligation under this Section 7.5 or any of such documents or materials containing information based on financial information or data derived from the Group Companies historical books and records, in each case: (A) which does not include language that exculpates the Group Companies and their respective representatives and affiliates from any liability in connection with the unauthorized use or misuse by the recipients thereof of all such presentations, memoranda and other materials and documents and information set forth therein; and (B) which the Group Companies and their representatives have not been given reasonable opportunity to review and comment on; (viii) except to the extent constituting Required Information, prepare separate financial statements for any of the Group Companies to the extent not customarily prepared by the Group Companies or to the extent such preparation would be unduly burdensome or change any fiscal period; (ix) adopt any resolutions, execute any consents, or otherwise take any corporate or similar action to be effective prior to the Closing (it being understood that Section 7.5(a)(ix) shall remain unaffected); or (x) provide any legal opinion prior to the Closing. (c) Additional Limitations. In addition, (i) no action, liability or obligation of any Group Company or any of its representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Financing (other than customary authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Financing based on financial information and data derived from the Group Companies’ historical books and records)) will be effective until the Closing, and no Group Company will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Financing based on financial information and data derived from the Group Companies’ historical books and records)) that is not

42 / 97 contingent on the occurrence of the Closing or that must be effective prior to the Closing; (ii) any bank information memoranda required in relation to the Financing will contain disclosure reflecting the Purchaser or its affiliates as the obligor; and (iii) nothing in this Section 7.5 will require: (A) any Seller to (x) deliver any certificate or opinion or (y) take any action under this Section 7.5 that could reasonably be expected to result in liability of such Seller; or (B) any officer, employee, or representative of the Group Companies to deliver any certificate or opinion or take any other action under this Section 7.5 that could reasonably be expected to result in personal liability to such officer, employee or representative. (d) SEC Filing Cooperation. The Sellers acknowledge that the Purchaser’s Guarantor is subject to the reporting requirements of the Exchange Act and intends to finance a portion of the Closing Payment Amount through the Financing, which will require the Purchaser’s Guarantor to file, or incorporate by reference, Required Information (including financial statements of the Group) in one or more Registration Statements and/or periodic or current reports filed with the SEC. Each Seller as individual debtor (Einzelschuldner) shall, to the extent legally permitted, use its shareholder and partner rights in the Target Companies to the effect that the Group Companies and their representatives will, reasonably cooperate with the Purchaser and the Purchaser’s Guarantor in connection with the foregoing, including by using reasonable efforts to: (i) subject to Section 7.4(b) and to the extent legally permissible, provide access to all books, records, documents, data and other information as well as personnel of the Group Companies (including finance and accounting personnel) to the Purchaser, its Affiliates and its and their advisors, representatives and accountants as reasonably necessary and requested by Purchaser (including by having the aforementioned work in integrated teams with the personnel and advisors of the Group Companies and instructing the personnel and advisors of the Group Companies to cooperate accordingly) to prepare and verify disclosure concerning the Group (such access to be provided on a clean team basis to the extent required by applicable law); (ii) review drafts of, and providing customary comments on, disclosure concerning the Group Companies proposed to be included in any Registration Statement or SEC filing, without undue delay (unverzüglich) upon request by Purchaser; and (iii) notify the Purchaser without undue delay (unverzüglich) if any Seller becomes aware that any information regarding the Group provided for inclusion in a Registration Statement or SEC filing is not, or has ceased to be, accurate in all material respects. (e) U.S. GAAP Reconciliation. The Sellers acknowledge that the financial statements of the Group are prepared in accordance with German GAAP and not in accordance with U.S. GAAP or IFRS. Each Seller as individual debtor (Einzelschuldner) shall, to the extent legally permitted, use its shareholder and partner rights in the Target Companies to the effect that the Group Companies prepare, or cause to be prepared, a reconciliation

43 / 97 (Überleitungsrechnung) of the relevant German GAAP financial statements of the Group to U.S. GAAP for each of the periods referred to in the definition of Required Information (each, a “GAAP Reconciliation”). In furtherance of the foregoing, each Seller shall, to the extent legally permitted, use its shareholder and partner rights in the Target Companies to the effect that the Group Companies reasonably cooperate with the Purchaser and the Purchaser’s Guarantor in connection with the preparation of each GAAP Reconciliation, including by using reasonable efforts to: (i) prepare drafts of each GAAP Reconciliation and deliver such drafts to the Purchaser and the Purchaser’s Guarantor; (ii) make available the underlying German GAAP financial statements, working papers and supporting schedules reasonably necessary for the preparation of each GAAP Reconciliation; (iii) make available appropriate finance and accounting personnel of the Group to prepare each GAAP Reconciliation and assist the Purchaser, the Purchaser’s Guarantor and their respective advisors in their review thereof; and (iv) cause the Group’s auditors (and not any auditor of the Purchaser, the Purchaser’s Guarantor or any other member of the Purchaser Group) to: (A) audit each GAAP Reconciliation, in the case of annual financial statements; and (B) review each GAAP Reconciliation in accordance with the applicable review standards, in the case of interim financial statements, in each case by the same auditor that audited or reviewed the underlying German GAAP financial statements, and to deliver customary comfort letters in respect thereof as contemplated by the Financing. (f) Cost Reimbursement; Indemnification. The Purchaser shall promptly, upon request: (i) reimburse the Sellers and the Group Companies for documented out-of-pocket costs and expenses incurred by them in connection with the cooperation provided pursuant to this Section 7.5; and (ii) indemnify and hold harmless each Group Company, their respective representatives, and any Protected Person from and against any and all losses within the meaning of §§ 249 et seqq. BGB suffered or incurred by them in connection with the Financing or such cooperation, other than Losses arising from fraud or wilful misconduct. (g) Timing of Required Information Delivery. The Purchaser acknowledges and agrees that: (i) certain of the Required Information and other information proposed to be prepared or delivered pursuant to this Section 7.5 is not readily available and may not be available prior to the Agreed Closing Date; and (ii) no failure to comply with this Section 7.5 by the Group or any Seller will be asserted by Purchaser or Purchaser’s Guarantor as the basis for: (A) the Closing Condition not having been satisfied;

44 / 97 (B) any breach of this Agreement by any Seller; or (C) the termination of this Agreement. 7.6 Fiscal Unity Upon written request of the Purchaser, but only after the Closing Condition has been satisfied, each Seller shall, to the extent legally permitted, use its shareholder and partner rights in the Target Companies to the effect that the respective Group Companies take all steps specifically requested by the Purchaser to establish a fiscal unity (Organschaft) as of the beginning of the fiscal year in which Closing occurs (i.e., if it is reasonably foreseeable that Closing occurs prior to 1 April 2027, as of 1 April 2026, or, if it is reasonably foreseeable that Closing only occurs after 1 April 2027, as of 1 April 2027) between ebm Beteiligungs-GmbH and ebm Tec GmbH as well as between ebm Tec GmbH and ebm-papst KG without undue delay, including: (a) ebm Beteiligungs-GmbH as controlled entity and ebm Tec GmbH as controlling entity entering into a profit and loss transfer agreement (Gewinnabführungsvertrag) (“Beteiligungs-PLTA”) based on a draft for the Beteiligungs-PLTA provided by Purchaser to Sellers, provided that such draft is reasonably acceptable to the Sellers; (b) ebm Tec GmbH as controlled entity and ebm-papst KG as controlling entity entering into a profit and loss transfer agreement (Gewinnabführungsvertrag) (“tec-PLTA ”, and together with the Beteiligungs-PLTA, the (“PLTAs ”) based on a draft for the tec- PLTA provided by Purchaser to Seller, provided that such draft is reasonably acceptable to the Sellers; (c) registering the Beteiligungs-PLTA with the commercial register of ebm Beteiligungs- GmbH as controlled entity and ebm Tec GmbH as controlling entity; and the tec-PLTA with the commercial register of ebm Tec GmbH as controlled entity and ebm-papst KG as controlling entity; and (d) taking all resolutions to implement the PLTAs in the required form under applicable Law as specifically requested by the Purchaser. The Parties agree that for the avoidance of doubt, the Sellers are not liable for the fiscal unity taking effect and all external costs arising from the actions requested by the Purchaser shall be borne by the Purchaser. Section 14.5 shall remain unaffected. The Purchaser may request to reschedule the Agreed Closing Date by such time period reasonably required to ensure that the PLTAs will be registered with the commercial register in accordance with Section 7.6(c) prior to the Agreed Closing Date by written notice (to be provided no later than three (3) Business Days prior to the Agreed Closing Date (as determined in accordance with Section 1.2(h))) to the Sellers, if the PLTAs have not been registered with the commercial register in accordance with Section 7.6(c) until the fifth (5th) Business Day prior to the Agreed Closing Date (as determined in accordance with Section 1.2(h)). 7.7 Remedies In the event that a Seller is, or the Sellers are, in breach of any of the covenants contained in Sections 7.1 through 7.4 or in breach of any other covenant (other than Section 7.5 and 7.6) in respect of which this Agreement does not provide for a specific remedy , after the Closing Date and in accordance with the terms of this Agreement, such Seller as individual debtor (Einzelschuldner) (or the relevant breaching Sellers as partial debtors (Teilschuldner) in proportion to their relevant Participation Ratios), shall compensate the Purchaser or, at the

45 / 97 Purchaser’s free discretion, the Group Company directly affected by the breach of covenant, in money (Schadensersatz in Geld) for all its Losses incurred due to such breach of covenant; provided that the Purchaser shall first give the Seller(s), at the relevant Seller’s/Sellers’ free discretion, the opportunity of establishing, within a period of five (5) weeks after receipt by the relevant Seller(s) of the respective Claim Notice, a situation which corresponds commercially to the situation that would exist if the relevant breach had not occurred (restitution in kind - Naturalrestitution pursuant to § 249 BGB, subject always to Section 13.2(a)). The Purchaser acknowledges and agrees that with respect to the undertakings of the Sellers in Sections 7.5 and 7.6, the Purchaser may only assert claims for specific performance (Erfüllung) but no secondary claims (Sekundäransprüche). 7.8 Approval Requirements Where this Agreement provides that any action, omission or matter in the Pre-Closing Period is subject to the approval or consent of the Purchaser, then such approval or consent shall not be unreasonably withheld, conditioned or delayed by the Purchaser and shall be deemed granted if not expressly refused in writing to be granted within six (6) Business Days of receipt of the respective approval or consent request from the Sellers or from a Seller, respectively, rendered in writing (e-mail being sufficient) and in accordance with the terms of this Agreement. 8. CLOSING CONDITION; CLEARANCES 8.1 Closing Condition (a) The obligation of each Seller and the Purchaser in respect of the performance of the Closing Actions provided in Section 10.1 to be performed by such respective Party is conditional upon the satisfaction of the following condition precedent (aufschiebende Bedingung) (the “Closing Condition”): (i) The Transaction has been approved, or is deemed to have been approved, by: (A) all merger control authorities set out in part 1 of Annex 8.1; (B) all foreign investment control authorities set out in part 2 of Annex 8.1; and (C) the European Commission regarding the EU Foreign Subsidies Regulation, or (ii) the authorities under lit. 8.1(a)(i)(A) through (C) have confirmed that: (A) the Transaction does not fall within the scope of application of the relevant merger control laws, foreign investment control laws or EU Foreign Subsidies Regulation, as applicable, or (B) they do not assume jurisdiction over the Transaction. (b) To the extent, any authority: (i) assumes jurisdiction over the Transaction by initiating merger control or foreign investment control proceedings ex-officio; (ii) requests the Parties to submit a formal notification; or

46 / 97 (iii) refers the case or a part thereof to another authority which consequently assumes jurisdiction, the Closing Condition shall apply with regard to the clearance of, and filings with, such receiving authority mutatis mutandis; in case of (i) and (iii) the Closing Condition shall, and in case of (ii), the Purchaser shall, following good faith discussions between the Purchaser and the Sellers, decide whether or not the Closing Condition shall, apply with regard to the clearance of, and filings with, such receiving authority mutatis mutandis, provided that, in case of (ii) where also the Sellers would be required to make any filings, the Sellers (acting jointly) shall be entitled to request that the Closing Condition shall apply. In any event, the procedural provisions and cooperation obligations in Section 8.3 shall apply mutatis mutandis. (c) The Sellers and Purchaser shall (jointly) be entitled to waive the Closing Condition in respect of any and all Clearances if and to the extent that the consummation of the Transaction is legally permissible also without such Clearance(s); such waiver shall only have the effect of satisfying the respective Clearance requirement in respect of the Closing Condition and shall be without prejudice to any other rights or obligations of the Parties under this Agreement. 8.2 Filings and Clearances (a) The Purchaser shall take all steps that are reasonably necessary to ensure that the satisfaction of the Closing Condition as well as any other merger control or foreign investment control clearances in respect of which proceedings are initiated pursuant to Section 8.1(b) (together, the “Clearances”) are obtained as soon as possible after the Signing Date (provided that the Sellers’ cooperate in accordance with Section 8.3) and that the Sellers, to the extent legally permissible, are kept adequately informed of the status of the required filings (“Filings”) with, and the corresponding proceedings before, the competent authorities. (b) Notwithstanding (ungeachtet) Section 8.2(a), the Purchaser, and with regard to Section 8.2(b)(vii) also the Purchaser’s Guarantor, shall in any event: (i) ensure that all required Filings are made within fifteen (15) Business Days after the Signing Date (unless applicable Law requires an earlier filing), it being sufficient to submit advanced and substantially complete drafts of such Filings to the relevant authorities in jurisdictions where it is either mandatory or acknowledged best practice to commence proceedings by submitting draft filings, and to submit formal filings as soon as reasonably possible thereafter; (ii) prior to submitting any Filing or any subsequent material written submission, the Sellers shall approve the contents of such Filing and submission provided that such approval shall not be unreasonably withheld, conditioned, or delayed; (iii) regularly review with the Sellers the progress of any Filing and keep the Sellers adequately informed as to the status and all material developments of the relevant proceedings; (iv) without undue delay (unverzüglich) notify the Sellers (and provide copies or, in the case of non-written communications, details) of any material communication with any relevant authorities relating to the Filings and/or the relevant proceedings;

47 / 97 (v) to the extent legally permissible, and (despite a proposal by the Purchaser suggesting to proceed in line with limb. (A) and (B)) not otherwise requested by the responsible authority: (A) permit the Sellers to attend all meetings and material calls with competent authorities; and (B) notify the Sellers of any such meetings and material calls sufficiently in advance; (vi) not without the prior written approval of the Sellers, which may not be withheld conditioned or delayed without reason, agree with any competent authority on any suspension, or the extension of any suspension, of the statutory waiting periods; (vii) to the extent that a competent authority takes the position in phase 2 of the review that Clearance will - in connection with the Filing to the United States authorities set out in part 1 of Annex 8.1 - or may - in connection with any other Filings - not be granted without remedies (conditions or undertakings) being required, take, and procure that – if required – all other members of the Purchaser Group take, all steps which are necessary for the fulfillment of any requirements of the competent authorities, in particular: (A) propose to the competent authorities all remedies necessary to alleviate potential concerns engendered by the Transaction, and commit itself to accepting and implementing such remedies vis-à-vis the competent authorities, to facilitate the completion of the Transaction, in each case within the time limits required by applicable Law and the competent authorities but in any event prior to the expiration of phase 2 of the review; and (B) other than to the extent disclosure is requested by the relevant authority not to occur (despite a proposal by the Purchaser suggesting the disclosure), outside counsel confirms that disclosure would violate applicable Law or disclosure is not practically possible, disclose to the Sellers the proposed scope of such remedies, allowing the Sellers to assess the remedies’ impact on any potential concern the competent authorities may have in regard to the Transaction; (viii) not do, and procure that no other member of the Purchaser Group does, anything (including the conclusion of any transaction or agreement) that might reasonably be expected to render it more difficult to obtain, or to result in any (other than immaterial) delays with regard to obtaining, the Clearances; and (ix) procure, notwithstanding that the Purchaser, in fulfilment of the obligations set out above, shall not be required to provide the Sellers with any confidential information or business secrets or valuation materials of Purchaser or its Affiliates or its direct and indirect shareholders (or their Affiliates), that such information shall be provided to the Sellers’ external counsel on a counsel-to- counsel basis only and to the extent necessary, appropriately redacted.

48 / 97 8.3 Cooperation by the Sellers The Sellers will closely cooperate with the Purchaser and provide all information reasonably necessary and available in connection with the Filings and Clearances pursuant to Section 8.2 as soon as reasonably possible and in connection with the Filing to the United States authorities set out in part 1 of Annex 8.1 submit their Filing within fifteen (15) Business Days after the Signing Date. In particular, to the extent legally possible, Sellers shall procure that the Group Companies will cooperate with the Purchaser in providing all reasonably required and available information concerning the Group Companies, or otherwise reasonably required and available for the purpose of the Filings, as soon as reasonably possible and, if required and reasonably possible, within the timelines required by the competent authority. The Sellers will not, and shall procure that the Group Companies will not, communicate or otherwise interact with any regulatory authorities in connection with the Clearances without the prior written consent of the Purchaser, unless this is necessary to comply with a request from such authority. Sellers shall procure that if remedies are agreed by the Purchaser in accordance with Section 8.2(b)(vii) that are (also) to be fulfilled by any Group Company prior to Closing, the respective Group Company agrees to abide, and until Closing abides, by such remedy and accepts such commitments vis-à-vis the relevant competent authority and, if required, that the Sellers confirm and undertake to support such remedies vis-à-vis the relevant competent authority. 8.4 Staggered Closing In the event of any unforeseen material delay in obtaining any Clearances, the Parties shall: (a) discuss in good faith the possibility of a staggered Closing; and, (b) if the Parties are unable to agree on a staggered Closing within a reasonable period of time, the Sellers shall, upon request by the Purchaser and taking into account the Purchaser’s business interests, consider in good faith whether to waive the Closing Condition with respect to such outstanding Clearances. 9. TERMINATION 9.1 Termination Events This Agreement can be terminated with immediate effect for all Parties at any time prior to the Closing: (a) by mutual written consent of the Purchaser and the Sellers; or (b) by the Sellers (acting jointly) by way of notice to the Purchaser: (i) if the Closing Condition has not been satisfied or duly waived by 31 August 2027 (the “Long Stop Date”); (ii) at any time, in case it turns out that the Closing Condition cannot be satisfied (ist endgültig ausgefallen); or (iii) if all or some of the Closing Actions that have become due to be taken by the Purchaser have neither been taken by the Purchaser nor waived by the Sellers until the fifth (5th) Business Day after the day on which they became due to be taken; (c) by the Purchaser by way of notice to the Sellers:

49 / 97 (i) if the Closing Condition has not been satisfied or duly waived within one (1) month following the Long Stop Date; or (ii) if all or some of the Closing Actions that have become due to be taken by the Sellers have neither been taken by the Sellers nor waived by the Purchaser until the third (3rd) Business Day after the day on which they became due to be taken, provided, in any event, that no Party shall be entitled to terminate this Agreement unilaterally on the basis of Section 9.1(b) or (c) whose failure to comply with any covenant or obligation (including in respect of the performance of a Closing Action) pursuant to this Agreement caused the non-satisfaction of the Closing Condition or the failure of a Closing Action to occur. 9.2 Effect of Termination In case of a termination of this Agreement pursuant to Section 9.1: (a) no Party shall have any continuing obligations towards any other Party under this Agreement, other than obligations under Sections 7.5(b), 9, 19 (Purchaser’s Guarantor), 20 (Confidentiality; Press Release; Virtual Data Room), 21 (Costs and Taxes), 22 (Notices), 23 (Miscellaneous Provisions) and 24 (Governing Law; Arbitration; Inhibition of Cut-Off Periods) (together, the “Surviving Provisions”), which shall survive such termination and remain in full force and effect together with (i) any definitions contained in other provisions of this Agreement and referenced/used in the Surviving Provisions and (ii) other general contractual provisions as contained in Section 1; (b) Closing Actions already performed at the time of the termination of the Agreement (if any) shall be reversed; (c) no Party shall have any rights or claims against any other Party other than (i) rights or claims under this Section 9, (ii) claims for breaches of this Agreement which occurred prior to the termination, and (iii) claims, if any, under the Surviving Provisions; (d) if this Agreement is terminated by the Sellers (jointly) pursuant to Section 9.1(b) or by the Purchaser pursuant to Section 9.1(c)(i), the Sellers (jointly) may either: (i) request the Purchaser to pay, as sole and exclusive remedy, to the Sellers (to the Sellers’ Bank Accounts) as partial creditors (Teilgläubiger) in proportion to their applicable Participation Ratios liquidated damages (pauschalierter Schadensersatz) in the aggregate amount of EUR 250,000,000.00 (in words: two hundred fifty million Euro) (the “Break Fee”) without a requirement to prove any fault of the Purchaser (kein Erfordernis des Nachweises schuldhaften Verhaltens) or the occurrence and/or amount of a damage (ohne Erfordernis eines Nachweises zu Existenz und/oder Höhe eines Schadens) to compensate the Sellers for any costs, expenses, and other damage incurred in connection with the Transaction and/or its negotiation, preparation and execution, provided that the Break Fee shall not become due and payable in case the Closing Condition would have been satisfied if the Sellers had complied with their obligations pursuant to Section 8.3; or, alternatively; (ii) assert a claim for damages against the Purchaser due to a breach of this Agreement by the Purchaser or Purchaser’s Guarantor (“Damages Claim”), in which case no Break Fee shall become due and payable and no floor or cap shall apply to the Damages Claim (i.e., the asserted damages may fall short of,

50 / 97 or exceed the amount of the Break Fee), provided that, the aggregate liability of the Purchaser for Damages Claims shall in no event exceed an amount equal to the sum of the Share Purchase Price and the purchase price under the Separate SPA; it being agreed, that the Sellers shall be deemed to have requested the Break Fee if they have not notified the Purchaser in writing that they want to assert a Damages Claim within three (3) months after the termination of this Agreement; the Break Fee becomes due and payable within ten (10) Business Days after the Sellers (jointly) have, or are deemed to have, requested the Break Fee; (e) notwithstanding any provision of this Agreement or otherwise, the Parties agree on their own behalf and on behalf of their respective subsidiaries and Affiliates that no Debt Financing Source shall have any liability to any Seller, any Seller Related Party or any Group Company relating to this Agreement, the Term Loan Financing or any of the transactions contemplated hereby, except to the extent expressly agreed in writing by such Debt Financing Source. The Debt Financing Sources are intended third party beneficiaries of this Section 9.2(e). 9.3 No Termination after Closing For the avoidance of doubt, no Party shall be entitled to terminate or rescind this Agreement following Closing. 10. CLOSING MATTERS 10.1 Closing Actions On the Agreed Closing Date, at 9:00 a.m. (local time), the Parties shall meet at the offices of Milbank LLP, Neue Mainzer Str. 74, 60311 Frankfurt am Main, Germany, or the Parties shall meet at such time and/or place as the Purchaser and the Sellers (with effect for all Parties) may otherwise mutually agree upon in writing (including by email), and shall thereupon promptly take the following actions (the “Closing Actions”) concurrently (Zug-um-Zug) in the sequence as set out below; provided that (i) to the extent a Closing Action operates for the benefit of one or more Parties, such Party/Parties shall (jointly) be entitled to waive the performance, or the allocated sequence of, such Closing Action (in whole or in part) and (ii) a Party that owes the performance of a Closing Action may elect to perform such Closing Action owed by it prior to the Agreed Closing Date (which election shall not affect the maturity of any other Closing Actions): (a) Separate SPA. The Sellers shall procure that ebm-papst KGaA executes, and the Purchaser shall procure that the Purchaser 2 executes, the Separate SPA substantially in the form as attached in Annex L(ii). (b) Share and Interest Assignment Deed. Each Seller (as individual debtor (Einzelschuldner)) and the Purchaser shall execute a share and interest assignment deed substantially in the form as attached in Annex 10.1(b) (the “Share and Interest Assignment Deed”). (c) Termination of Board Mandates. The Sellers as joint debtors shall deliver to the Purchaser a copy of executed documentation evidencing that the mandate of each of the persons listed in Annex 10.1(c) as a member of the respective corporate body of the Group set out opposite such person’s name (the “Withdrawing Board Members”)

51 / 97 will terminate at the latest with effect as of the Closing or, if that is not possible in accordance with applicable Law, as soon as possible thereafter. (d) Restrictive Covenants Letters. Each Seller (as individual debtor (Einzelschuldner)) shall deliver to the Purchaser non-compete and non-solicitation letters substantially in the form as attached, and duly executed in writing by the persons listed against such Seller’s name, in Annex 10.1(d). (e) Payment of the Sparkasse Early Repayment Amount; Individual Debt Account Deduction Amount(s) and the Total Purchase Price. The Purchaser shall pay: (i) if and to the extent applicable under this Agreement, the Sparkasse Early Repayment Amount to the Sparkasse on behalf of, and with discharging effect (mit schuldbefreiender Wirkung) for, ebm-papst KG in discharge of the Sparkasse Early Repayment Amount (including the Sparkasse Repayment Claim); (ii) if and to the extent applicable under this Agreement, each Individual Debt Account Deduction Amount, in the amount set out in the Closing Purchase Price Notice, to ebm-papst KG on behalf of, and with discharging effect (mit schuldbefreiender Wirkung) for, the respective Seller in discharge of the corresponding Individual Debt Account Payable in the same amount; and (iii) each Seller’s Individual Total Purchase Price, in the amount set out for such Seller in the Closing Purchase Price Notice, to such Seller’s Bank Account (the aggregate amount of all payments set out in this Section 10.1(e) together, the “Closing Payment Amount”). (f) Closing Power of Attorney. Upon confirmation of the irrevocable receipt of the Total Purchase Price in the designated Sellers’ Bank Accounts, the Sellers (as individual debtors (Einzelschuldner)) shall deliver to the Purchaser a power of attorney substantially in the form as attached in Annex 10.1(f) granting the Purchaser the right to exercise the Sellers’ rights as shareholders of ebm-papst Finance GmbH and ebm- papst Verwaltungs GmbH after the Closing Date with respect to the Sold Finance Shares and the Sold Verwaltungs Shares (the “Closing Power of Attorney”). (g) Special Succession Application. The Sellers (as individual debtors) and the Purchaser shall provide the acting notary with the application required for the registration with the competent commercial register (Handelsregister) of the change of the limited partners (Kommanditisten) and general partner (persönlich haftende Gesellschafterin/Komplementärin) of ebm-papst KG, in case of the limited partners, by way of special succession (Sonderrechtsnachfolge), executed in due form with notarial certification by each Seller, ebm-papst KGaA as general partner of ebm-papst KG and the Purchaser (the “Special Succession Application”). (h) Closing Bring-Down Certificate. Each Seller (as individual debtor (Einzelschuldner)) shall deliver to the Purchaser the executed Closing Bring-Down Certificate. 10.2 Closing Protocol Immediately after all Closing Actions have been carried out, or validly waived by the relevant Party/ies, including after confirmation of the irrevocable receipt of the entire Total Purchase Price in the designated Sellers’ Bank Accounts, the Parties (as individual debtors

52 / 97 (Einzelschuldner)) shall execute a closing protocol confirming that (i) the Closing Condition has been satisfied or validly waived and (ii) all Closing Actions have been carried out, or validly waived by the relevant Party/ies, and, therefore, (iii) the Closing has occurred, substantially in the form as attached in Annex 10.2. Upon execution of such closing protocol, the Transfer Condition shall be finally and irrevocably deemed satisfied. 10.3 Filings and Notifications following the Assignment of the Sold Shares and LP Interests and the Separately Sold GP Interest (a) Promptly upon occurrence of the Closing, the Sellers as joint debtors and the Purchaser shall: (i) submit to the acting notary public a joint instruction and authorization to file with the competent commercial register (Handelsregister) (A) in accordance with § 40 para. 2 GmbHG, an updated shareholders’ list (Gesellschafterliste) of each of ebm-papst Verwaltungs GmbH and ebm-papst Finance GmbH reflecting the change in the shareholder structure and (B) the Special Succession Application in respect of the change of the limited partners (Kommanditisten) and general partner (persönlich haftende Gesellschafterin/Komplementärin) of ebm-papst KG; and (ii) instruct the management of ebm-papst Verwaltungs GmbH as general partner (persönlich haftende Gesellschafterin / Komplementärin) of ebm-papst KGaA to enter the Purchaser as holder of the Sold KGaA Shares in ebm-papst KGaA’s share register (Aktienregister) pursuant to § 67 AktG. (b) Promptly upon occurrence of the Closing: (i) the Purchaser shall notify ebm-papst KGaA in writing of the existence of its participation in ebm-papst KGaA in accordance with § 20 para. 1 and para. 4 AktG, and the Sellers shall make any corresponding notification in respect of the cessation of their respective participations pursuant to § 20 para. 5 AktG, and (ii) the Purchaser shall procure that the management of ebm-papst Verwaltungs GmbH as general partner (persönlich haftende Gesellschafterin / Komplementärin) of ebm-papst KGaA promptly publishes (A) the existence of the Purchaser’s participation and (B) the Sellers’ cessation of their respective participations in ebm-papst KGaA’s designated publication media (Gesellschaftsblätter) in accordance with § 20 para. 6 AktG. 11. SELLERS’ LIABILITY RELATING TO CERTAIN PROPOSITIONS 11.1 Propositions and Proposition Inaccuracies – General Rules Except as disclosed in a disclosure appendix set forth in Annex 11.1 with express reference to the respective Proposition or, in respect of any Business Propositions, in any part of this Agreement, and subject to the limitations and qualifications provided in this Agreement (and, in particular, in Section 13), the Sellers hereby agree to be liable to the Purchaser pursuant to the provisions of this Agreement (including in particular Section 13 in connection with this Section 11 and Annex 11.1) by way of an independent agreement on liability irrespective of

53 / 97 fault (selbständige, verschuldensunabhängige Haftungsvereinbarung) in accordance with § 311 para. 1 BGB if and to the extent the propositions provided in Annex 11.1 (the “Propositions”) are incorrect as of the reference date specifically set forth therein, if any, and otherwise as of the Signing Date with respect to Business Propositions and as of the Signing Date and as of the Closing Date with respect to Fundamental Propositions (an individual set of circumstances (Lebenssachverhalt) rendering a Proposition inaccurate, each a “Proposition Inaccuracy”). If, and to the extent that, the same set of circumstances contradicts more than one of the Propositions, the Purchaser may only assert claims (i) in respect of such Proposition Inaccuracies once (no double dip) and (ii) in respect of Proposition Inaccuracies regarding Business Propositions where one of the inaccurate Business Propositions is specified to be more specific than the other(s), in respect of the more specific Proposition. “Fundamental Propositions” means Sections 1 through 4 of Annex 11.1; “Business Propositions” means any other Propositions. 11.2 Propositions and Proposition Inaccuracies – Further Rules Further to Section 11.1, it is understood and agreed that: (a) (i) if and to the extent a Proposition refers to the Sold Shares and LP Interests, the Sellers or to the particulars of the Sellers, such Proposition is solely made by each Seller individually as individual debtor (Einzelschuldner), and each such individual Proposition shall solely refer to the respective Seller’s Individual Sold Shares and LP Interests and to itself personally, respectively, and (ii) any other Proposition (i.e., not qualifying pursuant to para. (i) as a Proposition that is only made individually), regardless of whether it is qualified by Sellers’ Knowledge or not so qualified, is made by all Sellers as partial debtors (Teilschuldner) in accordance with, and in proportion to, their applicable Participation Ratios, in each case of (i) and (ii), subject to the limitations and qualifications as contained in Sections 11 through 13 and subject to Section 23.13(f), including in particular as regards limitations in respect of recourse against individual Sellers; (b) the Propositions are included in this Agreement solely on the basis that they merely serve the purpose of establishing a certain risk allocation between the Parties pursuant to the consequences of any Proposition Inaccuracies in accordance with this Agreement; (c) the Propositions shall neither constitute a quality agreement within the meaning of § 434 para. 2 first sentence BGB (Beschaffenheitsvereinbarung), nor shall they be construed as a guarantee within the meaning of § 443, § 444 BGB (Garantie für die Beschaffenheit der Sache); (d) the scope and content of each Proposition shall be exclusively defined by the provisions of this Agreement and shall solely serve as a potential basis for liability as an integral and inseparable part, and subject to the limitations agreed in respect, of the independent liability concept provided in this Agreement (i.e., including as an integral part all provisions in Sections 11 through 13); (e) Propositions shall notably in no event be construed as a separate basis of liability or be detached from the provisions of this Section 11 and Section 13, whether pursuant to any statutory concept of liability (e.g., regarding alleged “Angaben ins Blaue”) or otherwise and Business Propositions are therefore hereby agreed to be deemed null and void and not part of this Agreement if and to the extent that any such interpretation

54 / 97 were asserted by the Purchaser or adopted by any court or arbitral tribunal in connection with a dispute of the Parties; (f) no Seller gives or makes, or has given or made, any guarantees, warranties or representations (whether express or implied) beyond the liability concept of this Agreement (of which this Section 11 is an integral, but not a separate/independent, part); (g) the existence, on the Signing Date or on the Closing Date, of any encumbrance or third party right of any sort in respect of any asset of a Group Company or in respect of the ebm Shares and Interests which (i) ceases to exist at the Closing Date without any actions other than the Closing Actions being required or (ii) in case of any asset of a Group Company only, is held by another Group Company (encumbrances and third party rights pursuant to (i) and (ii) together, “Non-Relevant Encumbrance”) shall not be deemed to entail a Proposition Inaccuracy referring to the absence of such encumbrance or third party right and any such Non-Relevant Encumbrance shall in any event be considered a Permitted Lien; (h) if any disclosure of events or documents made in this Agreement (i) is below any materiality threshold provided for in relation to such disclosure requirement, or (ii) contains additional information outside of the scope of the respective Proposition, this shall neither be deemed to constitute a basis for a Purchaser Claim nor otherwise affect the respective materiality thresholds (nor their interpretation) or increase the scope of any indemnification; and (i) each of the Business Propositions is qualified by, and only given subject to, Sellers’ Knowledge. 11.3 Knowledge of the Sellers To the extent that reference is made in this Agreement to the term “Sellers’ Knowledge” in connection with any Proposition, then such respective Proposition (a) is made as of the date expressly referenced therein and in the absence of such express reference as of the Signing Date and (b) refers to, and can hence only be inaccurate if and to the extent the inaccuracy is within, the personal and actual knowledge (eigene positive Kenntnis), on the Signing Date, of the individuals listed as “Knowledgeable Persons of the Sellers” in Part 1 of Annex 11.3 (the “Knowledgeable Persons”) after their inquiry conducted no earlier than two (2) Business Days prior to the Signing Date with the Persons listed as “Inquiry Persons” in Part 2 of Annex 11.3 (the “Inquiry Persons”) (and solely in respect of those Propositions qualified by Sellers’ Knowledge as designated against their respective names in Annex 11.3) by obtaining a confirmation in writing or text form from such inquired individuals that they do not have personal and actual knowledge of an inaccuracy of the relevant Sellers’ Knowledge-qualified Propositions at the time of their response to such inquiry. 12. PURCHASER’S OBLIGATIONS 12.1 Notification of the Sellers If the Purchaser or any member of Purchaser's Deal Team, becomes aware of circumstances which could lead to a Purchaser Claim (including in case of any Third-Party Claims), the

55 / 97 Purchaser shall, without undue delay (unverzüglich), notify the Sellers of the relevant circumstances, such notice to describe the potential Purchaser Claim in reasonable detail and, to the extent possible, to state the estimated amount of such Purchaser Claim (a “Claim Notice”). If the W&I Cap does not apply to such Purchaser Claim, following the Closing, the Purchaser shall reasonably support the Sellers and their advisors/representatives being provided as soon as reasonably possible with all reasonably requested information and assistance, including access to all relevant records, documents, information and relevant management members and employees or other knowledgeable persons, which any of the Sellers requires or reasonably requests in order to determine the extent, if any, to which a Purchaser Claim is justified; any Seller shall be entitled to make copies of any such records, documents or information. 12.2 Conduct of Third-Party Claims In case of legal proceedings, judgments, administrative acts or third-party claims (including claims by any Administrative Authority) which are directed against any of the Group Companies, the Purchaser or any other member of the Purchaser Group (each, a “Claim Addressee”) and which may become the basis of a Purchaser Claim to which the W&I Cap does not apply (the “Third-Party Claims”), as from the Closing, the Purchaser shall, and shall ensure that each Claim Addressee will, to the extent reasonably practicable and legally permissible: (a) give the Sellers a reasonable opportunity to comment on, and discuss and jointly evaluate with the Purchaser, any measures which the relevant Claim Addressee proposes to take or omit in connection with such Third-Party Claim; (b) permit the Sellers to comment on, and participate in, any relevant hearing, meeting, audit or other discussion or communication and to review any relevant document; (c) diligently and in good faith defend itself against the relevant Third-Party Claim, duly considering in such context any reasonable comments and requests of the Sellers, with the diligence that would be applied by a prudent business person in the relevant circumstances in the absence of any respective indemnification claim against a third party (including the Sellers); (d) upon the Sellers acknowledging in writing their liability for the relevant Purchaser Claim under this Agreement on the merits (dem Grunde nach), permit the Sellers, to take such action, and comply with any request by the Sellers to take such action, as the Sellers or their representatives consider, at their free discretion, required or expedient in order to dispute, defend, appeal or compromise such Third-Party Claim (including the making of counterclaims or other claims against third parties) in the name, and on behalf, of the relevant Claim Addressee, provided that: (i) any external costs: (A) incurred by the Sellers or any Seller resulting therefrom shall be borne by the Sellers; and (B) reasonably incurred by the Group Companies resulting therefrom shall be borne by the Sellers to the extent they are part of the Losses to be compensated by the Sellers due to the breach of this Agreement; and

56 / 97 (ii) Sellers shall act in good faith and shall reasonably take into account the legitimate interests of a sustainable and growing Target Business; (e) keep the Sellers at all times reasonably informed of any developments relating to the Third-Party Claims and as soon as reasonably possible provide such information and assistance as the Sellers may require or reasonably request in connection with the preparation for, and conduct of, any proceedings or negotiations in relation to such Third-Party Claim, including the forwarding of any notices received in connection therewith; and (f) procure that no Claim Addressee admits any liability in respect of, or compromises or settles, the matter giving rise to the Third-Party Claim without the prior written consent of the Sellers, such consent not to be unreasonably withheld, acting in good faith and reasonably taking into account the legitimate interests of a sustainable and growing Target Business, provided that the Purchaser has complied with its obligations under Section 12.2(d). Neither Section 12.1 nor Section 12.2 shall apply to claims pursuant to Section 14.1. 12.3 Analogous Application In the event of a Purchaser Claim that is directed only against a specific Seller, the provisions of this Section 12 shall apply, mutatis mutandis, only in respect of, and vis-à-vis, such respective Seller. 13. REMEDIES AND LIMITATIONS/QUALIFICATIONS REGARDING THE SELLERS’ LIABILITY 13.1 Proposition Inaccuracies - Restitution in Kind; Monetary Damages (a) Restitution in Kind. In case the Purchaser intends to raise a Purchaser Claim based on a relevant Proposition Inaccuracy and the W&I Cap does not apply, the Purchaser shall first give the Sellers, at the Sellers’ free discretion, the opportunity of establishing, within a period of six (6) weeks after receipt by the Sellers of the respective Claim Notice, a situation which corresponds to the situation that would exist if the relevant Proposition Inaccuracy had not occurred (restitution in kind - Naturalrestitution pursuant to § 249 para. 1 BGB). (b) Monetary Damages. If and to the extent that (i) the Sellers have not (timely) brought about a remedial action pursuant to Section 13.1(a) in respect of a specific Purchaser Claim based on a Proposition Inaccuracy, (ii) such restitution is impossible, or (iii) the Sellers refuse (ernsthaft und endgültig verweigern) in writing to make such restitution, or (iv) the W&I Cap applies, in accordance with the principles contained in Section 11, the Purchaser shall solely be entitled to demand monetary damages (Schadensersatz in Geld) from the Sellers and solely subject to the following provisions of this Section 13. (c) Analogous Application. In the event of a Purchaser Claim based on the Proposition Inaccuracy of any Proposition that is only made by each Seller individually as individual debtor (Einzelschuldner) in accordance with Section 11.2(a)(i), the provisions of this Section 13.1 shall apply, mutatis mutandis, only in respect of, and vis-à-vis, each such respective Seller.

57 / 97 (d) Proposition Inaccuracies. Any Purchaser Claims based on any Proposition Inaccuracy shall be conditioned upon Closing having occurred and the Purchaser shall not be entitled to any such claims prior to Closing. 13.2 Scope of Restitution in Kind and of Monetary Damages (a) Definition of Losses. In respect of any Purchaser Claims pursuant to this Agreement the following shall apply: Restitution in kind (Naturalrestitution) pursuant to Section 13.1(a), or pursuant to any other provisions of this Agreement, and any claim for monetary damages pursuant to Section 13.1(b) or wherever in this Agreement reference is made to the term “Losses” in respect of any other claim, shall in each case (i) be subject to the specific provisions (including limitations) applying to them pursuant to this Agreement and shall, only subject to such aforementioned limitations, otherwise be based on the provisions of §§ 249 et seqq. BGB and (ii) in no event include any restitution in respect of, or compensation for, any indirect or consequential damages (mittelbare Schäden und sonstige Folgeschäden) unless reasonably foreseeable (vernünftigerweise vorherzusehen), internal administrative and overhead costs, lost profit (entgangener Gewinn) other than lost profit at the level of any Group Company to the extent reasonably foreseeable, frustrated expenses (vergebliche Aufwendungen), and any damages based on the application, or alleged application, of any multiple underlying the purchase price determination or any valuation method, or based on any argument or reasoning to the effect that the Total Purchase Price (or any component thereof) was incorrect or has been determined based on an incorrect assumption or would otherwise have been different (those damages which are in principle compensable, taking into account the foregoing qualifications and exclusions, together “Losses”). (b) Breaches at Group Company Level. In case of (i) a Proposition Inaccuracy, (ii) a breach of a covenant, or (iii) any indemnification, in each case pertaining to any matter affecting the level of a Group Company other than a Target Company (each of (i) through (iii), a “Lower-Level Matter”), any damage, Losses or indemnifiable amounts, as the case may be, to be compensated by the Sellers or a Seller in accordance with this Agreement as a consequence of a Lower-Level Matter shall in any event solely comprise the actual damage, Losses or indemnifiable amounts, as the case may be, incurred at, and determined from the perspective of, the level of such Group Company, multiplied by the pro rata equity participation quota (durchgerechnete Beteiligungsquote) of ebm-papst KG in the respective affected Group Company; accordingly, no compensation shall be owed for any actual or alleged reduction of the value of any of the Sold Shares and LP Interests, the Separately Sold GP Interest, the Sparkasse Repayment Claim, and/or any Group Company related to the relevant Lower-Level Matter. 13.3 Mitigation and Advantages The applicable German Law legal principles regarding the calculation of damages, the mitigation of damages and the off-setting of losses by advantages (including Tax advantages and advantages of the Group Companies, the Purchaser, and any other Purchaser Group company) due to the damaging event (Schadensberechnung, Schadensminderung, Vorteilsausgleich) pursuant to §§ 249 et seqq. BGB shall apply, mutatis mutandis, to all Purchaser Claims, without prejudice (unbeschadet) to the other provisions of this Section 13 and the provisions of Section 14.

58 / 97 13.4 Limitations/Qualifications (a) Purchaser Claims (other than Fundamental Proposition Claims and Purchaser Claims in respect of Leakage) shall in any event and without prejudice to any other applicable provisions of this Agreement be excluded if and to the extent: (i) compensation for the relevant matter has been recovered (or could reasonably have been recovered if it had been asserted and enforced) under any policy of insurance maintained by, or for the benefit of, a Group Company or any other member of the Purchaser Group (other than the W&I Insurance), provided that, only for claims pursuant to Section 18, any amount by which the insurance premium is increased following such recovery shall be deducted from the recovered amount on a discounted basis; (ii) the relevant losses are recovered (or could reasonably have been recovered if it had been asserted and enforced with the diligence of a prudent businessperson) based on a claim against a third party (including against any insurance) for repayment, indemnification or recourse with respect to the relevant matter at any time following the Closing Date, at the level of any Group Company or at any member of the Purchaser Group; (iii) with respect to Proposition Inaccuracies, the relevant Purchaser Claim arises, or the amount of the relevant Purchaser Claim is increased, as a result of changes in circumstances or changes in the Law and/or legal position (including changes in case law or administrative practice) which occurred after the Economic Reference Date; (iv) with respect to Proposition Inaccuracies, the respective circumstances from which the relevant Purchaser Claim arises have been taken into account and/or reflected in the Economic Reference Date F/S; (v) with respect to Proposition Inaccuracies, the relevant matter has already been specifically taken into account as a deduction item in the determination of the Total Purchase Price (or any component thereof) according to the Equity Bridge; (vi) the respective circumstances from which the relevant Purchaser Claim arises (i) have already been taken into account in relation to any other claim of the Purchaser, a Group Company and/or a Purchaser Group company against the Seller(s) such that additional recovery would result in a double dip from an economical perspective or (ii) have occurred as a result of an act or omission specifically agreed upon in, and in compliance with, this Agreement and/or otherwise approved by the Purchaser in writing (e-mail being sufficient); (vii) (A) the payment or settlement of any item in relation to the relevant Purchaser Claim, (B) the otherwise incurred losses giving rise to the relevant Purchaser Claim, and/or (C) the circumstances from which the relevant Purchaser Claim arises, result or will result in a Tax Benefit (to be determined in accordance with Section 14.1(b)(ii) applying mutatis mutandis) that relates to the Post- Economic Reference Date Period for a Group Company, but only if and to the extent such Tax Benefit has been or will be cash effectively realized by any Group Company, the Purchaser and/or another member of the Purchaser Group; or

59 / 97 (viii) the relevant Purchaser Claim results from, or is increased by, a failure of the Purchaser to comply with its obligations pursuant to Section 12.1 in respect of the relevant Purchaser Claim. (b) Any payments actually made by the Sellers in order to discharge a Purchaser Claim which is, or subsequently becomes (or, respectively, would have become if the payment had not already been made), excluded or reduced pursuant to this Section 13.4 or Section 13.3 shall be refunded by the Purchaser to the relevant Seller(s) without undue delay (unverzüglich), but in any event within 10 (ten) Business Days after the Purchaser or any Group Company has become aware of the relevant circumstances underlying the exclusion or reduction of the relevant Purchaser Claim. The Purchaser undertakes to inform the Sellers, without undue delay (unverzüglich), about any event which may trigger an exclusion or a reduction of a Purchaser Claim, or a refunding obligation, under this Section 13.4. If, and to the extent that, a Seller satisfies a Purchaser Claim (as the case may be, despite an exclusion or reduction of such Purchaser Claim pursuant to this Section 13.4 or Section 13.3), the Purchaser shall promptly and contemporaneously (Zug-um-Zug) assign, or procure to have assigned, to the relevant Seller(s) (as individual creditors (Einzelgläubiger) or in case of several relevant Sellers, as the case may be, as partial creditors (Teilgläubiger) in accordance with, and proportion to, their respective relevant Participation Ratios) all claims that a Group Company, the Purchaser or any other member of the Purchaser Group might have against any third party in connection with the circumstances from which the relevant Purchaser Claim arises. In the event of a Purchaser Claim that is directed only against a specific Seller, this paragraph shall apply, mutatis mutandis, only in respect of, and vis-à-vis, such respective Seller. 13.5 Knowledge of the Purchaser Purchaser Claims based on Proposition Inaccuracies other than Fundamental Proposition Claims shall be excluded if, and to the extent that, as of the Signing Date: (a) the Purchaser, or any member of the Purchaser’s Deal Team, had actual knowledge (positive Kenntnis) of the relevant circumstances from which the relevant Purchaser Claim arises; (b) the relevant circumstances from which the relevant Purchaser Claim arises were reasonably apparent from the content of this Agreement (including its annexes/appendices); or (c) the relevant circumstances from which the relevant Purchaser Claim arises, including with respect to the relevant losses arising therefrom, were reasonably apparent from the content of the Due Diligence Materials in such a way that they could, from an objective perspective, reasonably be expected to be identified by a prudent business person or by a relevant advisor, representative, negotiator or other person involved in the Due Diligence Review. The provisions of § 442 BGB and § 377 HGB shall not apply. Purchaser hereby confirms that as of the Signing Date, no member of the Purchaser’s Deal Team has positive knowledge of any facts or circumstances that at Closing will give rise to any Fundamental Proposition Claims.

60 / 97 13.6 De Minimis; Basket A Proposition Inaccuracy shall only give rise to a Purchaser Claim, (a) if the amount to which the Purchaser would be entitled vis-à-vis a Seller pursuant to such Purchaser Claim exceeds the amount of EUR 250,000 (in words: two hundred fifty thousand Euro) multiplied by such Seller’s Participation Ratio (de minimis amount); provided that (i) such determination shall be made by applying all (limiting) provisions of this Agreement in respect of the determination of such Seller’s liability as partial (Teilschuldner) or individual debtor (Einzelschuldner) (as the case may be) except for this Section 13.6(a) and (ii) an individual series of Purchaser Claims related to the same or substantially similar underlying set of circumstances (gleicher oder im Wesentlichen gleicher Lebenssachverhalt) shall be aggregated for the purpose of such determination; and (b) if the aggregate amount of all Purchaser Claims based on Proposition Inaccuracies to which the Purchaser is entitled vis-à-vis such Seller, which are not excluded pursuant to Section 13.6(a), exceeds the amount of EUR 7,500,000.00 (in words: seven million five hundred thousand Euro) multiplied by such Seller’s Participation Ratio (Freigrenze). This Section 13.6 shall not apply to Proposition Inaccuracies of Fundamental Propositions (“Fundamental Proposition Claims”). 13.7 W&I Insurance and Liability Caps (a) W&I Insurance. The Purchaser: (i) confirms and represents to each Seller as individual creditor (Einzelgläubiger) (A) that it has taken out (or will still on the Signing Date or immediately thereafter take out) warranty and indemnity insurance under an insurance policy a copy (or final draft) of which is attached hereto for evidence purposes in Annex 13.7(a)(i)(A), including all appendices (with the exception of Exhibit A thereto, which is the executed version or final draft of this Agreement (the “W&I Insurance” and the relevant insurance provider(s) as therein identified (together), the “Insurer”); and (B) that such W&I Insurance is working on a non-recourse basis such that there will not be any subrogation of claims of the Purchaser against any Seller (nor against any other Protected Person) to the Insurer except in respect of claims of the Purchaser against the Seller or other Protected Person that are arising due to fraud (Arglist) or wilful misconduct (Vorsatz) of the respective Seller or Protected Person; (ii) undertakes not to subsequently change or terminate the W&I Insurance, except as would not have any adverse effect on a Seller and its liability under or in connection with this Agreement; and (iii) if the Insurer raises any claim against any Protected Person that is not arising from mandatory Law (i.e., that is not abdingbar), shall indemnify and hold harmless (freistellen, schadlos halten) each respective Protected Person from

61 / 97 any and all losses within the meaning of §§ 249 et seqq. BGB resulting from such claim. (b) Closing Bring-Down of Disclosures. (i) No earlier than five (5) Business Days prior to the Agreed Closing Date (the “Bring-Down Date”), the Sellers (as individual debtors (Einzelschuldner)) shall procure that the Knowledgeable Persons will: (A) review the Business Propositions; and (B) inquire the Inquiry Persons in order to disclose those individual sets of circumstances (Lebenssachverhalte) which occurred between the Signing Date and the Bring-Down Date and would render any of these Propositions inaccurate if provided as of the Closing Date (“Closing Bring-Down of Disclosures”). (ii) Each Seller (as individual debtor (Einzelschuldner)) shall disclose the results of the Closing Bring-Down of Disclosures by executing and delivering to the Purchaser a “closing bring-down disclosure certificate”, substantially in the form attached as Annex 13.7(b)(ii) (the “Closing Bring-Down Certificate”), provided that, the Closing Bring-Down Certificate shall solely serve purposes of the W&I Insurance and no liability from the Closing Bring-Down Certificate whatsoever shall arise to the Sellers, the Knowledgeable Persons or the Inquiry Persons other than in case of a Fraud Claim. (c) W&I Cap. The aggregate liability of the Sellers and of any individual Seller under or in connection with this Agreement in respect of all Purchaser Claims for Proposition Inaccuracies (other than Fundamental Proposition Claims) and claims under Section 14.1 shall be capped at EUR 1.00 (in words: one Euro) (such amount, the “W&I Cap” and such claims as are subject to the W&I Cap in accordance with the foregoing, “W&I Claims”). (d) Liability Exclusion. (i) In furtherance of the foregoing, it is hereby acknowledged and agreed by the Parties that any liability of the Sellers or of a Seller for W&I Claims under or in connection with this Agreement in excess of the W&I Cap shall be excluded and be EUR 0.00 (in words: zero Euro) (the “Liability Exclusion”). Consequently, the Purchaser’s sole recourse, if any, for any W&I Claims beyond the W&I Cap shall be against the Insurer. The Purchaser expressly acknowledges, and the Parties agree, that the risk of not obtaining warranty and indemnity insurance and the validity and collectability risk in respect of the W&I Insurance shall solely and irrevocably rest with the Purchaser. (ii) If and to the extent that any Fundamental Proposition Claim is the subject of a valid claim against the Insurer under the W&I Insurance, the Purchaser shall seek recovery under the W&I Insurance first and any liability of the Sellers or of any Seller for any such Fundamental Proposition Claim shall be excluded if and to the extent that such Fundamental Proposition Claim has actually been recovered by the Purchaser from the Insurer under the W&I Insurance (the “Recovered Fundamental Proposition Claim ”).

62 / 97 (iii) If and to the extent that the payment of the Recovered Fundamental Proposition Claim by the Insurer to the Purchaser results in the Purchaser being unable to successfully assert claims arising from a breach of other Propositions or from Indemnifiable Taxes (in whole or in part) (the “Other Claims”) under the W&I Insurance because the coverage limit available under the W&I Insurance has been reduced or exhausted as a result of the payment of the Recovered Fundamental Proposition Claim, the (relevant) Seller(s) shall be liable as individual debtors (Einzelschuldner) or partial debtors (Teilschuldner) for such (portion of the) Recovered Fundamental Proposition Claim (as the case may be) and pay an amount equal to such (portion of the) Recovered Fundamental Proposition Claim to Purchaser as if such Recovered Fundamental Proposition Claim had not been recovered by the Purchaser from the Insurer in accordance with this Agreement, provided that: (A) such claim against the relevant Seller(s) shall become time-barred at the later of (i) the end of the cut-off period pursuant to Section 13.8(a) and (ii) the date on which all Other Claims became time-barred under the terms of the W&I Insurance; and (B) Purchaser shall not be required to raise any claims against the Insurer in respect of Fundamental Proposition Claims if, to the extent and for as long as Purchaser reasonably, acting in good faith, expects to raise Other Claims against the Insurer and the remaining coverage limit available under the W&I Insurance would be insufficient to cover both such Other Claims and the respective Fundamental Proposition Claim. (e) Intermediate Cap. Without prejudice to any other limitations or qualifications set out in this Agreement, the aggregate liability of any Seller for Purchaser Claims for breach of covenants under Section 7 (other than Section 7.1) shall in the aggregate in no event exceed an amount of EUR 1,000,000,000.00 (in words: one billion Euro) multiplied by such Seller’s Participation Ratio (in each case, the “Intermediate Cap”). (f) Overall Cap. Without prejudice to the W&I Cap, the Liability Exclusion, the Intermediate Cap and any other limitations or qualifications set out in this Agreement, the aggregate liability of a Seller for claims under or in connection with this Agreement (including for W&I Claims and for any other Purchaser Claims) shall in no event exceed an amount equal to (x) the sum of the Share Purchase Price and the purchase price under the Separate SPA, multiplied by (y) such Seller’s Participation Ratio. 13.8 Cut-Off Periods Claims of the Purchaser against the Sellers or a Seller under or in connection with this Agreement, whether arising from Proposition Inaccuracies or arising from other reasons, shall become cut off (Ausschlussfrist) as follows: (a) in case of Fundamental Proposition Claims: on the fifth (5th) anniversary of the Closing Date; (b) in case of Purchaser Claims arising from Proposition Inaccuracies (other than Fundamental Proposition Claims and Purchaser Claims arising from Proposition Inaccuracies of Propositions included in Section 22 (Tax Propositions) of Annex 11.1): on the first (1st) anniversary of the Closing Date;

63 / 97 (c) in case of Purchaser Claims arising from Sections 6.2 or 7.6: upon expiry of twelve (12) months from the Closing Date (it being understood and agreed that in case of claims arising from Section 6.2 in connection with Section 6.1(a)(vi), Section 14.7 shall apply mutatis mutandis); (d) in case of (i) Purchaser Claims arising from Proposition Inaccuracies of Propositions included in Section 22 (Tax Propositions) of Annex 11.1, (ii) claims arising from Section 14 (Taxes) and (iii) Section 21.1(b) (Transfer Costs): in accordance with Section 14.7; (e) in case of claims of the Purchaser arising from post-closing covenants twelve (12) months following the end of the term of such post-closing covenant; (f) in case of claims of the Purchaser under Section 18: six (6) months after all Indemnifiable Claims have finally expired (verjährt); and (g) in case of all other claims of the Purchaser: at the latest on the first (1st) anniversary of the Closing Date. 13.9 Exhaustive Remedies All claims and rights that the Purchaser has or may have against any Protected Person arising from, based on, or in connection with, (i) any Leakage, (ii) any Proposition Inaccuracy, (iii) any breach of covenants (including pursuant to Section 7), (iv) any Tax matter, or (v) any other provision of this Agreement or otherwise in relation to the subject matter of this Agreement, are agreed to be exclusively governed by the terms of this Agreement and all other or additional claims in relation to the subject matters of this Agreement, irrespective of their legal basis, are hereby excluded and waived to the greatest extent legally permissible, in particular, (a) any right of the Purchaser to rescind or otherwise terminate (i.e., in respect of this provision including kündigen, beenden, zurücktreten oder anfechten) this Agreement (other than pursuant to Section 9) or to require the winding up of the Transaction (including by way of “Schadensersatz statt der ganzen Leistung”); (b) any claims for a breach of pre-contractual obligations (such as culpa in contrahendo), it being expressly agreed and emphasized that such claims may not and cannot be based on any alleged requirement for any Seller (or for any Person whose knowledge is attributed, or purported to be attributed, to such Seller) under or in connection with this Agreement to undertake investigations or inquiries in respect of Propositions (whether qualified by Sellers’ Knowledge or not) as it is understood and agreed that (i) the Propositions are not meant to be independent/separate positive statements of fact or warranties but are only relevant as an inseparable component of the entire liability concept, (ii) the Propositions and any Proposition Inaccuracies shall therefore solely be governed by the terms of this Agreement and shall solely entail such consequences as expressly provided in this Agreement in respect of Proposition Inaccuracies but shall not entail any other consequences (regardless of fault or alleged fault or knowledge or alleged knowledge regarding the accuracy of such Proposition), in particular, no Proposition shall entitle the Purchaser to any additional or other claims in respect of the content of such Proposition beyond such claims as expressly provided in this Agreement;

64 / 97 (c) any claims or rights arising under § 280, § 282, § 241 para. 2, § 311 para. 2 and 3 BGB or under ancillary obligations (leaving unaffected, however, any Purchaser Claims pursuant to this Agreement, for the avoidance of doubt); (d) any claims or rights under the principle of frustration of contract (Störung der Geschäftsgrundlage) pursuant to § 313 BGB; (e) any claims or rights relating to defects (Mängel) and generally any claims or rights under statutory sale provisions in § 433 BGB (except § 433 para. 1 sentence 1 BGB) through (and including) § 453 BGB and §§ 474 et seqq. BGB; (f) any claims or rights based on the application (including analogous application) of § 166 BGB or § 278 BGB or based on any attribution of knowledge or responsibility, including in respect of vicarious agents (Erfüllungsgehilfen) and other third parties (the application of § 278 first sentence BGB is excluded in accordance with the second sentence of § 278 BGB) other than in respect of Sellers’ Deal Team; and (g) any claims or rights based on tort or any other legal grounds; provided that, for the avoidance of doubt, to the extent that claims of the Purchaser in connection with the subject matter of this Agreement, if any, are arising from wilful deceit (arglistige Täuschung) or willful intent (Vorsatz) of a Seller and are subject to the mandatory application of § 276 para. 3 BGB or from wilful deceit or wilful intent of any member of Sellers’ Deal Team (“Fraud Claims”), such claims are preserved and not excluded. The foregoing shall apply mutatis mutandis, in relation to the Purchaser’s Guarantor. 13.10 No Double Relief The Purchaser shall not be entitled to recover damages or losses, or to obtain payment, reimbursement, remedial action, compensation, restitution, indemnification or erosion of any basket/threshold, more than once in respect of any liability, loss, cost, expense, shortfall, damage, deficiency, breach or other set of circumstances which give rise to more than one claim. 14. TAX 14.1 Tax Indemnity (a) General Principle. In accordance with, and subject to, their applicable Participation Ratios and the provisions under Section 23.13(g)(i) (No Joint and Several Seller Liability), the Sellers shall indemnify Purchaser from any Taxes that are payable or, in case of an As-if Assessment, would have been payable by any Group Company to a Tax Authority or any person other than a member of the Purchaser Group that relate to the Pre-Economic Reference Date Period or solely result from a Pre-Economic Reference Date Event, if and to the extent that (i) the relevant Tax has not been settled prior to or on the Economic Reference Date, and (ii) the amount of the relevant Tax exceeds the amount of all liabilities, accruals, and provisions set aside specifically for the relevant Tax in the Economic Reference Date F/S and reflected as debt like item in the Equity Bridge (all such liabilities, accruals and provisions together, the “Tax Provisions”) (such Taxes, the “Indemnifiable Taxes”). For the avoidance of doubt, the Purchaser confirms that the Sellers have agreed to the indemnification of Indemnifiable Taxes only subject to the W&I Cap (as agreed upon

65 / 97 in Section 13.7(c)) and that the Sellers’ liability for Indemnifiable Taxes shall in no event exceed an amount of EUR 1.00 (in words: one Euro) irrespective of whether the payment of the Indemnifiable Tax is actually insured under the W&I Insurance. (b) Specific Limitations. Claims of the Purchaser pursuant to Section 14.1(a) (the “Tax Indemnification Claims”) shall be excluded if and to the extent that (i) the relevant Indemnifiable Tax could have been reduced by way of a utilization of Tax losses (or similar Tax attributes) available at the level of the relevant Group Company on or prior to the Economic Reference Date but was not reduced due to any action or omission of any Group Company or Purchaser after the Closing Date, except to the extent the relevant Tax loss (or similar Tax attributes) has already reduced any other Indemnifiable Tax; (ii) the relevant Indemnifiable Tax or the circumstance underlying or triggering such Indemnifiable Tax has led to Tax benefits (e.g., reductions, savings, or repayments of Taxes or Tax base reductions) of any Group Company or any other member of the Purchaser Group (e.g., as a result of reversal effects, the lengthening of amortization periods, the shifting of profits/expenses/turnover or Tax attributes from one period to another) (the “Tax Benefit”) that relate to the Post-Economic Reference Date Period, in which case the Tax Indemnification Claim shall be reduced by the amount of the cash-effective saving of a Tax otherwise payable by, or any repayment of a Tax to, any Group Company or any other member of the Purchaser Group resulting from any Tax Benefit (without any discounting) that has already been realized when the Tax Indemnification Claim would have fallen due in principle pursuant to Section 14.1(c). The exclusion pursuant to the foregoing sentences of this Section 14.1(b)(ii) does not apply to any Tax Benefit which results from the change in the Tax basis of any asset or any liability (whether recorded within or outside the Tax balance sheet) triggered by this Transaction, in particular, any increase in the Tax basis of any asset (step-up); (iii) an enforceable and fully recoverable claim against a third party (other than (i) under the W&I Insurance, (ii) any member of Purchaser Group or the Group, (iii) any employees or customers of any Group Company) for repayment, indemnification, recourse or the like with respect to the amount of the relevant Indemnifiable Tax exists following the Economic Reference Date at the level of any of the Group Companies or any member of the Purchaser Group; (iv) the relevant Indemnifiable Tax arises, or is increased, by an action carried out after the Closing Date by a Group Company or any other member of the Purchaser Group which (i) is not required by mandatory law or taken with the written consent of the Sellers or contemplated by this Agreement or the Separate SPA and (ii) has a retroactive effect on a Pre-Economic Reference Date Period. The exclusion pursuant to the foregoing sentences of this Section 14.1(b)(iv) does not apply to the non-compliance with any statutory holding period or Tax arrangement (including binding rulings) unless the Purchaser or the relevant Group Company have previously obtained actual knowledge of the relevant holding period or Tax arrangement;

66 / 97 (v) Purchaser has breached its obligations under Section 14.4 and Sellers’ ability to mitigate the relevant Indemnifiable Tax has been materially prejudiced by such breach; or (vi) the relevant Indemnifiable Tax is to be borne by Purchaser pursuant to Section 21. (c) Due Date. Tax Indemnification Claims shall be due ten (10) Business Days after Purchaser has (i) notified the Sellers' Tax Representative of the amount payable to Purchaser in respect of the Tax Indemnification Claim, and, if applicable, the relevant Group Company’s payment obligation and the due date of such obligation, and (ii), if applicable, provided the Sellers' Tax Representative with a copy of the relevant Tax assessment notice (Steuerbescheid or any comparable notice under non-German Law, the “Tax Assessment Notice”); provided, however, that a Tax Indemnification Claim shall in no event be due earlier than two (2) Business Days before the respective Indemnifiable Tax is payable by the relevant Group Company (taking into consideration any suspension of payment (Aussetzung der Vollziehung)) or, in case of an As-if Assessment, ten (10) Business Days after the Tax assessment for the relevant taxable period has become enforceable. Unless explicitly requested by the Sellers' Tax Representative and subject to reimbursement by Sellers of any external costs associated therewith, the Purchaser is under no obligation to apply for a suspension of payment; in case of an application upon Sellers' Tax Representative's request, any collateral requested by the Tax Authorities shall be provided by the Sellers. 14.2 Special Indemnity for Trade Taxes and Transaction-related Taxes (a) In accordance with, and subject to, their applicable Participation Ratios and the provisions under Section 23.13(g)(i) (No Joint and Several Seller Liability), the Sellers shall indemnify the Purchaser from any trade tax (Gewerbesteuer) as well as any contribution to the chamber of industry and commerce (IHK-Beitrag) (including, in each case, any interest thereon payable to a Tax Authority) and any Top-Up Tax which, in each case, is payable or, but for the utilization of negative income relating to the Post-Economic Reference Date Period, would have been payable by ebm-papst KG as a result of the capital gain of the Sellers, any Seller or any direct or indirect partner of any Seller triggered by the Transaction (collectively “Transaction Trade Tax”) if, and to the extent that, the amount of the Transaction Trade Tax exceeds the amount of the Transaction Trade Tax that is reflected as debt like item in the Equity Bridge. If, and to the extent that, the amount of the Transaction Trade Tax falls short of the amount of the Transaction Trade Tax that is reflected as debt like item in the Equity Bridge, Purchaser shall pay an amount equal to such shortfall (plus interest thereon received from a Tax Authority) to Sellers. For purposes of filing the relevant Tax Return by ebm-papst KG, the Parties agree that the Transaction Trade Tax (and its reduction as a result of Sellers’ indemnity under this Section 14.2(a) and its increase as a result of the booking of a respective trade tax accrual by ebm-papst KG) is to be computed in the manner as set out in Annex 14.2(a) . (b) In accordance with, and subject to, their applicable Participation Ratios and the provisions under Section 23.13(g)(i) (No Joint and Several Seller Liability), Sellers shall indemnify and hold harmless Purchaser from any Chinese indirect capital gains taxes as set out in the Announcement 2015 No. 7 of the State Administration of Taxation issued by the PRC State Administration of Taxation, if any, or any other Tax

67 / 97 that is levied on or by reference to a capital gain of the Sellers, any Seller or any direct or indirect partner of any Seller triggered by this Transaction and is payable by any Group Company or Purchaser or any of its Affiliates. (c) In accordance with, and subject to, their applicable Participation Ratios and the provisions under Section 23.13(g)(i) (No Joint and Several Seller Liability), Sellers shall indemnify and hold harmless Purchaser from any trade tax (Gewerbesteuer) and any contributions to the chamber of industry and commerce (IHK-Beiträge) which are allocable to the Post-Economic Reference Date Period and are payable by ebm-papst KG on any item of income which qualifies as special business income (Sonderbetriebseinnahme or Sondervergütung) relating to any Seller or any Seller Related Party, but except to the extent the relevant special business income arises in connection with an asset that is directly or indirectly acquired by the Purchaser in connection with the Transaction (such as interest on the Individual Debt Account Receivables). Conversely, the Purchaser shall pay to the Sellers an amount equal to any trade tax (Gewerbesteuer) and any contributions to the chamber of industry and commerce (IHK-Beiträge) which are allocable to the Post-Economic Reference Date Period and are payable by ebm-papst KG but for any expenses which qualify as special business expenses (Sonderbetriebsausgaben or Sonderbetriebsaufwand) relating to any Seller or any Seller Related Party, but except to the extent the relevant special business expenses arise in connection with an asset that is directly or indirectly acquired by the Purchaser in connection with the Transaction. (d) Sections 14.1(b)(i), (ii), (iii), (iv) and (v) and Section 14.1(c) shall apply mutatis mutandis to claims under this Section 14.2, except that Section 14.1(b)(ii) shall not apply to claims under Section 14.2(a), it being understood that, for the avoidance of doubt, the relevant Tax to be indemnified under this Section 14.2 shall be considered an ‘Indemnifiable Tax’ when applying the relevant provisions, and further provided that (i) Section 14.1(b) (ii) shall, to the extent applicable, apply with the proviso that also (future) Tax Benefits that will arise after the due date of the relevant indemnification claim shall be taken into account, in which case the indemnification claim shall be reduced by the net present value of the cash- effective saving of a Tax otherwise payable by (or any repayment of a Tax to) any Group Company or any other member of the Purchaser Group resulting from any Tax Benefit (determined by applying a discount rate of 5.5% (in words: five point five percent) per annum over the relevant time period) that can reasonably be expected to be realized (more likely than not) in a cash- effective manner thereafter; such amount to be determined on the basis of the assumption that the relevant Group Company (or the relevant other member of the Purchaser Group) is profitable (i.e., generally in a Tax paying position) and on the basis of the Tax rates that can reasonably be expected to apply in the relevant Tax periods); for the avoidance of doubt, Section 14.1(b) (ii) shall remain unaffected, i.e., this Section 14.2(d)(i) does not apply to any Tax Benefit which results from the change in the Tax basis of any asset or any liability (whether recorded within or outside the Tax balance sheet) triggered by this Transaction, in particular, any increase in the Tax basis of any asset (step-up);

68 / 97 (ii) Section 14.1(b) (iv) shall also apply if the relevant action has a retroactive effect on the period (or any portion thereof) ending on or before the Closing Date; and (iii) Section 14.1(c) shall apply with the proviso that the ten (10) Business Days period shall be extended to twenty (20) Business Days. 14.3 Determination of Taxes for Pre- and Post-Economic Reference Date Period and Post- Economic Reference Date Period until Closing Date (a) With regard to a Tax period beginning on or prior to the Economic Reference Date and ending after the Economic Reference Date, the Tax (or income) relating to the Pre- Economic Reference Date Period shall for all purposes of this Agreement be deemed to be the amount of the Tax (or income) that would be payable (or realized) if the Tax period ended on the end of the Economic Reference Date, and the Tax relating to the Post-Economic Reference Date Period shall be the remaining Tax amount for the whole Tax period (“As-if Assessment”); it being understood that for purposes of the As-if Assessment, (i) the allocation of business transactions (Geschäftsvorfälle), profits and turnover to the respective portions of the period shall be made in accordance with applicable Tax Law (and, in the case of doubt, i.e., where applicable Tax Law does not provide for a clear allocation, in accordance with the same principles that were applied for the preparation of the Economic Reference Date F/S), (ii) Tax attributes shall be taken into consideration as of the fictitious end of the Tax period on the Economic Reference Date (e.g., loss carry forwards available as of the Economic Reference Date, the pro rata temporis portion of the full year’s amortization and depreciation, and extraordinary write-offs due to circumstances occurring prior to the Economic Reference Date, shall reduce the taxable income relating to the Pre-Economic Reference Date Period), and (iii) only where an allocation pursuant to (i) and (ii) is not possible, the increase, or deduction, of taxable income shall be allocated on a pro rata temporis basis. (b) With regard to the portion of ebm-papst KG's Tax period beginning immediately after the Economic Reference Date and ending on the Closing Date, the Sellers, in close cooperation with Purchaser, shall draw-up balance sheets and an income statement in a form suitable to determine ebm-papst KG's taxable income for that portion of the Tax period as if that portion constituted a separate Tax period (“Closing Date Tax Accounts”). The Closing Date Tax Accounts shall be prepared in accordance with past practice (to the extent compliant with Law) and the principles set forth in Section 14.3(a) for the As-if Assessment. Purchaser shall provide the Sellers’ Tax Representative with all information and documents reasonably requested by him for the preparation of the Closing Date Tax Accounts. Sellers shall provide Purchaser with a draft of the Closing Date Tax Accounts as soon as reasonably practical after Closing, and provide Purchaser with all information and documents reasonably required for it to review and comment on the Closing Date Tax Accounts. If (i) Purchaser objects to the draft of the Closing Date Tax Accounts within twenty-five (25) Business Days after receipt of the draft, and (ii) the Parties do not reach a mutual agreement on the disputed items within twenty (20) Business Days after the receipt of the objection notice, the Parties shall agree on and consult a mutually determined independent expert to reach a mutual agreement on the disputed items. If the Parties fail to determine and appoint the expert or the expert determined and appointed by the Parties refuses to accept the assignment and the Parties are unable to agree on a substituting expert within ten (10)

69 / 97 Business Days after either Party has requested its appointment, the expert shall be determined, upon written request of either Party, by the chairman of the executive board (Sprecher des Vorstands) of the Institute of Chartered Accountants (Institut der Wirtschaftsprüfer in Deutschland e.V.) in Düsseldorf, Germany; the same shall apply if the expert so determined refuses to accept the assignment or terminates its engagement subsequent to the acceptance. The expert shall be instructed in the terms of its engagement (i) to conduct the proceedings in a fair and impartial manner, to give the Parties the opportunity to present their arguments in writing and in at least one hearing and to deliver its decision in a written expert opinion, and (ii) not to deviate in its decision from the agreement on the allocation of the Share Purchase Price pursuant to Annex 5.3 and Annex 14.2(a). The decision of the expert shall be conclusive and binding on the Parties and not be subject to any appeal (within the limits set forth in § 319 BGB). The fees and disbursements of the expert shall be borne 50%/50% by Sellers on the one hand and by Purchaser on the other hand. 14.4 Conduct of Tax Proceedings (a) Cooperation. The Parties shall, and shall cause their representatives to, reasonably cooperate with each other in connection with all Tax matters relating to any Group Company (including, for the avoidance of doubt, to the extent they are relevant for the Sellers (or their direct and indirect partners) in their capacity as direct or indirect partners of ebm-papst KG) and any period up to and including the Closing Date; including, for the avoidance of doubt, providing each other, upon written request, with all information relating to the Sellers (or their direct and indirect partners) or the Purchaser that is reasonably required for one of the Parties or any Group Company to comply with any filing obligations under applicable Pillar 2 Rules (including Top-Up Tax reporting obligations at the level of ebm-papst KG). (b) Books and Records. Sellers shall ensure that at Closing Date the Group Companies are in possession of or have access to all books, records, invoices and other documents they are required to be in possession of or to have access to at this time under applicable Law or administrative guidance. As from the Closing Date, the Purchaser shall procure that the Group Companies will in relation to Tax matters for the purposes of this Section 14 (including the relevant cooperation obligations set forth herein) (i) keep all such records, documents and other information required to be kept by Law and relating to the period up to and including the Closing Date until the expiration of any applicable statute of limitation, and (ii) provide each Seller with all such available Tax records, documents and other information reasonably requested in writing by it (including, for the avoidance of doubt, in relation to Tax matters relevant for the direct and indirect partners of the Sellers). (c) Certain Special Post-Closing Purchaser Obligations. With respect to any Taxes (i) for which any Seller or any of their Affiliates (or any of the Sellers’ or their Affiliates’ direct or indirect partners) could be held liable (regardless of whether under this Agreement or under statutory law and including, for the avoidance of doubt, Taxes owed as a result of an attribution of ebm-papst KG’s income pursuant to § 15 of the German Income Tax Act (Einkommensteuergesetz) to any Seller or any of its or its Affiliates’ direct or indirect partners (“KG Income Attribution”)) and for which the W&I Cap does not apply (including, in particular, any liability under Section 14.2), and (ii) for which relevant proceedings with the Tax Authorities take place at the level of any Group Company (such Taxes, the “Relevant Taxes”) (and with respect to any

70 / 97 Relevant Tax Communication and/or Relevant Tax Proceeding that in whole or in part relates to such Taxes), the Purchaser shall, subject to lit. (d), (e) and lit. (f) below, procure that as from the Closing Date (i) the Group Companies will (A) file all Tax Returns (including any schedule or attachment thereto and including the filing of amended Tax Returns) (except for any Tax Returns which are to be filed on a monthly or quarterly basis) and all other material Tax-related communication with the Tax Authorities that relate to Relevant Taxes (including, for the avoidance of doubt, in relation to the separate and uniform tax declaration for ebm-papst KG or the separate und uniform declaration pursuant to § 35 of the German Income Tax Act (Einkommensteuer)) (together, the “Relevant Tax Communication”), only subject to the Sellers’ Tax Representative's prior written approval, which must not be unreasonably withheld or delayed, (B) comply with all written instructions issued by the Sellers' Tax Representative with respect to a Relevant Tax Communication, to the extent compliant with applicable law, and (C) provide the Sellers' Tax Representative with all available information, documents and data reasonably requested in writing by him to assess potential claims, rights and/or obligations of Sellers under or in connection with this Agreement; (ii) the Sellers' Tax Representative will be notified in writing without undue delay (unverzüglich) (but in any event no later than ten (10) Business Days) of any Tax Assessment Notice and other administrative order (Verwaltungsakt or comparable order under foreign Law) and other material requests, declarations, orders and statements made by any Tax Authority or a Tax court, if and to the extent relating to Relevant Taxes (including, for the avoidance of doubt, in relation to the separate and uniform tax declaration for ebm-papst KG or for the separate und uniform declaration pursuant to § 35 of the German Income Tax Act (Einkommensteuer)) (“Relevant Tax Proceedings”); the notice shall include copies of the documents received by the relevant Group Company or the Purchaser; (iii) the Sellers' Tax Representative will be kept reasonably informed of any further developments or incidents in a Relevant Tax Proceeding that can reasonably be expected to have a material impact on a Relevant Tax in connection therewith; (iv) the Group Companies will, at Sellers' written request and against Sellers' reimbursement of external costs, (x) grant the Sellers' Tax Representative (and, as the case may be, his counsel) the opportunity to participate in any Relevant Tax Proceedings (including in meetings with the Tax Authorities), and (y) comply with all written and lawful instructions issued by the Sellers' Tax Representative with respect to Relevant Tax Proceedings (including instructions to challenge and/or litigate Tax Assessment Notices or other administrative orders and to correct invoices for VAT purposes); and (v) the Group Companies will not (i) settle or concede a Relevant Tax or facts or circumstances in relation thereto, (ii) withdraw (or otherwise settle) any appeal, objection or other administrative or court proceeding initiated upon request or with the consent of the Sellers’ Tax Representative with respect to any Relevant Tax Proceeding, in each case without the Sellers’ Tax

71 / 97 Representative's prior written approval, which must not be unreasonably withheld or delayed. (d) The Parties shall reasonably cooperate in good faith with the joint aim to complete any Relevant Tax Proceedings as early as reasonably practicable, including by way of applying for a separate decision (Teilabschlussbescheid) from the relevant Tax Authority pursuant to Section 180 para. 1a AO. (e) For the purposes of this Section 14.4, Sellers' Tax Representative shall be deemed to have given his approval if Purchaser has not received a written objection (specifying in reasonable detail the items of the respective Relevant Tax Communication with which the Sellers' Tax Representative disagrees) within ten (10) Business Days after Purchaser has provided Sellers' Tax Representative with the draft of the Relevant Tax Communication and all available information reasonably requested by the Sellers’ Tax Representative in relation thereto. (f) The Parties agree that the Tax Returns on the separate and uniform tax declaration (Erklärung zur einheitlichen und gesonderten Gewinnfeststellung) and the assessment of the trade Tax base amount (Erklärung zur Festsetzung des Gewerbesteuermessbetrags) which are to be filed by ebm-papst KG for the Tax assessment period(s) including the Economic Reference Date and the Closing Date (collectively the “KG Closing Tax Returns”) will be prepared in accordance with and will be based on (i) the Closing Date Tax Accounts as prepared pursuant to Section 14.3(b), in particular with respect to the determination of the income attributable to Sellers for that period and the capital gain triggered by the Transaction, (ii) the allocation of the Share Purchase Price pursuant to Annex 5.3, and (iii) Annex 14.2(a). The Closing Date Tax Accounts shall also be binding on the Parties for purposes of calculating the total Tax equity of ebm-papst KG upon Closing as well as any claims pursuant to Sections 14.2, unless and to the extent they deviate from the final, unappealable and binding (formell und materiell bestandskräftig) uniform and separate income assessment (einheitlicher und gesonderter Gewinnfeststellungsbescheid) for ebm-papst KG of the relevant fiscal year, in which case the determination in such assessment shall prevail, i.e., the Parties shall defend the Closing Date Tax Accounts in a Relevant Tax Communication or Relevant Tax Proceeding and it further being understood that this does not effect any payment obligations under Section 14.2 based on Tax Assessment Notices which are not yet final and binding. Sellers’ rights under Section 14.4(c) shall remain unaffected, provided that the exercise of such rights must not deviate from the requirements set out in the first sentence of this lit. (f) and any instructions issued in deviation therefrom shall not be binding. (g) If a Relevant Tax Communication or Relevant Tax Proceeding also concerns any Taxes for which any Group Company or any member of Purchaser Group is or could be held liable without being entitled to indemnification from Sellers (e.g., as it also relates to a Post-Economic Reference Date Period), the Parties shall agree in good faith, taking into account the amount of each Party's potential exposure to Taxes, on the Relevant Tax Communication or Relevant Tax Proceeding as well as the allocation of the Share Purchase Price pursuant to Annex 5.3, and Annex 14.2(a). This lit. (g) shall not apply to Relevant Tax Communications and/or Relevant Tax Proceedings relating to Taxes for which the Sellers could be held liable under Section 14.2 or as a result of a KG Income Attribution for a Pre-Economic Reference Date Period.

72 / 97 (h) Sellers' Tax Representative: Sellers shall notify Purchaser in writing at the latest ten (10) Business Days prior to the Closing Date of the person they have appointed as their joint representative in connection with all matters relating to Relevant Taxes, Relevant Tax Proceedings and Relevant Tax Communication (the “Sellers' Tax Representative”). Such notification shall include reasonably detailed information of such person's address, telephone number and e-mail address. Any replacement of the Sellers' Tax Representative shall only become effective upon the Purchaser's receipt of a corresponding written notification by the Sellers specifying such person's address, telephone number and e-mail address. Until receipt of such notification, the Purchaser shall be entitled to rely on any communication with, and any instruction issued by, the most recently notified Sellers' Tax Representative. 14.5 Reverse Indemnity (a) Purchaser shall indemnify each Seller from any and all Taxes payable by it or any of its Affiliates, or any of its or its Affiliates’ direct or indirect partners, that (i) result from the KG Income Attribution or a full or partial denial of a trade tax credit with respect to the Transaction Trade Tax if and to the extent the KG Income Attribution or the Tax on such KG Income Attribution or the denial of a trade tax credit with respect to the Transaction Trade Tax or the resultant Tax is triggered or increased (A) by Purchaser’s breach of any of its obligations under Section 14.4 or (B) by an action carried out after the Closing Date by a Group Company or any other member of the Purchaser Group which is not required by mandatory law or taken with the written consent of the Sellers and has a retroactive effect on the period (or any portion thereof) ending on or before the Closing Date, or (C) by, or as a result of the implementation of a fiscal unity (Organschaft) pursuant to Section 7.6 of this Agreement (and/or any actions taken upon the request of the Purchaser in accordance therewith) between ebm-papst KG as parent (Organträger) and any other Group Company as subsidiary (Organgesellschaft) for the period (or any portion thereof) ending on or before the Closing Date, in each case except and to the extent that the (i) Sellers are compensated for the relevant Tax by a reduction of any capital gain or the increase of any capital loss arising from the Transaction, or (ii) Tax results from a non-compliance with any statutory holding period or Tax arrangement (including binding rulings) of which the Purchaser or the relevant Group Company have not previously obtained actual knowledge, or (ii) are to be borne by Purchaser pursuant to Section 21 (in each case, without prejudice to any other remedy the Sellers may have with respect to such breach or the underlying circumstances). (b) Sections 14.1(b) and 14.1(c) and, with respect to proceedings with the Tax Authorities that do not take place at the level of any Group Company, Section 14.4 shall apply mutatis mutandis to any Tax payment claim of the Sellers pursuant to this Section 14.5.

73 / 97 14.6 United States Tax Matters (a) FIRPTA Certificate. On or prior to the Closing, Sellers shall have delivered to Purchaser a duly executed certificate that satisfies the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that the shares of ebm Industries Management Group Inc. (USA), a Connecticut corporation (“U.S. Target”), are not “United States real property interests” as defined in Section 897 of the Code, and a notice addressed to the IRS, signed by U.S. Target, that satisfies the requirements of Treasury Regulation Section 1.897-2(h)(2) to be submitted by Purchaser to the IRS as agent for the U.S. Target (such certificate and notice, together, the “FIRPTA Certificate”). (b) Entity Classification Elections. Notwithstanding anything to the contrary in this Agreement or the Separate SPA, on or prior to the Closing, (i) Sellers shall have timely and properly filed (or cause to have been timely or properly filed) an Entity Classification Election (Form 8832) for each of Elektrobau Mulfingen GmbH & Co. KGaA and ebm-papst Verwaltungs GmbH electing to be treated as a pass-through entity for U.S. federal income tax purposes within the meaning of Treasury Regulation 301.7701-3, effective as of two (2) Business Days prior to the Closing Date, and (ii) Sellers shall have delivered executed copies of such elections to the Purchaser. (c) 338 Elections. Notwithstanding anything to the contrary in this Agreement, Purchaser shall be permitted to make (or cause to be made) an election under Section 338 of the Code (or any similar provision under U.S. state or local Tax law) with respect to the transactions contemplated by this Agreement (except with respect to the U.S. Target and its Subsidiaries) to the maximum extent permitted by Law. (d) Intended U.S. Tax Treatment. The Parties intend for all United States federal income tax purposes (and applicable U.S. state and local income Tax purposes) that (i) the purchase and sale of the Sold KG Interests shall be treated from Purchaser’s perspective as a purchase by Purchaser and a sale by Sellers of an undivided interest in each of the assets of ebm-papst KG attributable to the Sold KG Interests in a transaction described in Section 1001 of the Code and IRS Revenue Ruling 99-6, Situation 2, (ii) the purchase and sale of the Sold Finance Shares shall be treated as a purchase by Purchaser and a sale by Sellers of stock of ebm-papst Finance GmbH in a transaction described in Section 1001 of the Code, and (iii) the purchase and sale of U.S. Target shall be treated as a purchase by Madison Indoor Air Solutions LLC, a Delaware limited liability company (“U.S. Buyer”), and a sale by ebm Beteiligungs-GmbH of the shares of U.S. Target in a transaction described in Section 1001 of the Code. The Parties shall file all U.S. federal (and applicable U.S. state and local) income Tax Returns consistent with the intended tax treatment set forth in this Section 14.6(d) and shall not take any position inconsistent therewith during any U.S. federal (or applicable U.S. state or local) income Tax audit or proceeding or for any other U.S. federal (or applicable U.S. state or local) income Tax purposes except pursuant to the good faith resolution of a Tax contest. 14.7 Limitation Any claim of Purchaser and Sellers (other than pursuant to Section 14.2 and Section 14.5) under this Section 14 shall become cut-off with the consequence of the extinction of the relevant claim (Ausschlussfrist) at the earlier of (i) the seventh (7th) anniversary of the Closing Date, and (ii) the expiration of a six (6) months period after the respective Tax assessment underlying the

74 / 97 respective claim has become legally binding (unanfechtbar). If a suspension of payment (Aussetzung der Vollziehung) has been granted with respect to an Indemnifiable Tax, the relevant limitation period will not cut off earlier than six (6) months after the suspension of payment has ended. Any claim of Purchaser and Sellers pursuant to Section 14.2 and Section 14.5 (including, for the avoidance of doubt, repayment claims under Section 14.8(c) with respect to payments under Section 14.2 and Section 14.5) as well as Parties’ rights under Section 14.4 in relation thereto shall become cut-off with the consequence of the extinction of the relevant claim (Ausschlussfrist) at the expiration of a six (6) months period after the respective Tax assessment underlying the respective claim has become legally binding (unanfechtbar), provided that claims of the Sellers to the extent relating to Tax assessments at the level of ebm-papst KG only shall not be cut-off earlier than six (6) months after the Sellers have been notified by Purchaser of such Tax assessment. 14.8 Miscellaneous; Exclusivity (a) Any claim under this Section 14 shall be conditioned upon Closing having occurred and neither Party shall be entitled to any such claims prior to Closing. (b) The determination and calculation of any claims under this Section 14 is to be made in a manner which avoids any economic double-counting effect that could lead to an overcompensation or undercompensation for Taxes, Losses, Tax Benefits or any other points of reference for such payment claims, which may, for instance, result from the interaction with the calculation of the Share Purchase Price. (c) If, after any Party (herein “Payor”) has made a payment to the other Party (herein “Payee”) on account of any claim under this Section 14, it turns out that such payment was an overpayment (Überzahlung) (e.g., on the basis of a subsequent reassessment of the relevant Tax underlying such claim), the Payee shall pay to the Payor an amount equal to the overpayment. Section 13.4(b) shall apply mutatis mutandis with respect to any claims and payments made pursuant to this Section 14. (d) Whenever in this Section 14 (or elsewhere in this Agreement) a reference is made to a certain legal entity (e.g., the Sellers, Purchaser, a Group Company etc.), this reference shall, for the avoidance of doubt, always include any legal successor of the referred entity (e.g., the receiving entity in a merger etc.). (e) Except for Sections 5.6, 6.2 in connection with 6.1(a)(vi), 7.2(a) in connection with lit. (p) and (q) of Annex 7.2(a) and 21, any liability of a Seller or Purchaser with respect to Taxes shall be based exclusively on any claims or obligations set forth in this Section 14. The breach of any Proposition or any covenant pursuant to this Agreement other than those provided for in Sections 6.2 in connection with 6.1(a)(vi), 7.2(a) in connection with lit. (p) and (q) of Annex 7.2(a), 14, and 21 shall not entitle Purchaser to any claims in respect of Taxes (i.e., any refundable Losses (erstattungsfähiger Schaden) shall in no event comprise Taxes). Claims pursuant to this Section 14 are solely and exclusively subject to the limitations set forth in this Section 14 and in Section 13.7 (as set forth therein).

75 / 97 15. PURCHASER’S LIABILITY RELATING TO CERTAIN PURCHASER PROPOSITIONS; REMEDIES 15.1 Liability Concept The Purchaser and the Purchaser’s Guarantor hereby agree to be liable pursuant to Section 15.3 to each Seller as individual creditor (Einzelgläubiger) by way of an independent agreement of liability irrespective of fault (selbständige verschuldensunabhängige Haftungsvereinbarung) in accordance with § 311 para. 1 BGB if and to the extent that the propositions provided in Section 15.2 are incorrect as of the Signing Date and also as of the Closing Date. 15.2 Certain Purchaser Propositions (a) Corporate Existence; Authority. The Purchaser is a limited liability company (Gesellschaft mit beschränkter Haftung – GmbH) duly incorporated under the Law of Germany and validly exists. The Purchaser’s Guarantor is a corporation duly incorporated under the Law of the State of Delaware, United States of America and validly exists. The Purchaser and the Purchaser’s Guarantor have the corporate power to own their respective properties and to carry on their respective businesses. The Purchaser and the Purchaser’s Guarantor have the corporate power and authority to enter into this Agreement and all ancillary agreements hereto and to perform their obligations hereunder and thereunder and to consummate the Transaction in accordance with its terms, including, with respect to the Purchaser, to acquire (pursuant to this Agreement) the Sold Shares and LP Interests, and the voting rights attached thereto. This Agreement has been duly and validly executed by the Purchaser and the Purchaser’s Guarantor and constitutes legal, valid and binding obligations of the Purchaser and the Purchaser’s Guarantor, enforceable pursuant to German Law and Delaware Law against the Purchaser and the Purchaser’s Guarantor in accordance with its terms and conditions. The execution of this Agreement and of each ancillary agreement to this Agreement as well as the performance by the Purchaser and the Purchaser’s Guarantor of their obligations hereunder and thereunder and the consummation of the Transaction have been duly and validly authorized by all necessary corporate action on the part of the Purchaser and the Purchaser’s Guarantor. (b) No Insolvency. No bankruptcy, insolvency or judicial composition proceedings have been commenced, or applied for, under any applicable Law against the Purchaser or the Purchaser’s Guarantor, nor is the Purchaser or the Purchaser’s Guarantor compelled under any applicable Law to apply for the commencement of such proceedings. The Purchaser and the Purchaser’s Guarantor are not imminently illiquid (drohend zahlungsunfähig) and have not suspended payments (Zahlungen eingestellt). (c) Financing. The Purchaser and the Purchaser’s Guarantor have immediately available funds, or binding, irrevocable and unconditional (save for a condition identical with the Closing Condition) financing commitments, at their disposal, as required in order to fulfill their obligations under this Agreement if and when due, including in particular in respect of the payment of the Closing Payment Amount (and any component thereof). The Debt Commitment Letter has the form set out in Annex 1.4(i). 15.3 Remedies In the event that any of the propositions relating to the Purchaser and/or the Purchaser’s Guarantor in Section 15.2 is incorrect, the Purchaser and the Purchaser’s Guarantor as joint and

76 / 97 several debtors shall compensate the relevant Seller(s) for all losses within the meaning of §§ 249 et seqq. BGB, in each case incurred by such Seller(s) from such inaccuracy. All claims of the Sellers arising under this Section 15 shall become cut off (Ausschlussfrist) on the third (3rd) anniversary of the Closing Date. 16. PURCHASER’S POST-CLOSING INTENTIONS AND OBLIGATIONS 16.1 Purchaser’s Intentions and Agreements regarding the Group The Purchaser is honoured to carry on the traditions of the Group and its family shareholders in Mulfingen, Germany. The culture and heritage of the Group are among its greatest strengths, and the Purchaser will continue to nurture and protect its strong culture and heritage. The Purchaser is a strategic partner who wants to grow. The unprecedented demand for high end cooling technology in the market today requires the Group’s German know-how, technology and ever-growing capacity. The Group’s expertise will allow the Purchaser to accelerate its growth given ebm-papst’s strong workforce and innovative technologies. The opportunities in energy efficiency, heat pumps and the fast-growing data center market are immense, and as such the Purchaser will invest and fund the Group to accelerate its future growth. In this context, the Purchaser re-affirms the following: (a) The Purchaser intends that Mulfingen, Germany will remain the Group’s forever-home. In this context, the Purchaser agrees that for the long term, the central administration (Hauptverwaltung) of the Group, including the headquarters and management functions, will not be relocated away from Mulfingen, Germany, and that for the same period the Group will maintain a relevant R&D and manufacturing footprint at the sites in Mulfingen, Germany. (b) The Purchaser acknowledges that the passion and expertise of the Group’s workforce is a key pillar of the Group’s success and capability to develop its market leading products and solutions, and expressly views the Transaction as an opportunity for further growth and further development, including for the Group’s employees, and not as an opportunity for cost reductions to the detriment of the Group’s workforce. The Purchaser will particularly assess how the existing presence in Mulfingen can be strengthened by further investments as a basis for accelerated growth. As such, the Purchaser does not intend to pursue any terminations for operational reasons (betriebsbedingte Beendigungskündigungen) or measures effected with the intention of subsequent operational redundancies, other than terminations for change (Änderungskündigungen) where required for operational purposes and to the extent the Group's business is put at material and imminent risk and, therefore, any such terminations are justified. (c) The Purchaser also does not have any intentions to change or terminate any existing shop agreements (Betriebsvereinbarungen), collective bargaining agreements (Tarifverträge) and comparable agreements relating to the work conditions at the Group in Germany. In this context, the Purchaser wants to reiterate its strong and unblemished reputation across Germany with IG Metall and numerous works councils, which should give comfort that it does not have any such intentions to the detriment of the workforce and its representatives.

77 / 97 There are no intentions to ever sell or otherwise transfer (e.g., as a result of a merger or restructuring) the Group. But even in this unforeseen scenario, the Purchaser shall impose this Section 16.1 on the new owner of such business (or part thereof) who shall assume this Section 16.1 as its own obligation towards each Seller (Vertrag zugunsten Dritter). The Purchaser is fully committed to continuing the outstanding legacy of the Group. 16.2 General Partner of ebm-papst KG The Purchaser undertakes towards each Seller as individual creditor (Einzelgläubiger): (a) not to appoint, or procure the appointment of, ebm-papst KGaA as general partner (persönlich haftende Gesellschafterin/Komplementärin) of ebm-papst KG, (b) nor cause or permit ebm-papst KGaA to be admitted as general partner (persönlich haftende Gesellschafterin/Komplementärin) of ebm-papst KG, in each case, for a period of one (1) year following the Closing Date. 16.3 Discharge of Directors’ Liability The Purchaser acknowledges that (i) the Withdrawing Board Members will (and may) prior to or as of the Closing Date resign or be withdrawn from their respective position and (ii) the Sellers may (without having any obligation to do so) fully exonerate (entlasten), and cause or permit the Group Companies to fully exonerate, any Withdrawing Board Member and any other from time to time current or former member of a corporate body of any Group Company (a “Group Representative”) with effect as of the earlier of the Closing Date and the cessation of his/her respective corporate function or as of any other legally permissible date, except in respect of any claims which arise from a wilful violation (vorsätzliche Pflichtverletzung) of such natural person’s duties. 16.4 Continued Assistance As from the Closing, the Purchaser shall subject to applicable Law (i) ensure that the Group Companies and their management provide each Seller with access to all information, documents, data and materials as well as relevant files, employees, management members and representatives of the Group Companies, in each case during normal business hours and with a view to avoiding any undue interference with the Group's business operations which any Seller may reasonably request after the Closing Date for the purposes of its, or any Seller Related Party’s, compliance with applicable Law as regards any periods prior to Closing, and (ii) keep, and shall procure that the Group Companies will keep, all books and records relating to the period until, and including, the Closing Date in accordance with, and for the period required under, applicable Law, but in no event longer than seven (7) years following Closing; Section 14.4(b) shall remain unaffected. To the extent that any Seller requires any original document, the Purchaser shall, without undue delay (unverzüglich), provide such Seller with such document which such Seller shall promptly return as soon as its possession by such Seller is no longer required. Any information provided under this Section 16.4 shall be treated as Protected Information for purposes of this Agreement (i.e., Section 20.1 shall apply in respect of such information). 16.5 Protection of Exhaustive Concept of this Agreement – No Circumvention (a) Exhaustiveness. This Agreement contains an extensively negotiated system of liability of the Sellers in respect of all Non-Recourse Matters and is meant to exhaustively and finally deal with potential claims against any Seller, and exclude claims against other

78 / 97 Protected Persons, in each case in relation to any Non-Recourse Matter. “Non- Recourse Matters” shall mean and comprise, each and every liability of the Sellers, of a Seller or of any other Protected Person in relation to the Group, any Group Company, its businesses and/or the Transaction (including its initiation, preparation, negotiation, execution and consummation, the related auction/sales process and the provision and other disclosure of any information, and any communication, in connection therewith) and/or matters provided for in this Agreement or the Separate SPA, unless not in connection with, or relating to: (i) such person’s role as a direct or indirect shareholder or partner, director or officer in, advisor or service provider as regards transaction related or similar advisory services to, or representative of any Target Company or Group Company (other than potential claims in relation to Taxes, which shall be exclusively governed by Sections 5.6, 6.2 in connection with 6.1(a)(vi), Section 7.2(a) in connection with lit. (p) and (q) of Annex 7.2(a), Section 14 and 21); or (ii) such person’s involvement in the Transaction in any capacity, including as advisor to, or representative of, any Seller, in each case except for Preserved Claims. (b) Consequences of Exhaustiveness. In furtherance of the foregoing, except as regards Preserved Claims, the Purchaser shall: (i) not, and shall as from the Closing Date be liable to ensure that neither any Group Company nor any other member of the Purchaser Group nor any third party acting on behalf, as assignee or for the benefit (meaning that the proceeds of the Prohibited Claim or Co-Liability Claim will ultimately be transferred to any of the aforementioned) of any of the aforementioned, excluding persons acting as insolvency administrator or in a similar capacity of any Group Company (the “No Claim Obligees”) will, raise Prohibited Claims or Co- Liability Claims against any Protected Person; and (ii) indemnify and hold harmless (freistellen, schadlos halten) each respective Protected Person from and against, and compensate it for, any and all losses within the meaning of §§ 249 et seqq. BGB arising from, or as a consequence of, any Prohibited Claims and/or Co-Liability Claims that are raised by any No Claim Obligee; provided that (A) “Co-Liability Claims” means claims of whatever Person relating to any kind of joint or co-liability/-responsibility of a Protected Person (including by recourse under any security instrument and including any continued liability (Nachhaftung) of a Seller as a former partner (Gesellschafter) of ebm-papst KG, in particular pursuant to § 137 HGB) in relation to, in respect of, or otherwise in connection with, debt or obligations of any Group Company, except in each case such claims that (1) are arising from Post-Closing Matters; (2) are Preserved Claims; or

79 / 97 (3) constitute co-liability where the Protected Person caused the underlying liability of the Group Company. (B) “Prohibited Claims” means all claims of whatever nature and on whatever legal basis arising from Pre-Closing Matters that qualify as Non-Recourse Matter. (C) “Preserved Claims” means: (1) claims of the Purchaser against a Seller pursuant to this Agreement; (2) claims to the extent taken into account as a receivable in the Economic Reference Date F/S or the Equity Bridge; (3) claims of any Group Company regarding the post-Closing performance of any agreement concluded prior to the Closing Date, except for any claims that are based on or related to an assertion to the effect that the respective agreement, with the content as disclosed to the Purchaser, is partially or entirely void or voidable or constituting general terms and conditions; (4) claims of any Group Company under agreements terminated prior to Closing, where the respective Protected Person raises claims under or in connection with such agreements against the respective Group Company; (5) claims of any member of the Purchaser Group (other than any Group Company) pursuant to agreements entered into with any Protected Person in the ordinary course of business and unrelated to the Transaction; (6) claims unrelated to the Transaction and unrelated to the person’s role qualifying it as Protected Person, including under commercial agreements entered into in the ordinary course of business such as agreements for delivery and services (Verträge über Lieferungen und Leistungen); and (7) any claims arising from fraud or willful misconduct (Vorsatz). (D) “Pre-Closing Matters” or “Post-Closing Matters”, respectively, means actions or omissions committed or omitted, respectively, contractual or other legal relations, dealings or fact patterns existing, occurring or originating, or functions, roles, positions or capacities had, in each case, in the period prior to (and through) the Closing Date (Pre-Closing Matters) or in the period after the Closing Date (Post- Closing Matters), respectively. 16.6 No Collection of Individual Debt Account Receivables et al. As a matter of utmost precaution in response to certain jurisdiction of the German Federal Superior Court (Bundesgerichtshof – BGH) relating to implications of German insolvency Law in case of repayments of shareholder loans (and economically comparable shareholder receivables) after their assignment to a purchaser and similar (re-)payments, the Parties

80 / 97 specifically agree the following without prejudice to any other provision of this Section 16: The Purchaser shall ensure that until (including) the first (1st) anniversary of the Closing Date, no satisfaction, in whole or in part, is effected in relation to the Individual Debt Account Receivables and any receivable, if any, replacing, in whole or in part, such Individual Debt Account Receivables. The immediately preceding paragraph shall apply analogously in respect of any distributions resolved during the above-referenced one-year period. 16.7 Third Party Beneficiaries To the extent that Sections 13.7(a)(iii) and 16.5 contain provisions for the benefit of any Seller Related Party, Group Representative, or any other Protected Person, such provisions constitute an agreement for the benefit of a third party (echter Vertrag zugunsten Dritter). 17. SELLERS’ POST-CLOSING OBLIGATIONS 17.1 Non-Compete During a period of three (3) years after the Closing Date with respect to the countries listed in Annex 17.1, each Seller as individual debtor (Einzelschuldner) shall not, and shall cause any of its Restricted Seller Related Parties not to, directly or indirectly, individually or jointly, (a) engage in any business competing with the Group’s business as conducted as of Closing Date in the relevant country (“Competing Business”); (b) acquire or hold any interest in a Competing Business; (c) advise or otherwise assist any Competing Business; other than: (x) in case of 17.1(b): (i) an interest of less than 3% (shares and voting rights) in a publicly listed entity; (ii) an interest of less than 3% (shares and voting rights) in any entity, which is made solely for investment purposes and does not confer any influence over the relevant entity other than from the voting rights, in particular no board seat; (iii) an interest in any entity that is (A) primarily engaged in any business that is not a Competing Business and (B) has no Competing Business activities which generate more than 2.5% of the Group’s revenues as of Closing; (iv) investments administered by a recognized external and independent private wealth manager (externer und unabhängiger Vermögensverwalter) or similar that makes investment decisions at its own discretion based on its investment mandate (Anlagerichtline); or (y) in case of 17.1(c), with respect to Eric Sommer, Ulrich Philippi and Dr. Marc-Olaf Grumann, any professional advice or activity that is provided to third parties (excluding the Sellers, any Seller Related Parties and any other Restricted Seller Related Party) and not provided on behalf, or at the direction of any other Restricted Seller Related Party.

81 / 97 (z) in each case of 17.1(a), (b) and (c), continuing their business and investment operations and activities conducted as of the Signing Date by the entities disclosed in Appendix 7 to Annex 11.1. 17.2 Non-Solicit During a period commencing on the Signing Date and ending three (3) years after the Closing Date, each of the Sellers as individual debtor (Einzelschuldner) shall not solicit for employment or hire, and shall ensure that none of its Restricted Seller Related Parties will solicit for employment or hire, any current employees or managing directors of any Group Company. The foregoing shall not restrict Sellers or any Restricted Seller Related Party to hire any such person who seeks employment upon his or her own initiative or as a result of general advertising or a referral by a third-party agency, without any direction or inducement by Seller or any Restricted Seller Related Party. 17.3 Severability If any covenant or restriction contained in this Section 17 is held invalid or unenforceable as a result of a length of time or geographical area or on the grounds that it is too extensive or not sufficiently specific in any respect, Section 23.1 shall apply, and the relevant provision shall be deemed to extend only for such period of time, over such geographical area or to such activities as permitted (to the maximum extent) by applicable law. 18. IDT INDEMNITY (a) Indemnity. In accordance with, and subject to, their applicable Participation Ratios and the provisions under Section 23.13(g)(i) (No Joint and Several Seller Liability), each Seller as partial debtor (Teilschuldner) shall indemnify and hold harmless (freistellen, schadlos halten) the Purchaser or, at Purchaser’s election, ebm-papst KG (or any of its Affiliates) from and against, and compensate it for, any and all amounts actually paid or payable by ebm-papst KG or any of its Subsidiaries, including ebm-papst St. Georgen GmbH & Co. KG (or their respective successors) to Siemens Aktiengesellschaft under Article 24 (Environmental Liability of Seller) of the Master Asset Sale and Purchase Agreement regarding the IDT Business of ebm-papst group dated 20 March 2024, notarized by notary Jens Kirchner, Munich, on 20 March 2024 (roll of deeds no. K 526/2024) (as amended on or prior to the Closing Date, the “IDT MAPA”) and any related reasonable costs and expenses (the “IDT Environmental Indemnity”). The Sellers’ indemnification obligation under the IDT Environmental Indemnity shall in no event exceed the scope and extent of the liability of ebm-papst KG or any of its Subsidiaries, including ebm-papst St. Georgen GmbH & Co.KG (or their respective successors) under the IDT MAPA, in particular, the Sellers’ aggregate liability under the IDT Environmental Indemnity shall be capped at a total amount of EUR 33,750,000.00 (in words: Euro thirty-three million seven hundred fifty thousand). (b) Purchaser’s Obligations. The Purchaser shall not, and shall procure that ebm-papst KG (and its Affiliates) will not, without the prior written consent of the Sellers, (i) amend, modify, or waive any provision of the IDT MAPA in a manner that would adversely affect ebm-papst KG’s or any of its Subsidiaries’, including ebm-papst St. Georgen GmbH & Co. KG’s (or their respective successor’s) liability under the IDT MAPA for Indemnifiable Claims and/or Sellers’ liability under the IDT Environmental Indemnity, (ii) waive any defense, limitation (Verjährungsverzicht) or cut-off period, exclusion,

82 / 97 threshold, or cap for Indemnifiable Claims, or (iii) extend any limitation or cut-off period for Indemnifiable Claims. (c) Conduct of Claims. Sections 12.1 (Notification of the Sellers) and 12.2 (Conduct of Third-Party Claims) shall apply mutatis mutandis to any claims under or in connection with the IDT Environmental Indemnity, it being agreed that any reference to “Purchaser Claim” and “Third-Party Claim” shall, in each case, include any claim that may become the basis for a claim of the Purchaser under the IDT Environmental Indemnity. (d) Limitations. (i) Section 13.3 (Mitigation and Advantages) and (ii) Sections 13.4(a)(i), (vii) and (viii) as well as (iii) Section 13.4(b) (Limitations/Qualifications) in connection with Sections 13.3 (Mitigation and Advantages) and 13.4(a)(i), (vii) and (viii) shall apply mutatis mutandis to any claims under or in connection with the IDT Environmental Indemnity. If the Purchaser has failed to comply with its obligations pursuant to this Section 18 and such failure caused an increase of the Sellers’ liability under the IDT Environmental Indemnity, the Sellers’ liability under the IDT Environmental Indemnity shall be excluded to such extent. If and to the extent claims asserted under the IDT Environmental Indemnity are recoverable by the Purchaser based on a transferrable claim against a third party, the Sellers shall only be obliged to indemnify and hold harmless (freistellen, schadlos halten) the Purchaser or, at Purchaser’s election, ebm-papst KG (or any of its Affiliates) if the Purchaser assigns contemporaneously (Zug-um-Zug) such claim against the third party to the Sellers. (e) “Indemnifiable Claims” means any claims against ebm-papst KG or any of its Subsidiaries, including ebm-papst St. Georgen GmbH & Co. KG (or their respective successors) under Article 24 (Environmental Liability of the Seller) of the IDT MAPA. 19. PURCHASER’S GUARANTOR (a) The Purchaser’s Guarantor hereby guarantees to each Seller as individual creditor (Einzelgläubiger) by way of an independent promise of guarantee irrespective of fault pursuant to § 311 para. 1 BGB (selbständiges verschuldensunabhängiges Garantieversprechen): (i) the proper satisfaction of all current and future obligations of the Purchaser towards such Seller or the Sellers pursuant to this Agreement in connection with the Closing or the period prior to Closing; and (ii) the accurate performance of any and all obligations that the Purchaser has or will have in relation to any Seller or the Sellers under or in connection with this Agreement until the Closing Date, including pursuant to Section 8.2(b)(vii), the payment of the Total Purchase Price and any claims for damages by any Seller or the Sellers resulting from any breach of the Purchaser’s obligations under this Agreement in connection with the Closing or the period prior to Closing, including any Break Fee payment obligation. (b) There shall not be, and the Purchaser’s Guarantor hereby waives, any rights which it may have (or purport to have) to require a Seller or the Sellers to first proceed against, or claim payment from, the Purchaser with the consequence that the Purchaser and the Purchaser’s Guarantor shall be liable jointly and severally (gesamtschuldnerisch) under this Agreement. A payment made by the Purchaser’s Guarantor shall have debt discharging effect for the Purchaser against the Seller(s).

83 / 97 (c) If and to the extent that this Agreement provides for a consent of the Parties or for their approval, the consent of the Purchaser’s Guarantor shall not be required in addition to the consent or approval, as the case may be, of the Purchaser, in each case unless otherwise expressly provided. This Section 19 shall not survive the Closing, i.e., it shall finally expire and no Seller shall have any rights and claims under or in connection with this Section 19 upon payment of the Total Purchase Price. 20. CONFIDENTIALITY; PRESS RELEASE; VIRTUAL DATA ROOM 20.1 Confidentiality Obligation (a) Subject to Sections 20.2 and 20.3, no Party (as individual debtor (Einzelschuldner)) shall, without the prior written consent of the other Parties, for a period of three (3) years after the Closing Date or termination of this Agreement pursuant to Section 9.1 (“Confidentiality Period”), disclose or make available any Protected Information to third parties; provided that “Protected Information” means the existence or contents of this Agreement or of any ancillary agreement and any information relating thereto or exchanged in connection therewith, it being agreed and understood that (i) any such information that becomes public, (ii) has been independently developed by the relevant Party without use or benefit of any of the Protected Information or (iii) has been legally obtained from a third party who is not restricted from disclosing such Protected Information by Law or regulation or contract shall henceforth no longer be considered Protected Information, however, without prejudice to any claims arising against a Party that has caused such Protected Information to become public in breach of obligations pursuant to this Agreement. (b) The Parties agree that in respect of Sellers’ obligations following Closing, also the trade and business secrets and other confidential information of the Group, qualify as Protected Information and (i) Sections 20.1(a)(ii) and (iii) shall not apply in this respect and (ii) the Confidentiality Period shall be five (5) years after the Closing Date in this respect. 20.2 Permitted Disclosures Disclosures of Protected Information which a Party or other Permitted Recipient of Protected Information is obliged (or may reasonably be deemed to be obliged) to make under applicable Law (including the rules of any relevant stock exchange) or is requested to make by any relevant authority, court or arbitral tribunal shall in any event be permitted. Furthermore, Protected Information may also be disclosed by or on behalf of a Party: (a) to its employees, managers, board members and other personnel (such Persons generically, “Personnel”) subject to appropriate confidentiality undertakings/obligations; (b) to its advisors, auditors, insurance brokers or insurers (generically, “Advisors”), in each case subject to appropriate confidentiality undertakings/obligations;

84 / 97 (c) to its Affiliates, direct or indirect shareholders or ultimate investors, in each case subject to appropriate confidentiality undertakings/obligations; (d) to banks in the ordinary course of its business and to its, its Subsidiaries' and/or its direct or indirect shareholders’ financing banks, all on a need to know basis and subject to appropriate confidentiality undertakings/obligations; (e) in the context of due diligence reviews of its business, subject to appropriate confidentiality undertakings/obligations; (f) in the context of pursuing rights, or defending itself against obligations, under or in connection with this Agreement in accordance with the provisions of this Agreement; or (g) in the case of Purchaser and its Affiliates, in connection with (i) the Financing on a need to know basis and subject to appropriate confidentiality undertakings/obligations or (ii) any press release or public statement with respect to this Agreement or the transactions contemplated hereby as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange (such permitted recipients, “Permitted Recipients”); it being understood that the term ‘Permitted Recipients’ shall in relation to any Permitted Recipient as referenced in the foregoing always include, as applicable, the respective Personnel and Advisors of such Permitted Recipient (as applicable) involved by it in the given context. 20.3 Press Release Notwithstanding anything in Section 20.1, the joint press release and employee communication as agreed between the Parties with respect to the Transaction shall be published without undue delay (unverzüglich) after the Signing; provided, that the foregoing shall not restrict (a) any Party from making any press release or public statement that is consistent in all material respects with any press release or public statement previously made in accordance with this Agreement or (b) in the case of the Purchaser and its Affiliates, any public statement regarding the transactions contemplated hereby in response to questions from the press, analysts, investors, or those attending industry conferences, and internal announcements to employees, in each case, to the extent that such statements are consistent in all material respects with any press release or public statement previously made in accordance with this Agreement. For the avoidance of doubt: Upon the Signing and/or Closing of the Transaction becoming disclosed to the public other than in violation of this Agreement, any subsequent disclosure respecting the identity and respective transactional role of Transaction advisors of a Party (including to the public) shall be permitted as amongst the Parties (without prejudice to any obligations to the contrary, if any, that may exist in the relationship between a Party and its respective advisor(s)). 20.4 Virtual Data Room (a) A complete and identical copy of the documents (including Q&A tool content) that were prior to Signing made available for inspection in the VDR for purposes of the Due Diligence Review (the “VDR Archive”) has been created by Datasite, Inc. and will be saved on nineteen (19) flash drives (or similar electronic data storage media): (i) four (4) of which will be provided to the Sellers; (ii) fourteen (14) of which will be provided to the Purchaser; and

85 / 97 (iii) one of which will be provided to the acting notary, who is hereby instructed by the Parties to: (A) keep it in custody until the seventh (7th) anniversary of the Closing Date and (B) after such anniversary to give it to the Purchaser. (b) The integrity and identity of the VDR Archive is confirmed in the virtual data room closure certificate issued by Datasite, Inc. and attached as Annex 20.4. 21. COSTS AND TAXES 21.1 Fees and Transfer Taxes (a) Subject to Section 21.1(b), each Party shall bear its own costs (including the costs of its advisors) relating to the preparation, negotiation, execution, and consummation of this Agreement (and each ancillary agreement). (b) Notwithstanding anything to the contrary in this Agreement, transfer taxes of any kind (in particular, but not limited to, real estate transfer tax), any other sales, transfer or stamp taxes/duties as well as similar charges/levies (however, for the avoidance of doubt, except VAT, which shall be governed by Section 5.6 and excluding any Taxes computed by reference to income or capital gains, which shall be governed by Section 14), in each case payable as a consequence of, in connection with, or as a result of any of the measures related to, the Transaction (in particular, the execution and consummation of this Agreement and/or its ancillary agreements) as well as the costs and fees in relation to the Filings, the obtaining of Clearances, and the notarization of this Agreement (and notarial deed of which it forms part), the Separate SPA, the Share and Interest Assignment Deed, the share and interest assignment deed under the Separate SPA, and any other ancillary agreement (and any amendment of any of the foregoing) (collectively “Transfer Costs”) shall be borne by the Purchaser, provided that: (i) (A) any German real estate transfer Tax, and (B) any controlling interest transfer tax under Connecticut Law or any other U.S. Law (if any) (each of (A) and (B), the “Transfer Tax”) shall be borne up to a total amount of EUR 20,000,000.00 (in words: twenty million Euro) by the Purchaser and any Transfer Tax exceeding a total amount of EUR 20,000,000.00 (in words: twenty million Euro) shall be borne 50%/50% by the Sellers on the one hand and by the Purchaser on the other hand; (ii) any German real estate transfer Tax which results from a non-compliance with a statutory holding period shall be fully borne by Sellers alone, and Sellers shall indemnify Purchaser, or at Purchaser's election the relevant Group Company, from such German real estate transfer Tax as it exceeds the amount of German real estate transfer Tax that would have become due if no such holding period had been violated; (iii) to the extent that any German real estate transfer Tax to be borne 50%/50% pursuant to this Section 21.1(b) is owed by the Purchaser or any Group Company, the Sellers shall make a payment to the Purchaser equal to 50% of such German real estate transfer Tax; and

86 / 97 (iv) to the extent that any Transfer Tax is paid by the Purchaser or any Group Company but is to be borne, in whole or in part, by the Sellers pursuant to this Section 21.1(b), the Sellers shall reimburse the Purchaser for the respective amount, and to the extent that any Transfer Tax is paid by any Seller but is to be borne, in whole or in part, by the Purchaser pursuant to this Section 21.1(b), the Purchaser shall reimburse such Seller for the respective amount, in each case within ten (10) Business Days upon receipt of a written request. 21.2 German RETT Notification Sellers and Purchaser are aware of the obligations to notify the competent German Tax Authorities of the transactions contemplated by this Agreement pursuant to Sections 19, 20 German RETT Act (GrEStG) (each such notification herein a “RETT Notification”). For the purpose of filing accurate and complete RETT Notifications, Sellers have provided the information requested by Purchaser and contained in Appendix 10(b) of Annex 11.1 ("RETT Information"). Purchaser shall prepare on the basis of the RETT Information a draft of such RETT Notification, and shall, prior to the submission of such RETT Notification and at the latest ten (10) Business Days prior to the filing deadline, provide Sellers with such draft. Purchaser shall reflect in such RETT Notification any reasonable comments Sellers have provided to Purchaser within five (5) Business Days after receipt of the draft. Purchaser shall file, and each Seller as individual debtor (Einzelschuldner) shall procure that the relevant Group Company will file, the RETT Notification within one (1) month after the Signing Date. Each Seller as individual debtor (Einzelschuldner) shall cooperate with the Purchaser in connection with the RETT Notification to enable the Purchaser to prepare the respective RETT Notifications. 22. NOTICES 22.1 Form of Notices All notices, communications and declarations of will (Willenserklärungen) which are made pursuant to, or in connection with, this Agreement (together, “Notices”) shall be made in writing in the English language to the Parties at the addresses, and marked for the attention of the persons, set out in Section 22.2 and shall be transmitted by hand, by post, by courier service or by email (i.e., email with the visual reproduction of a written document attached as a pdf, jpg or similar file format), which email, however, subject to the following proviso, needs to contain the subject line “Formal Notice under the California SPA” to comply with the requirements of this Agreement; provided that communication by simple email in text form is permitted for the purpose of (i) transmitting, or requesting the transmission of, information pursuant to corresponding obligations or rights under this Agreement and (ii) requesting or granting a consent/approval required pursuant to the terms of this Agreement. For purposes of “Notices”, “written” or “in writing” includes documents signed in counterparts as well as electronically signed documents (including simple electronic signature) and their visual reproductions transmitted in a manner as set out above. 22.2 Addresses Notices to be delivered to the Parties or a Party shall (subject to any changes notified in accordance with Section 22.3) be made to the following addresses:

(a)	**Sturm KG**	Attn: Dr. Marc-Olaf Grumann Sturm Beteiligungs-GmbH & Co. KG Oberer Graben 64 97980 Bad Mergentheim Germany Email: [***]
(b)	**Ziehl KG**	Attn: Dr. Ulrich Philippi Ziehl Beteiligungen GmbH & Co. KG Lautenschlagerstraße 24 70173 Stuttgart Germany Email: [***]
(c)	**Philippiak GmbH**	Attn: Jan Philippiak; Eric Sommer Philippiak Holding GmbH Bahnhofstraße 1 74072 Heilbronn Germany Email: [***]
	In each case of (a) through (c) with a copy to (for information purposes only)	**Milbank LLP** Attn: Dr. Jan Häller and Dr. Norbert Rieger Neue Mainzer Str. 74/Maximilianstrasse 15 60311 Frankfurt/80539 Munich Germany Email: [***]
(d)	**Purchaser**	Attn: Christian Bernert; JJ Foley; Michael Kevin Kenning Madison Air Solutions Germany GmbH Bgm.-Merk-Straße 1, 87752 Holzgünz Germany Email: [***]

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88 / 97 with a copy to (for information purposes only) Hengeler Mueller Partnerschaft von Rechtsanwälten mbB Attn: Thomas Meurer and Dr. Martin Ulbrich Benrather Straße 18-20 40213 Düsseldorf Germany Email: [***];[***];[***] and Larry Gies Email: [***] (e) Purchaser’s Guarantor Attn: JJ Foley Madison Air Solutions Corporation 444 West Lake Street, Suite 4460, Chicago, Illinois 60606, United States of America Email: [***] with a copy to (for information purposes only) Hengeler Mueller Partnerschaft von Rechtsanwälten mbB Attn: Thomas Meurer and Dr. Martin Ulbrich Benrather Straße 18-20 40213 Düsseldorf Germany Email: [***];[***];[***] and Larry Gies Email: [***] 22.3 Change of Address Any change of address shall only become effective vis-à-vis a respective Party upon notification thereof pursuant to the terms of this Agreement to the respective Party and any delays regarding the actual delivery of a Notice rendered by a Party shall be disregarded for the benefit of such first-mentioned Party if and to the extent caused by the respective other Party’s failure to duly and timely provide Notice regarding a relevant change of address. 22.4 Agent for Service of Process The Purchaser’s Guarantor hereby appoints as its agent for service of process (Zustellungsbevollmächtigter) the partners of the law firm Hengeler Mueller Partnerschaft von Rechtsanwälten mbB (from time to time) and, personally, the attorneys designated to receive copies of Notices on behalf of the Purchaser’s Guarantor pursuant to Section 22.2, in each case for all expert, legal or arbitral proceedings involving the Purchaser’s Guarantor arising out of

89 / 97 or in connection with this Agreement. The Purchaser’s Guarantor agrees that any document relating to such proceedings may be effectively served on it by service on any of its agents for service of process. The afore-described agency shall only terminate upon appointment of another agent for service of process incorporated (in case of a legal entity) and domiciled in Germany and reasonably acceptable to the Sellers and shall otherwise be irrevocable. The appointment of the new agent for service of process and the termination of the current agent for service of process shall become effective if and when notified to the Sellers in writing by the Purchaser’s Guarantor. Upon request of a Seller (simple email sufficient), the Purchaser’s Guarantor shall repeat the foregoing appointment in a separate document in a form as reasonably requested by the Seller and shall execute and provide such executed document to the requesting Seller. 23. MISCELLANEOUS PROVISIONS 23.1 Partial Invalidity If one or more provisions of this Agreement are or become wholly or partially invalid, void and/or unenforceable, this shall not affect the validity or enforceability of the other provisions of this Agreement. The same shall apply if this Agreement contains an inadvertent contractual omission. Instead of the invalid, void and/or unenforceable provision, the Parties shall agree on an arrangement which corresponds as closely as legally possible with what the Parties were trying to achieve commercially with the invalid, void and/or unenforceable provision (or, as the case may be, the invalid, void and/or unenforceable part thereof). In the event that an inadvertent contractual omission needs to be filled, an arrangement shall be agreed upon which, in accordance with the purpose and intent of this Agreement, corresponds commercially as closely as legally possible with what the Parties would have agreed upon if they had thought about the matter at the time of conclusion of this Agreement. The provisions of this Section 23.1 shall not be construed as merely shifting the burden of proof (keine reine Beweislastregel), but shall apply absolutely (contractual exclusion of § 139 BGB in its entirety). 23.2 Currency and Conversion Rates Any payments to be made by any of the Parties pursuant to this Agreement shall be made exclusively in Euro currency (i.e., the currency of the European Monetary Union). Where, for the purposes of any of the Propositions or of any threshold, de minimis amount, deductible, basket, cap or other amount relevant to the liability of the Sellers or a Seller under this Agreement, any amount, figure or value is expressed or denominated in a currency other than Euro, such amount, figure or value shall be converted into Euro for the relevant purpose. In the event that conversion rates have to be applied to determine an amount pursuant to this Agreement, the conversion rates to be applied shall be the conversion rates for value at the relevant reference date as published on the website http://www.ecb.europa.eu/stats/policy_and_exchange_rates/euro_reference_exchange_rates/ht ml/index.en.html (or any replacement thereof) at 4 pm local time in Munich, Germany on the Business Day before the relevant reference date. In the event that such rates are not published on such relevant Business Day, the rates published at 4 pm local time in Munich, Germany on the latest day before such Business Day shall be relevant and if the European Central Bank generally does not publish exchange rates for a certain currency, the rates published on the electronic market information provider Thomson Reuters (or any successor thereof) shall be relevant. In the event that a conversion rate for

90 / 97 estimations referring to a specific reference date has to be determined, the relevant reference date for the estimation shall be the date on which such estimation is made. In the event that conversion rates have to be applied with respect to thresholds for disclosure purposes in Section 11, the conversion rates to be applied shall be the conversion rates as of the date such Proposition is made, applying the foregoing provisions of this paragraph, mutatis mutandis. 23.3 Entire Agreement This Agreement constitutes the full understanding of the Parties and the complete and exclusive statement of the terms and conditions of the Parties’ agreements relating to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, that may exist between the Parties with respect to the subject matter of this Agreement or parts thereof (including the letter of intent dated 26/30 June 2026), subject, however, to the confidentiality agreement between the Sellers and Madison Industries dated June 4/8, 2026 (as supplemented by the addendum regarding sensitive information included in the clean team folder dated July 4/6/8, 2026), which shall continue to apply in accordance with its terms through the Closing of the Transaction. Subject to the foregoing, there are no side agreements to this Agreement. 23.4 Treatment of US Transfer (a) The Sellers acknowledge that the Purchaser intends to transfer or have transferred the shares in the U.S. Target and/or the U.S. Target’s direct and indirect Subsidiaries to one of the Purchaser's Affiliates after Closing (the "US Transfer"). (b) The Parties agree that for all purposes of the Purchaser's rights and claims under this Agreement, in each case including both (i) the assessment of the substance and the merits of any right and claim (dem Grunde nach) and (ii) the determination of the quantum of any claim (der Höhe nach), the Parties will treat each other as if any US Transfer after the Closing Date had not occurred and therefore the U.S. Target and its direct and indirect Subsidiaries remained a part of the Group also following an US Transfer. In particular, the Purchaser shall be and remain entitled to any Purchaser Claim and any compensation for Losses under this Agreement in respect of the U.S. Target and its direct and indirect Subsidiaries that the Purchaser would be entitled to without the US Transfer also following the US Transfer as if such US Transfer had not occurred and the fact that the US Transfer has occurred shall not constitute a defence against any such Purchaser Claim on the merits or reduce the quantum of such Purchaser Claim or Losses, other than to the extent, if any, the US Transfer caused or increased any Purchaser Claim as compared to the situation if the US Transfer had not occurred. 23.5 Treatment of Separate SPA The Parties further agree that for all purposes of the Purchaser's rights and claims under this Agreement, in each case including both (i) the assessment of the substance and the merits of any right and claim (dem Grunde nach) and (ii) the determination of the quantum of any claim (der Höhe nach), the Parties will treat each other as if the Separately Sold GP Interest was sold and transferred to the Purchaser as part of the Group in one single transaction under this Agreement.

91 / 97 23.6 Interest Unless expressly otherwise provided in this Agreement, interest payable under or in connection with this Agreement shall be calculated on the basis of actual days elapsed and a 360 (three hundred sixty) day year. 23.7 Dates and Times All references to dates and times in this Agreement refer, unless otherwise specified, to the local date and time in Frankfurt am Main, Germany. 23.8 Written Form This Agreement may only be amended by an instrument in writing duly executed by the Parties (which shall include qualified electronic signatures). No change, termination or modification of any of the provisions of this Agreement shall be binding on the Parties, unless made in writing in accordance with this Section 23.8. This shall also apply to any waiver of the need to comply with the provisions of this Section 23.8. The foregoing is without prejudice to any stricter mandatory form requirements under applicable Law. Notwithstanding the foregoing, the provisions of Section 9.2 (in respect of the limitation of liability and the Debt Financing Sources), Section 22.7, Section 22.9, Section 23.1, Section 23.2 and Section 23.4, and the definitions of “Debt Financing Sources” and “Debt Commitment Letter”, may not be amended, modified or waived in a manner that is adverse in any material respect to the Debt Financing Sources without the prior written consent of the affected Debt Financing Sources. 23.9 No Assignment et al. Unless expressly otherwise provided in this Agreement or otherwise agreed in writing between the relevant creditor(s) and debtor(s) in relation to the relevant rights or claims, no Party shall be entitled to assign (abtreten), transfer, pledge, encumber or otherwise dispose of any rights or claims or transfer or delegate any rights, obligations under or in connection with this Agreement without the prior written consent of the Party/ies being the debtor(s) in relation to the relevant rights or claims; provided that (a) the Purchaser may assign any payment claims it may have under this Agreement (but not, for the avoidance of doubt, primary performance claims (außer Ansprüche auf die Erfüllung von Hauptleistungspflichten)) for security purposes to any of its Debt Financing Sources in connection with the Debt Financing of the Transaction and/or any agent, security trustee or collateral trustee acting on their behalf (it being understood that the assignee(s) shall not be permitted to further assign such claims except for purposes of syndication) and (b) any Seller may assign claims under this Agreement or the entire Agreement (including claims and obligations) to any controlling direct or indirect shareholder(s) or Affiliate(s) (with corresponding further assignments to controlling shareholders of the respective assignee(s) or to other Affiliates also being permissible). For the avoidance of doubt: None of the foregoing prohibits any legal succession by way of merger, accretion or similar measure (as opposed to spin-off, hive-down or similar measure). Notwithstanding anything to the contrary in this Section 23.9, the Purchaser may, without the consent of the Sellers, assign its rights and obligations under this Agreement, in whole or in

92 / 97 part, to any of its Affiliates; provided that no such assignment, pledge or grant shall relieve the Purchaser of any of its obligations under this Agreement. 23.10 No Retention or Set-off Except as expressly otherwise provided in this Agreement, or in respect of undisputed or finally adjudicated claims, the Purchaser’s and the Purchaser’s Guarantor’s right of set-off (aufrechnen), retention (zurückbehalten) or other refusal of performance with regard to the obligation to pay all or any portion of the Total Purchase Price (including any interest payable thereon), or any other payment or other performance owed under this Agreement (and/or under any ancillary agreement) to the Sellers or any Seller shall be excluded. The foregoing is without prejudice to the Purchaser’s rights to withhold performance of any Closing Action if the Sellers have not previously performed all of the Closing Actions to be performed by them prior thereto according to the sequence provided in Section 10.1, and vice versa. 23.11 Rights of Third Parties Except as expressly otherwise provided in this Agreement, this Agreement shall only grant rights to the Parties and shall not constitute a contract for the benefit of third parties (Vertrag zu Gunsten Dritter) or a contract with protective effect for third parties (Vertrag mit Schutzwirkung für Dritte). In case provisions of this Agreement are expressly provided to constitute a contract for the benefit of a third party or third parties, (a) such third party’s consent shall not be required for any change, amendment or termination of, or waiver of claims under, this Agreement and/or any ancillary agreement and (b) each entitled Party and each third-party beneficiary shall have the individual right to request and enforce performance of the relevant provisions; provided that performance of one and the same obligation may only be claimed once. Notwithstanding the foregoing, the Debt Financing Sources are intended third party beneficiaries of, and shall be entitled to enforce, Section 9.2 (in respect of the limitation of liability and the non-recourse provisions), Section 22.6, Section 22.7, Section 23.1, Section 23.2 and Section 23.4 (echter Vertrag zugunsten Dritter). 23.12 No Rescission Without prejudice to Section 9 and subject to the terms of this Agreement, the Parties waive and exclude their rights and any claims, if any, to annul, rescind or terminate (zurücktreten oder anfechten), dissolve or amend this Agreement (or any ancillary agreement) in whole or in part, except by mutual agreement in the form as provided in this Agreement subject to the terms of this Agreement. In the event of a breach of any covenant or obligations pursuant to this Agreement by a Seller or the Sellers, the only remedy for the Purchaser shall be a claim for specific performance or for damages, and, in each case, only as specifically provided in this Agreement or in respect of Fraud Claims. 23.13 Interpretation (a) Defined Terms. In case of defined terms, any reference to the singular includes a reference to the plural and vice versa, unless expressly otherwise provided in this Agreement, and any reference to the masculine includes a reference to the feminine and vice versa, and (unless the context in which the relevant term is used clearly indicates the contrary) the words “including” and “in particular” shall be deemed to be

93 / 97 followed by the words “without limitation”. References to the term “domestic” mean German and references to the term “foreign” mean non-German. (b) Enumerations. Enumerations in which the term “or”, the term “and” or the term “and/or” (as the case may be) precede only the last enumerated item, are to be read and interpreted as if the respective term preceded every single enumerated item after the first one. (c) Obligations. Subject to, and without prejudice to, Sections 23.13(f) and (g), any obligations (as indicated by terms such as “shall procure”, “is obligated to” etc.) to procure or ensure or otherwise bring about actions or omissions of a Group Company or Affiliate shall be interpreted as if they were obligations relating to the own actions or omissions of the respective debtor(s) of such obligation (i.e., an alleged legal or factual inability of the relevant individual debtor (Einzelschuldner) or joint debtors (gemeinschaftliche Schuldner), as applicable to such obligations, to influence the behavior of such respective other Person shall not be a permissible defense). (d) German Terms and Legal Concepts. In this Agreement (including the Recitals), unless the context in which a relevant term is used requires otherwise, where a German term has been added in parentheses after an English term, the German term shall be decisive for the purposes of interpretation of the English term wherever such English term (regardless of whether followed by the German term) is used in this Agreement. If, and to the extent that, reference to any legal institute or term is made in this Agreement, the use of an English term (as a result of the use of the English language for this Agreement) shall not be interpreted to the effect that reference is made to the interpretation of such institute or term pursuant to any (in particular English language) foreign Law. If, and to the extent that, any German or English term is used in this Agreement to describe any legal institute or legal term and is to be applied pursuant to the terms of this Agreement to any foreign context, then such term shall be interpreted to refer to the respective foreign legal institute or term that corresponds most closely to the respective German legal institute or term, respectively. (e) Successors. Where reference is made in this Agreement to a certain legal entity, such reference shall, for the avoidance of doubt, always include any legal successor of the referenced entity (e.g., the receiving entity in a merger). (f) No Knowledge Attribution amongst the Sellers. Without prejudice to the content of the definition ‘Sellers’ Knowledge’ (solely for purposes of the use of such term in this Agreement), the Parties agree that, except if and to the extent otherwise expressly provided in this Agreement, solely the individual and actual knowledge of such Seller (in case of a Seller being an entity, the individual and actual knowledge of the statutory corporate representative(s) of such Seller) shall be relevant for purposes of any liability of the Sellers or of a Seller or right of the Purchaser (or any of its Affiliates), if any, under or in connection with this Agreement. In particular, the Parties agree that there shall not be any attribution (based on whatever legal concept) of knowledge and/or responsibility of one or several Seller(s) to any other Seller(s), including in respect of any liability or rights (including rights to challenge this Agreement) under statutory Law. (g) Creditors and Debtors. (i) No Joint and Several Seller Liability. Under no circumstances shall:

94 / 97 (A) the Sellers be liable to the Purchaser under or in connection with this Agreement as joint and several debtors (keine Gesamtschuldnerschaft) or be entitled as joint and several creditors (keine Gesamtgläubigerschaft); or (B) any Seller be liable for liabilities of any other Seller or for, or to procure, the actions or omissions of any other Seller. (ii) Priority of Specific Creditor and Debtor Rules. To the extent that this Agreement provides specifically for: (A) the nature of the Sellers’ (or a Seller’s) role(s) as creditor or debtor (e.g., designates a Seller as individual debtor/creditor (Einzelschuldner/Einzelgläubiger) or as partial debtor/creditor (Teilschuldner/Teilgläubiger)); (B) the ratio of respective liabilities and/or entitlements of any Sellers; and/or (C) any other specific principles applicable in relation to such roles of the Sellers, such specific provisions shall take precedence over the general rules pertaining to such matters as set out below. (iii) Covenants or Obligations for the Sellers’ Benefit (Individual Creditors). In respect of the performance of any covenant or obligation for the benefit of the Sellers and in respect of any secondary claim for breach of any such covenant or obligation, the Sellers shall be individual creditors (Einzelgläubiger), i.e., the Sellers shall in particular be individual creditors (Einzelgläubiger) in respect of all cooperation, assistance, information, notification and similar obligations of the Purchaser hereunder vis-à-vis the Sellers or vis-à-vis each such Seller. (iv) Covenants or Obligations for the Purchaser’s Benefit (Individual or Joint Debtors). In respect of the performance of any covenant or obligation for the benefit of the Purchaser and in respect of any secondary claim for breach of any such covenant or obligation, the Sellers shall: (A) be individual debtors (Einzelschuldner) in respect of matters that are solely pertaining to the respective individual Seller; and (B) be otherwise (e.g., in matters pertaining to the Group, requiring shareholders’ resolutions or other cooperation of the Sellers) joint debtors (gemeinschaftliche Schuldner) in the sense that claims in respect thereof must be pursued against all Sellers jointly (but not jointly and severally against individual Sellers) and that each Seller is only liable to cooperate in good faith with the other Sellers in such role but not liable individually for the actions or omissions (or lack of cooperation) of other Sellers, provided that (1) in respect of Section 7.3, the foregoing shall not limit each Seller’s liability as partial creditor in accordance with its

95 / 97 Participation Ratio in case the actions foreseen therein are not timely taken; and (2) where this Agreement outside Section 7.3 sets out an obligation of a Seller to procure that a certain action be taken or omitted or an event or circumstance occur or not occur, only any Seller who has breached this Agreement, respectively, shall be liable in respect thereof, and if more than one Seller is in breach, such Sellers shall be liable as partial debtors (Teilschuldner) in proportion to their respective Participation Ratios among each other. (v) Sellers as Partial Debtors and Partial Creditors. In the absence of any more specific rule (including as contained in the preceding paragraphs of this Agreement), the Sellers shall be partial debtors (Teilschuldner) and partial creditors (Teilgläubiger), respectively, in accordance with, and in proportion to, unless expressly otherwise provided, their respective Participation Ratio. (vi) Election, Designation, Instruction or Similar Rights. To the extent that the Sellers are entitled to certain election, designation, instruction or similar rights under this Agreement in connection with rights or obligations of the Sellers, these rights follow the creditor or debtor position to which they relate and can only be exercised jointly and/or uniformly if and to the extent directly affecting all or several Sellers. 23.14 Headings The headings in this Agreement are merely for convenience. They shall be disregarded for the purposes of interpreting this Agreement. 23.15 Annexes The annexes to this Agreement (including any schedules, appendices or similar attached to them) shall form an integral part of this Agreement and any reference to this Agreement in this Agreement is to be understood as a reference to this Agreement including its annexes. 24. GOVERNING LAW; ARBITRATION; INHIBITION OF CUT-OFF PERIODS 24.1 Governing Law This Agreement and any dispute, controversy or claim arising out of or in connection with this Agreement (and/or any ancillary agreement) shall be governed by, and construed in accordance with, the substantive Law of Germany (deutsches Sachrecht – Sachnormverweisung), for the avoidance of doubt excluding the UN Convention on Contracts for the International Sale of Goods (CISG). Notwithstanding the foregoing, any claim, action or proceeding of any kind, whether at law or in equity, whether in contract, in tort or otherwise, brought by any Seller, any Seller Related Party or any Group Company against any Debt Financing Source arising out of or relating to this Agreement, the Financing, the Debt Commitment Letter or the performance thereof shall be governed by, and construed in accordance with, the laws of the State of New York, to the extent required by the terms of the Debt Commitment Letter.

96 / 97 24.2 Arbitration and Venue Any dispute, controversy or claim arising out of or in connection with this Agreement (or any ancillary agreement), or the breach, termination or invalidity thereof (“Dispute”), shall be submitted to an arbitral tribunal (Schiedsgericht) and shall be exclusively and finally settled by arbitration in accordance with the arbitration rules of the German Institution of Arbitration e.V. (Deutsche Institution für Schiedsgerichtsbarkeit e.V.) as applicable at the time of the initiation of the arbitration proceedings without recourse to the ordinary courts of law. The arbitral tribunal shall be composed of three (3) arbitrators to be appointed in accordance with said rules. The seat and place of arbitration shall be Frankfurt am Main, Germany. The language to be used in the arbitral proceedings shall be English; provided that documents submitted as evidence may be submitted in their original German language and without an attendant translation. To the extent that mandatory Law provides that a Dispute arising out of or in connection with this Agreement (or any ancillary agreement), or the breach, termination or invalidity thereof, is to be submitted to and decided by a court of law, the courts of Frankfurt am Main, Germany shall have jurisdiction (which shall be exclusive to the extent legally permissible). Notwithstanding the agreement to arbitrate set out above, each Party agrees that it will not bring or support any claim, action, suit or proceeding, cause of action, cross-claim or third party claim of any kind or description, whether at law or in equity, whether in contract, in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement, the Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby, in any forum other than the Supreme Court of the State of New York, County of New York, or the United States District Court for the Southern District of New York (and the appellate courts thereof), and each Party irrevocably submits to the exclusive jurisdiction of such courts in respect thereof and waives any objection to venue therein. 24.3 Cut-Off Periods and Inhibition of Cut-Off Periods Any cut-off periods (Ausschlussfristen) provided in this Agreement (i) are agreed to be cut-off periods with the consequence of the extinguishment of the relevant claim (Ausschlussfrist mit der Folge des Erlöschens des Anspruchs) and (ii) shall only become inhibited (gehemmt) in respect of a particular claim upon written acknowledgement of such claim by the relevant obligor or initiation of arbitration or litigation in accordance with the terms of this Agreement in respect of such claim, including through declaratory actions (Feststellungsklagen), and then in each case for the duration of such proceedings (including applicable appeal proceedings, if any). Finally adjudicated claims (including claims adjudicated by way of arbitration award or court decision, in each case including an award for declaratory action (Feststellungsklage)) and validly acknowledged claims as well as all claims for which no cut-off period (Ausschlussfrist) or time-limitation period (Verjährungsfrist) is provided in this Agreement shall not be cut off, but become statutorily time-barred (verjähren) in accordance with applicable German Law, but in case of indemnification claims of any Seller under post-closing covenants or undertakings, in no event earlier than an underlying claim for which indemnification is sought. Statutory provisions regarding the interruption and/or inhibition of statutory time-limitation periods (Verjährungsfristen) shall neither directly nor analogously apply in respect of cut-off periods (Ausschlussfristen) provided in this Agreement. § 203 BGB shall neither apply in respect of any cut-off period nor in respect of any applicable statutory time-limitation period, if any.

97 / 97 24.4 Waiver of Jury Trial EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY LITIGATION WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, THE FINANCING, THE DEBT COMMITMENT LETTER, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTION, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM IN ANY SUCH LITIGATION (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE), AGAINST ANY DEBT FINANCING SOURCE ARISING OUT OF THIS AGREEMENT OR THE DEBT COMMITMENT LETTER. THE DEBT FINANCING SOURCES ARE INTENDED THIRD PARTY BENEFICIARIES OF THIS SECTION 23.4. *****

Project California Agreed Version SALE & PURCHASE AGREEMENT REGARDING THE SALE AND PURCHASE OF EBM-PAPST GROUP ANNEX 5.2 EQUITY BRIDGE r ject alif rnia gr ed ersion E HASE EE ENT ARDING E E D HASE F -PAPST OUP NEX . UITY I E

Annex 5.2 Equity Bridge attached ok Ok 1 / 1 nnex . quity ri ge ed * * *

Annex 5.2 31-Mar-2026 EV to Equity Value Bridge Enterprise Value 5,100 Pension provision (132) Specific warranty provisions (11) Restructuring (6) Severances (13) Income tax balances (22) Legal case BfA (1) Partial retirement provisions (19) Jubilee provisions (28) Bonuses and Christmas pay (23) Onerous contracts (12) Restructuring / transformation costs in 26/27 plan (13) Lease liability (29) Further restructuring needs (17) Other (1) Dvidend withholding tax - TEC (incl. interest for 1 year) (4) Adjustments (331) TWC adjustment 5 Purchase Price 4,775 Cash and cash equivalents 110 Bank liabilities (133) Systemair stake 143 Shareholder loans (67) Trapped cash - Turkey / Gains for Minority Owner (0) Transaction Trade Tax (460) Equity Value, incl. TWC adjustment (= "Base Purchase Price" as per the SPA) 4,367

Project California Agreed Version SALE & PURCHASE AGREEMENT REGARDING THE SALE AND PURCHASE OF EBM-PAPST GROUP ANNEX 7.2(a) FORM OF INSTRUCTION LETTER

1 / 18 Annex 7.2(a) Conduct of Business CERTAIN CONDUCT OF BUSINESS MATTERS PURSUANT TO SECTION 7.2(A) OF THE AGREEMENT INSTRUCTIONS TO THE TARGET COMPANIES’ MANAGEMENT (the “Instruction Letter”) Sturm Beteiligungs-GmbH & Co. KG, Ziehl Beteiligungen GmbH & Co. KG and Philippiak Holding GmbH (the “Sellers”) hereby instruct you, the management (Geschäftsführung) of ebm-papst Verwaltungs GmbH and ebm-papst Finanzierungsgesellschaft mbH (“ebm-papst Finance GmbH”), in case of ebm-papst Verwaltungs GmbH also in its role as general partner (persönlich haftende Gesellschafterin/Komplementärin) of Elektrobau Mulfingen GmbH & Co. KGaA (“ebm-papst KGaA”) and (indirectly) of ebm-papst Mulfingen GmbH & Co. KGaA & Co. KG (“ebm-papst KG”, and together with ebm-papst Verwaltungs GmbH, ebm-papst Finance GmbH and ebm-papst KGaA, the “Target Companies”), to procure, to the extent legally permissible and with due regard to the duties of the management pursuant to statutory Law and the organizational documents (Gesellschaftsverträge, Satzungen) of the respective Target Company, that the Target Companies will until further notice (i) comply with the Instructions with respect to the Target Companies and (ii) pass on the Instructions to all other Group Companies. INSTRUCTIONS “Instructions” shall mean instructions to the effect that 1. the respective Group Companies shall carry on the business activities in the ordinary course of business and in compliance with applicable Laws and with a view to ensuring business continuity and a preservation of material business relationships following Closing; and 2. no respective Group Company shall: (a) issue any share capital or similar interest (including options, conversion rights, etc.) to any Person other than a wholly-owned Group Company; (b) enter into, amend or terminate any merger, split-off, spin-off, hive-down, conversion, or similar corporate reorganization pursuant to the UmwG or pursuant to any comparable foreign applicable Law other than any such reorganization that only affects wholly-owned Group Companies; (c) adopt, terminate or amend any enterprise agreement (Unternehmensvertrag) within the meaning of §§ 291, 292 AktG or any comparable agreement pursuant to foreign applicable Law; (d) dissolve or liquidate any Group Company or be the subject of a relevant shareholder resolution to dissolve or liquidate; (e) acquire, sell, transfer, assign, or otherwise dispose of or grant a right to acquire any share, interest or participation in any company, partnership or other legal entity, including any Group Company; (f) incorporate or establish any subsidiaries or establish any new branches, establish new businesses, plants or sites, or abandon or close existing business activities, branches, plants or sites; (g) create, or permit the creation of, any mortgage, pledge, lien, security or encumbrance of any kind (other than Permitted Liens) in relation to (i) any business or business unit owned by any Group Company, (ii) any share, interest or participation in other legal entity, including any Group

2 / 18 Company or (iii) any fixed asset owned by any Group Company with a value in excess of EUR 500,000 (in words: Euro five hundred thousand) in the individual case; (h) incur any financial indebtedness for borrowed money in excess of EUR 500,000 (in words: Euro five hundred thousand) in the individual case or EUR 10,000,000 (in words: Euro ten million) in the aggregate, except for drawings under (i) existing current account relationships (Kontokorrentkredite) which have been disclosed in the VDR or (ii) the Existing RCF; (i) outside the ordinary course of business consistent with past practice and not reflected in the annual budget planning already in place, sell, transfer, grant a right to acquire or otherwise dispose of any material asset or right in excess of EUR 1,000,000 (in words: Euro one million) in the individual case or EUR 10,000,000 (in words: Euro ten million) in the aggregate; (j) assume or create any guarantee, indemnity or suretyships securing any debt of any Person that is not a wholly owned Group Company (i) in excess of EUR 500,000 (in words: Euro five hundred thousand) in the individual case or (ii) that is otherwise outside the ordinary course of business consistent with past practice; (k) enter into, materially amend or terminate any lease agreement regarding business premises as a lessee, except for any lease agreement with a term of not more than six (6) months and/or not providing for an annual net lease payment (excluding VAT and utility charges) in excess of EUR 500,000 (in words: Euro five hundred thousand) in the individual case; (l) lay off a significant part of its workforce or initiate any employee-related reorganization materially affecting the workforce; (m) materially change the compensation or benefits of a significant part of the workforce of any Group Company (other than regular salary increases in the ordinary course of business, consistent with past practice) or enter into, terminate, amend or waive any agreement with any Key Employee or grant any increase in wages, salaries, bonuses, or other remuneration or any loan to any Key Employee outside the ordinary course of business; (n) enter into, terminate, amend or waive any rights under any material pension plan or scheme, collective bargaining agreement (Tarifvertrag), works agreement (Betriebsvereinbarung), other agreements with unions or any agreement with the Sellers or any Seller Related Party, other than non-material amendments in the ordinary course of business consistent with past practice; (o) to the extent outside of the ordinary course of business and not reflected in the annual budget planning already in place, take, incur, or commit to incur, any capital expenditures in excess of EUR 500,000 (in words: Euro five hundred thousand) individually; (p) change any method of Tax accounting, accounting or accounting practice or policy used by any Group Company, except as required by applicable Law or IFRS; (q) change or revoke any material Tax election (except as set forth in Section 14.9 (b) of the Agreement); settle or compromise any material U.S. federal, state, local or non-U.S. Tax liability; surrender any claim for refund of a material amount of Taxes; settle or compromise any Tax audit or Tax litigation; prepare any Tax Returns in a manner which is materially inconsistent with the past practices of the Group Companies with respect to the treatment of items on such Tax Returns, file any material amended Tax Return, past-due Tax Return or Tax Return in a jurisdiction where the Group Companies did not file a Tax Return of the same type in the immediately preceding Tax year; enter into, amend or terminate any closing agreement or other similar agreement with any Tax Authority relating to any Tax, agree or consent to an extension or waiver of any statute of limitations period with respect to any claim or assessment for Taxes other than pursuant to an

3 / 18 extension to file a Tax Return obtained in the ordinary course of business; unless to the extent, in each case, required by law; (r) take any action requiring the consent of the shareholder’s or partner’s meeting of the relevant Group Company pursuant to any applicable law; (s) agree to any contract, frame agreement, capacity reservation, commitment or MOU with any customer that has an economic effect (annual revenue) of greater than EUR 20,000,000 (in words: Euro twenty million); (t) to the extent outside of the ordinary course of business, proactively reduce the business dealings with any material supplier or customer of any Group Company; (u) waive, release or settle or acknowledge any litigation, arbitration, proceeding or claim, except for normal debt collection matters, warranty claims or matter not exceeding an amount of EUR 1,000,000 (in words: Euro one million) in the individual case provided that a series of claims based on the same or related facts shall be counted as one individual case; (v) enter into, materially amend or terminate any agreement with consulting firms or IT service providers with a value greater than EUR 500,000 (in words: Euro five hundred thousand) individually or EUR 10,000,000 (in words: Euro ten million) in the aggregate (other than in the ordinary course of business); (w) to the extent outside of the ordinary course of business, enter into, materially amend or terminate any agreement that provides any of the following: right of first refusal (or similar), most favoured nations status, restricts the Group Companies to do business anywhere in the world, exclusivity, minimum requirements; (x) enter into, amend or terminate any joint venture, teaming or partnership agreements, except for cooperation agreements in the ordinary course of business and consistent with past practice; (y) grant any access to or sell the Group Companies' Intellectual Property Rights outside the ordinary course of business consistent with past practice; or (z) enter into any commitment with respect to any of the foregoing. EXCEPTIONS except, in each case, where any such measure (i) is listed in Exhibit A to this Instruction Letter, (ii) is required by applicable Law and/or under, or in connection with, any license/permit granted to the respective Group Company, (iii) constitutes a Permitted Outflow as defined in the Agreement, (iv) is taken in accordance with and contemplated in, the Agreement and/or taken for the purpose of consummating the Transaction, and/or (vi) has been specifically approved in advance by the Purchaser vis-à-vis the Sellers in writing (pdf scan via email being sufficient). In this Instruction Letter: “Administrative Authority” shall mean any domestic or foreign entity or authority exercising executive, regulatory or administrative functions of, or pertaining to, government; “Agreement” shall mean the sale and purchase agreement regarding the sale and purchase of shares and interests in the Target Companies dated [●], 2026 (notarial deed no. [●]/2026 of the notary public [●] in [city], [country]); “AktG” shall mean the German Stock Corporation Act (Aktiengesetz); “AO” shall mean the German General Fiscal Code (Abgabenordnung);

4 / 18 “Closing” shall mean the satisfaction, or waiver of the condition precedent (aufschiebende Bedingung) regarding the assignment of the shares and limited partner interests in the Target Companies as contained in the Share and Interest Assignment Deed (as defined in the Agreement); “Existing RCF” shall mean the syndicated loan agreement among, inter alia, ebm-papst KG, Commerzbank AG, Deutsche Bank AG, Landesbank Baden-Württemberg and various other lenders dated 19 December 2023, as well as all other revolving credit facility agreements (including any uncommitted credit lines) as existing as of the Signing Date and disclosed in the VDR. “Group Companies” shall mean the Target Companies and the companies as set out in Exhibit B to this Instruction Letter, and “Group” shall mean all Group Companies collectively; “IFRS” shall mean International Financial Reporting Standards as adopted by the European Union from time to time; “Intellectual Property Rights” shall mean all inventions, patents, trademarks, trade names, domain names, designs, copyrights (including copyrights in software that has been specifically developed for the Group Companies, database rights and any neighboring rights), trade secrets, know-how and any other rights of a similar kind, whether registered or not, including applications for, and rights to apply for, the registration of such rights; “Key Employee” shall mean any directors, officers, managing directors (Geschäftsführer) (or members of a comparable corporate body) and/or employees of the Group Companies who in the calendar year 2025 were entitled to an annual gross base salary in excess of [EUR 300,000 (in words: Euro three hundred thousand)] or the equivalent amount in the applicable local currency in the individual case as of July 31, 2026; “Law” shall mean any foreign or domestic statute, law, ordinance, or regulation applicable to a specific situation or Person, as the case may be; “Permitted Lien” shall mean any encumbrance, lien, security right or comparable right that (i) in case it relates to real estate or rights in real estate, is incurred in the ordinary course of business and specified in the respective real estate register, (ii) is imposed by applicable Law, (iii) is imposed as a consequence of standardized terms and conditions (such as the AGB Banken, VOB/B, ADSp and the like), (iv) is a security right in favor of Tax authorities or other Administrative Authorities, (v), in case of a security for financial debt, is granted for financial debt reflected in the books and records of the relevant Group Company, unless incurred outside the ordinary course of business (vi) is a customary retention of title right or assignment (branchenübliche Eigentumsvorbehalte und Zessionen) in the ordinary course of business, or (vii) is a customary right granted in favor of suppliers, mechanics, workmen, carriers, landlords, and the like in the ordinary course of business; “Person” shall mean any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity; “Purchaser” shall mean Madison Air Solutions Germany GmbH (formerly Blitz F24-977 GmbH), a limited liability company (Gesellschaft mit beschränkter Haftung – GmbH) organized under the Laws of Germany, with its registered seat in Frankfurt am Main, Germany and having its business address at Bgm.-Merk-Straße 1, 87752 Holzgünz, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main, Germany under registration number HRB 136743; “Signing Date” shall mean [●]; “Tax” shall mean (i) all taxes within the meaning of § 3 AO and all auxiliary obligations on such amounts (steuerliche Nebenleistungen within the meaning of § 3 para. 4 AO), (ii) social security contributions

5 / 18 (Sozialversicherungsabgaben), (iii) customs (Zölle), and (iv) equivalent charges under foreign Laws, in each case regardless of whether payable directly or by way of withholding or on the basis of a statutory secondary liability. For the avoidance of doubt, the term “Tax” shall not include notional taxes, deferred taxes and other tax assets affecting the future tax position (such as loss, interest or EBITDA carry forwards); “Tax Authority” shall mean any taxing or other authority competent to impose, assess or collect any Tax; “Tax Return” shall mean any return, declaration, report, application for refund, notice or form relating to any Tax, including any schedule or attachment thereto, filed or required to be filed with any Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax; “Transaction” shall mean the sale and transfer to the Purchaser, and the Purchaser’s purchase and acquisition of, the shares and interests in the Target Companies held by the Sellers and the general partner interest (Komplementärbeteiligung) of ebm-papst KGaA in ebm-papst KG, all subject to, and in accordance with, the terms of the Agreement and the Separate SPA (as defined in the Agreement); and “UmwG” shall mean the German Transformation Act (Umwandlungsgesetz). “VDR” shall mean the virtual data room operated by Datasite, Inc. in which certain documents and information were made available for purposes of the due diligence review in connection with the Transaction. * * *

Exhibit A

No.	Relevant Instruction ((a) through (aa))	Identification of Relevant Group Company/ies	Description of Relevant Measure	Comments
1.	(d)	ESI Holding GmbH, Berlin, Germany / Duisburger Straße 6, 10707 Berlin, registered with the local court (*Amtsgericht*) of Charlottenburg under registration no. HRB 181649 B	Liquidation process ongoing	n/a
2.	(d)	ESI Holding Inc., Vancouver, Canada / 2900 - 550 Burrard Street, Vancouver, BC V6C0A3, British Columbia Corporate Registry, Incorporation No. C1233242	Liquidation process ongoing	n/a
3.	(d)	Green Koncepts Pte. Ltd., Singapore / 750C Chai Chee Road, #03-15, Esr Bizpark @ Chai Chee, Singapore 469003, Unique Entity Number 200817055W	Liquidation process ongoing	n/a
4.	(d)	Inter Valve Industry Co. Ltd, Taipei City, Taiwan / Hsin. Chuang District, No.52-1, Lane 11, Hua-cheng Rd., 24252 TW-New Taipei City, Unified Business Number / Tax ID: 53223629	Entity is planned to be liquidated	n/a
5.	(d)	ebm-papst Electrics (Shanghai) Co., Ltd; Shanghai, China / Room 1253, 12th Floor, No. 55 Xili Road, China	Entity is planned to be liquidated	n/a

6 / 18

7 / 18 (Shanghai) Pilot Free Trade Zone 6. (e) ATAS elektromotory Nachod a.s., Náchod, Czech Republic / Bratří Čapků 722, 547 01 Náchod Shares in the entity are planned to be sold to a third party n/a 7. (e) ebm-papst fan San Tic A.Ş, Izmir, Turkey / Atatürk Organize Sanayi Bölgesi 10007 Sok, No. 6, Izmir, Cigli 40 % of the shares, held by Mr. Mahmut Akan to be acquired by ebm Beteiligungs-GmbH against payment of 1 € and distribution of retained earnings amounting to approximately EUR 400,000.00 n/a 8. (f) ebm papst Arabian LLC, Riyadh, Saudi Arabia / 3141 Anas Ibn Malik, 8292 Al Malqa Dist., 13521 Riyadh Further establishment of the entity, conclusion of lease agreement, employing local staff, and investment in office space, warehouse equipment and site for final assembly. n/a 9. (f) ebm-papst St. Georgen GmbH & Co. KG, St. Georgen im Schwarzwald, Germany / Hermann-Papst-Straße 1, 78112 St. Georgen im Schwarzwald Planned sale of Herbolzheim site in connection with project “ALABAMA” n/a 10. (h) ebm-papst India Pvt. Ltd, Chennai, India / 26/3, G.N.T. Road Erukkencherry, 600 118 Chennai New external credit facilities necessary in order to locally finance the erection of a new production site. n/a 11. (h) ebm-papst Inc., Farmington, USA / 100 Hyde Road, 06032 Farmington, CT New external credit facilities necessary in order to locally finance the project “Telford II” and “Telford III” (site extension) n/a 12. (k) ebm-papst fan San Tic A.Ş, Izmir, Turkey / Current lease agreement expires as of n/a

		Atatürk Organize Sanayi Bölgesi 10007 Sok, No. 6, Izmir, Cigli	September 30, 2026 and needs to be extended on new commercial terms. Negotiations are ongoing.	
13.	(k)	ebm papst Arabian LLC	Conclusion of a new lease agreement for operation of the hub office, warehouse, assembly)	n/a
14.	(l)	ebm-papst Landshut GmbH, Landshut, Germany / Hofmark-Aich-Str. 25, 84030 Landshut	Planned reduction of workforce at Landshut site and ongoing cost reduction measures	n/a
15.	(l)	ebm-papst St. Georgen GmbH & Co. KG, St. Georgen im Schwarzwald, Germany / Hermann-Papst-Straße 1, 78112 St. Georgen im Schwarzwald	Factual reduction of workforce at Herbolzheim site due to a potential transfer of the workforce to a third party in connection with project "ALABAMA"	n/a
16.	(n)	ebm-papst d.o.o. Sombor, Sombor, Serbia / Konjovićeva 78, Sombor 250000	Conclusion of a collective bargaining agreement (*Tarifvertrag*) in Serbia	n/a
17.	(n)	ebm-papst Mulfingen GmbH & Co. KGaA & Co. KG, Germany / Bachmühle 2, 74673 Mulfingen	Conclusion of a works agreement (*Betriebsvereinbarung*) regarding the Change of operations (*Betriebsänderung*)	n/a
18.	(n)	ebm-papst Mulfingen GmbH & Co. KGaA & Co. KG, Germany / Bachmühle 2, 74673 Mulfingen	Conclusion of a works agreement (*Betriebsvereinbarung*) regarding the Partial retirement (*Altersteilzeit*) for the financial year 2027/2028	n/a
19.	(n)	ebm-papst Mulfingen GmbH & Co. KGaA & Co. KG, Germany / Bachmühle 2, 74673 Mulfingen / ebm-papst St. Georgen GmbH &	Implementation of the "LeiV 2026 Works Agreement" based on the 2026 Collective Bargaining Settlement. Conclusion of collective	n/a

8 / 18

		Co. KG, St. Georgen im Schwarzwald, Germany / ebm-papst Landshut GmbH, Landshut, Germany	bargaining agreements (*Tarifverträge*) for the St. Georgen and Landshut sites in Germany due to expiry of the current applicable collective bargaining agreements as October 31, 2026.	
20.	(n)	ebm-papst Mulfingen GmbH & Co. KGaA & Co. KG, Germany	Restatement and amendment of the formally already expired but factually still applied works agreement on temporary agency workers (production and logistics) ("Betriebsvereinbarung über den Einsatz Leiharbeit im Bereich Produktion und Logistik ab dem 1.10.2016")	
21.	(n)	ebm-papst St. Georgen GmbH & Co. KG, St. Georgen im Schwarzwald, Germany / Hermann-Papst-Straße 1, 78112 St. Georgen im Schwarzwald	Conclusion of an extension or restatement of the Amendment to the Collective Bargaining Agreement (*Ergänzungstarifvertrag*)	n/a
22.	(o)	ebm-papst Inc., Farmington, USA / 100 Hyde Road, 06032 Farmington, CT	Acquisition of a building next to the Telfort plant (previous JTEKT-Building) for approximately USD 8,200,000.00	n/a
23.	(o)	ebm-papst Inc., Farmington, USA / 100 Hyde Road, 06032 Farmington, CT	Acquisition of a production machinery to be installed into the Telfort plant	n/a
24.	(o)	ebm-papst Mulfingen GmbH & Co. KGaA & Co. KG, Germany / Bachmühle 2, 74673 Mulfingen	Acquisition of a land plot, located in Hollenbach, Mulfingen to secure seamless extension potential.	n/a

9 / 18

<u>Exhibit B</u>

GROUP COMPANIES

No.	Corporate Name	Seat / Registered Office	Registration
1.	ebm-papst St. Georgen GmbH & Co. KG	St. Georgen im Schwarzwald, Germany / Hermann-Papst-Straße 1, 78112 St. Georgen im Schwarzwald	Local court (*Amtsgericht*) of Freiburg i. Br., Registration no. HRA 601094
2.	ebm-papst neo GmbH & Co. KG	Mulfingen, Germany / Bachmühle 2, 74673 Mulfingen	Local court (*Amtsgericht*) of Stuttgart, Registration no. HRA 736776
3.	ebm Beteiligungs-GmbH	Mulfingen, Germany / Bachmühle 2, 74673 Mulfingen	Local court (*Amtsgericht*) of Stuttgart, Registration no. HRB 590509
4.	ebm-papst St. Georgen Verwaltungs-GmbH	St. Georgen im Schwarzwald, Germany / Hermann-Papst-Straße 1, 78112 St. Georgen im Schwarzwald	Local court (*Amtsgericht*) of Freiburg i. Br., Registration no. HRB 707139
5.	ebm-papst neo Verwaltungs-GmbH	Mulfingen, Germany / Bachmühle 2, 74673 Mulfingen	Local court (*Amtsgericht*) of Stuttgart, Registration no. HRB 774009
6.	ebm-papst Landshut GmbH	Landshut, Germany / Hofmark-Aich-Str. 25, 84030 Landshut	Local court (*Amtsgericht*) of Landshut, Registration no. HRB 4490
7.	hfcon GmbH & Co. KG	Künzelsau, Germany / Daimlerstraße 35, 74653 Künzelsau	Local court (*Amtsgericht*) of Stuttgart, Registration no. HRA 735693
8.	HYTING GmbH	Wiesbaden, Germany / Galileistrasse 4a, 65193 Wiesbaden	Local court (*Amtsgericht*) of Wiesbaden, Registration no. HRB 32459
9.	ESI Holding GmbH (*in liquidation*)	Berlin, Germany / Duisburger Straße 6, 10707 Berlin	Local court (*Amtsgericht*) of Charlottenburg, Registration no. HRB 181649 B
10.	PAPST-MOTOREN Unterstützungskasse	St. Georgen im Schwarzwald, Germany / Karl-Maier-Straße 1,	Local court (*Amtsgericht*) of Freiburg i. Br., Registration no. HRB 600326

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No.	Corporate Name	Seat / Registered Office	Registration
	Gesellschaft mit beschränkter Haftung	78112 St. Georgen im Schwarzwald	
11.	ebm-papst Tec GmbH	Mulfingen, Germany / Bachmühle 2, 74673 Mulfingen	Local court (*Amtsgericht*) of Stuttgart, Registration no. HRB 739337
12.	etalytics GmbH	Darmstadt, Germany / Leydhecker Straße 10, 64293 Darmstadt	Local court (*Amtsgericht*) of Darmstadt, Registration no. HRB 100373
13.	ebm-papst Projects GmbH	Mulfingen, Germany / Bachmühle 2, 74673 Mulfingen	Local court (*Amtsgericht*) of Stuttgart, Registration no. HRB 798952
14.	Flugbetrieb Niederstetten GmbH	Niederstetten, Germany / Wildentierbach 100, 97996 Niederstetten	Local court (*Amtsgericht*) of Ulm, Registration no. HRB 726347
15.	Next Level Mittelstand GmbH	Heilbronn, Germany / Bildungscampus 11, 74076 Heilbronn	Local court (*Amtsgericht*) of Stuttgart, Registration no. HRB 799604
16.	Pakt Zukunft Heilbronn-Franken gGmbH	Heilbronn, Germany / Ferdinand-Braun-Str. 20, 74074 Heilbronn	Local court (*Amtsgericht*) of Stuttgart, Registration no. HRB 724891
17.	ebm-papst Argentina S.A.	Buenos Aires, Argentina / Parque Industrial Canning Etapa II - Nave 61A, Perito Moreno 845, Canning, 1804 Buenos Aires	General Inspection of Justice (*Inspección General de Justicia*); Registration no. 14799
18.	ebm-papst A&NZ Pty Ltd	Laverton North VIC, Australia / 10 Oxford Road, 3026 Laverton North VIC	Australian Company Number (ACN): 115 927 556
19.	ebm-papst Motoren & Ventilatoren GmbH	Linz, Austria / Straubingstraße 17, 4030 Linz	Companies register (*Firmenbuch*), Registration no. FN 275145 a
20.	ebm-papst Motores Ventiladores Ltda.	Cotia, Brazil / Av. José Giorgi, 301 Galpões B6+B7, Condominio	Commercial register of the state of São Paulo (*Junta Comercial do Estado de São Paulo*), Registration no. 02.374.717/0001-29

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12 / 18 No. Corporate Name Seat / Registered Office Registration Logical Center, 06707- 100 Cotia - São Paulo 21. ebm-papst Canada Inc. Pickering, Canada / 1800 Ironstone Manor, Unit 2, L1W 3J9 Pickering, Ontario Business Number (BN): 135382422 22. ESI Holdings Inc. Vancouver, Canada / 2900 - 550 Burrard Street, Vancouver, BC V6C0A3 British Columbia Corporate Registry, Incorporation No. C1233242 23. ebm-papst Electrics (Shanghai) Co., Ltd Shanghai, China / Room 1253, 12th Floor, No. 55 Xili Road, China (Shanghai) Pilot Free Trade Zone Shanghai Administration for Market Regulation (上海市市场监督管理局), Unified Social Credit Code (统一社会 信用代码) 91310115703011654D 24. ebm-papst Motor (Shanghai) Co., Ltd Shanghai, China / No. 1, 2 and 9, Lane 196, Yuntong Road, Pudong New Area, Shanghai Shanghai Administration for Market Regulation (上海市市场监督管理局), Unified Social Credit Code (统一社会 信用代码) 913101157805978475 25. ebm-papst Ventilator (Qingdao) Co., Ltd Qingdao, China / Room 601-2, International City of Industry and Commerce (ICIC), No. 19 Taibaishan Road, Huangdao District, Qingdao, Shandong Province Market surveillance authority Qingdao (青岛市市场监督管理局), Unified Social Credit Code (统一社会信用代 码) 913702007602513719 26. ebm-papst Ventilator (Shanghai) Co., Ltd Shanghai, China / Room 1267, 12th Floor, No. 55 Xili Road, China (Shanghai) Pilot Free Trade Zone Shanghai Administration for Market Regulation (上海市市场监督管理局), Unified Social Credit Code (统一社会 信用代码) 91310115607361582G 27. ebm-papst Ventilator (Xi'An) Co., Ltd Xi'an, China / No. 99 Weishui Fifth Road, Weibei Industrial Park, Beitian Sub-district, Xi'an Economic and Technological Xi'an Administration for Market Regulation (西安市市场监督管理局, Unified Social Credit Code (统一社会 信用代码) 91610115MA6UPTRW40

No.	Corporate Name	Seat / Registered Office	Registration
		Development Zone, Xi'an, Shaanxi Province	
28.	ATAS elektromotory Nachod a.s.	Náchod, Czech Republic / Bratří Čapků 722, 547 01 Náchod	Regional court of Hradec Králové (*Krajský soud v Hradci Králové*), Registration no. 45534543
29.	ebm-papst CZ s.r.o.	Brno, Czech Republic / Kaštanová 34a, 620 00 Brno	Regional court of Brno (*Krajský soud v Brně*), Registration no 26909600
30.	ebm-papst Velké Poříčí s.r.o.	Velké Poříčí, Czech Republic / Žďárecká 199, 549 32 Velké Poříčí	Regional court of Hradec Králové (*Krajský soud v Hradci Králové*), Registration no 26470942
31.	ebm-papst Denmark ApS	Brøndby, Denmark / Vallensbækvej 21, 2605 Brøndby	Danish Business Authority (*Erhvervsstyrelsen*), Registration no. 11964893
32.	ebm-papst Oy	Espoo, Finland / Puistotie 1, 02760 Espoo	Finnish Patent and Registration Office (*Patentti- ja rekisterihallitus*), Business ID (*Y-tunnus*) 0116225-5
33.	ebm-papst S.à.r.l.	Obernai, France / Parc d'Activités Nord, 1 rue Mohler - BP 62, 67212 Obernai Cedex	Trade and Companies Register of Saverne (*Registre du Commerce et des Sociétés de Saverne*), registration no. 380172635
34.	ebm-papst Hongkong Ltd	Kwun Tong, Hong Kong / Room 17E, MG Tower, 133 Hoi Bun Road, Kwun Tong	Companies Registry, CR-no. 51963835
35.	CELLCOMP Kft.	Celldömölk, Hungary / Építők utca 8, 9500 Celldömölk	Court of Registration of Szombathely Tribunal (*Szombathelyi Törvényszék Cégbírósága*), Registration no. 18-09-000191
36.	"ebm-papst Hungary" Kft.	Eger, Hungary / Vécseyvölgy út. 40, 3300 Eger	Court of Registration of Eger Tribunal (*Egri Törvényszék Cégbírósága*), Registration no. 10-09-021845
37.	ebm-papst Industries Kft.	Budapest, Hungary / Ezred u. 2., 1044 Budapest	Court of Registration of the Metropolitan Court (*Fővárosi Törvényszék Cégbírósága*), Registration No. 01-09-904283

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No.	Corporate Name	Seat / Registered Office	Registration
38.	ebm-papst India Pvt. Ltd	Chennai, India / 26/3, G.N.T. Road Erukkencherry, 600 118 Chennai	Registrar of Companies (ROC), Tamil Nadu, Chennai, Andaman and Nicobar Islands, Corporate Identity Number U29309TN1990PTC019420
39.	ebm-papst Ltd	Dublin, Ireland / 38 Main Street, Swords, K67E0A2 Dublin	Companies Registration Office, Company Number 498418
40.	ebm-papst Industriale S.r.l.	Treviglio, Italy / Via La Malfa Ugo 10, 24047 Treviglio (BG)	Business Register of Bergamo (*Registro delle Imprese di Bergamo*), Registration no. 03081220166
41.	ebm-papst S.r.l.	Mozzate, Italy / Via Cornaggia 108, 22076 Mozzate (CO)	Business Register of Como-Lecco (*Registro delle Imprese di Como-Lecco*), Registration no. 00668360126
42.	LAE S.r.l.	Besozzo, Italy / Via Petrarca 8, 21020 Besozzo	Italian Business Register (*Registro delle Imprese*), Registration no. 01820180121
43.	ebm-papst Japan K.K.	Yokohama-City, Japan / Attend on Tower 13F, Shinyokohama 2-8-12, Kohoku-ku, 222-0033 Yokohama-City, Kanagawa	Tokyo Legal Affairs Bureau (東京法務局), Corporate Number (会社法人等番号) 0200-01-036546
44.	UAB ebm-papst Baltic	Vilnius, Lithuania / Fabijoniskių g. 81-26, Vilnius	Register of Legal Entities (*Juridinių asmenų registras*), Registration no. 301794545
45.	ebmpapst (Malaysia) Sdn. Bhd.	Selangor, Malaysia / No. 4, Jalan Wayar 34/15, Seksyen 34, 40460 Shah Alam, Selangor	Companies Commission of Malaysia (SSM), Company No. 202501036245 (1637655-A)
46.	ebm Industrial S. de R.L. de CV	Mexico City, Mexico / Paseo de Tamarindos, 400-A-5o Piso, Col Bosques de las Lomas, 05120 DF México	Tax Administration Service (*Servicio de Administración Tributaria (SAT)*), Federal Taxpayer Registry (*Registro Federal de Contribuyentes (RFC)*) EIN991008GU7
47.	ebm-papst Benelux B.V.	Beek en Donk, Netherlands / Polbeemd 7, 5741 TP Beek en Donk	Netherlands Chamber of Commerce (*Kamer van Koophandel*), registration no. 17089378

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No.	Corporate Name	Seat / Registered Office	Registration
48.	ebm-papst Heating Systems B.V.	KT's-Hertogenbosch, Netherlands / Van Veldekekade 360, 5216 KT's-Hertogenbosch	Netherlands Chamber of Commerce (*Kamer van Koophandel*), registration no. 16052305
49.	ebm-papst AS	Oslo, Norway / Nordåsveien 5, 1251 Oslo	Register of Business Enterprises (*Foretaksregisteret*), Registration no. 924273038
50.	ebm-papst Polska Sp. Z o.o.	Warsaw, Poland / ul. Annopol 20, 03-236 Warszawa	National Court Register (*Krajowy Rejestr Sądowy*), Registration no. 0000062087
51.	ebm-papst (Portugal), Lda	Alverca do Ribatejo, Portugal / Centro Empresarial de Alverca, Rua de Adarse, Vale D'Ervas, Corpo D / Fracção 3, 2615-178 Alverca do Ribatejo	Commercial Register (*Conservatória do Registo Comercial*), NIPC 503635677
52.	ebm-papst Automotive & Drives Romania S.R.L.	Oradea, Romania / Strada Thomas Alva Edison 4, 417498 Oradea, Bihor county	Commercial Registry Office at the Bihor Tribunal (*Oficiul Registrului Comerțului de pe lângă Tribunalul Bihor*), registration no. J2017002870056; CUI 38458677
53.	ebm-papst Romania S.R.L.	Brasov, Romania / Str. Tirnavei Nr. 20, 500327 Brasov	National Trade Register Office (*Oficiul Național al Registrului Comerțului (ONRC)*), registration no. J2017002870056 / J200400471080; CUI 16210645
54.	ebm papst Arabian LLC	Riyadh, Saudi Arabia / 3141 Anas Ibn Malik, 8292 Al Malqa Dist., 13521 Riyadh	Saudi Arabian Ministry of Commerce (وزارة التجارة), national number 7054679019
55.	ebm-papst d.o.o. Sombor	Sombor, Serbia / Konjovićeva 78, Sombor 250000	Business Registers Agency (*Agencija za privredne registre*), registration no. 21144681
56.	ebm-papst SEA Pte. Ltd.	Singapore / 10 Changi South Street 2, #01-01/02, Singapore 486596	Accounting and Corporate Regulatory Authority, Unique Entity Number 199605324Z

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No.	Corporate Name	Seat / Registered Office	Registration
57.	Green Koncepts Pte. Ltd.	Singapore / 750C Chai Chee Road, #03-15, Esr Bizpark @ Chai Chee, Singapore 469003	Accounting and Corporate Regulatory Authority, Unique Entity Number 200817055W
58.	ebm-papst Cerknica proizvodnja elektromotorjev in ventilatorjev, d.o.o.	Podskrajnik, Slovenia / Podskrajnik 16, 1380 Cerknica	Slovenian Business Register (*Poslovni register Slovenije*), Registration no. 9611258000
59.	ebm-papst Slovenija d.o.o	Podskrajnik, Slovenia / Podskrajnik 16, 1380 Cerknica	Slovenian Business Register (*Poslovni register Slovenije*) Registration no. 5829925000
60.	ebm-papst South Africa (Pty) Ltd	Johannesburg, South Africa / P.O. Box 3124, 1119 Yacht Avenue, 2040 Honeydew, Johannesburg	Companies and Intellectual Property Commission (CIPC), Registration no. 2005/038971/07
61.	ebm-papst Korea Co. Ltd	Seoul, South Korea / A-13F, Doosan The Land Tower, 152, Magokseo-ro, Gangseo-gu, Seoul 07788	Gangseo District Tax Office (강서세무서), Registration no. 110111-1493222
62.	ebm-papst Ibérica, S.L.	San Fernando de Henares (Madrid), Spain / Avda. del Sistema Solar, 29, 28830 San Fernando de Henares (Madrid)	Commercial Registry of Madrid (*Registro Mercantil de Madrid*), Registration no. B84670421
63.	ebm-papst AB	Järfälla, Sweden / Äggelundavägen 2, 175 62 Järfälla	Swedish Companies Registration Office (*Bolagsverket*), Registration no. 5561769513
64.	Systemair AB	Skinnskatteberg, Sweden / Industrivägen 3, SE-739 30 Skinnskatteberg	Swedish Companies Registration Office (*Bolagsverket*), Registration no. 5561604108
65.	ebm-papst AG	Oberhasli, Switzerland / Rütisbergstrasse 1, 8156 Oberhasli	Commercial Registry Office of the Canton of Zurich (*Handelsregisteramt des Kantons Zürich*), Company Number (*Firmennummer*) CHE-106.351.711
66.	Inter Valve Industry Co. Ltd	Taipei City, Taiwan / Hsin. Chuang District, No.52-1, Lane 11, Hua-	Unified Business Number / Tax ID: 53223629

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No.	Corporate Name	Seat / Registered Office	Registration
		cheng Rd., 24252 TW-New Taipei City	
67.	ebm-papst Thailand Co., Ltd	Nonthaburi, Thailand / 99/9 Moo 2, Central Chaengwattana Tower, 8th floor, Room 801-802, Chaengwattana Road, Bangtarad, Pakkret, 11120 Nonthaburi	Partnerships and Companies Registration Office of Bangkok, Registration no. 0108454724642
68.	ebm-papst fan San Tic A.Ş	Izmir, Turkey / Atatürk Organize Sanayi Bölgesi 10007 Sok, No. 6, Izmir, Cigli	İzmir Trade Registry Directorate (*İzmir Ticaret Sicili Müdürlüğü*), register no. 227287
69.	ebm-papst Middle East FZE	Dubai, UAE / Jebel Ali Free Zone (South), P.O. Box 16996, Dubai	Jebel Ali Free Zone (المنطقة الحرّة لجبل علي), Registration no. 1274
70.	ebm-papst Ukraine OOO	Kiev, Ukraine / Dekhtyarivska str.34, office 302, 04112 Kiev	Unified State Register of Legal Entities, Individual Entrepreneurs and Public Formations of Ukraine (Єдиний державний реєстр юридичних осіб, фізичних осіб-підприємців та громадських формувань), EDRPOU No. 32373158
71.	ebm-papst UK Ltd	Chelmsford, United Kingdom / Chelmsford Business Park, CM2 5EZ Chelmsford, Essex	UK Companies House, Company Number 01212237
72.	ebm Industries Management Group, Inc.	Farmington, USA / 100 Hyde Road, 06032 Farmington, CT	Secretary of the State of Connecticut, Business ALEI US-CT.BER:0505226
73.	ebm Industries, Mexico LLC	Farmington, USA / 100 Hyde Road, 06032 Farmington, CT	Secretary of the State of Connecticut, Business ALEI US-CT.BER:0624008
74.	ebm-papst Inc.	Farmington, USA / 100 Hyde Road, 06032 Farmington, CT	Secretary of the State of Connecticut, Business ALEI US-CT.BER:0120629

* * *

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Project California Agreed Version SALE & PURCHASE AGREEMENT REGARDING THE SALE AND PURCHASE OF EBM-PAPST GROUP ANNEX 11.1 PROPOSITIONS

4896-6326-2137 Annex 11.1 Propositions Capitalized terms used in this Annex 11.1 and not otherwise defined herein have the meaning ascribed to such terms in the main body of the sale & purchase agreement to which this Annex 11.1 is attached (the “Agreement”). Each of the following Propositions is intended to address a distinct and specific subject matter; accordingly, any fact, matter, or circumstance falling within the subject matter of a given Proposition shall be governed exclusively by that Proposition. 1. ebm Shares and Interests; No Insolvency; Authority (a) ebm Shares and Interests. The ebm Shares and Interests (i) have been validly issued in compliance with applicable Law, (ii) validly exist, (iii) are not encumbered with any rights of third parties and (iv) have not been pledged (verpfändet), attached (gepfändet), assigned, charged, otherwise encumbered (belastet), or used as a security to a third party. The Sellers and ebm-papst KGaA are the sole and unrestricted legal and beneficial owners and are entitled freely to dispose (subject only to applicable Law and the consent declarations already granted or to be granted as set forth in this Agreement), of the ebm Shares and Interests. No option, pre-emptive right, right of first refusal, subscription right, or other right of any third party to acquire the ebm Shares and Interests exists as a result of the Transaction or otherwise, in each case, except for any such rights that are waived pursuant to this Agreement. The ebm Shares and Interests are not subject to a sale, contribution, or other contractual arrangement creating an obligation to transfer or encumber the ebm Shares and Interests. No trust agreement, silent participation, or sub-participation exists with respect to the ebm Shares and Interests. (i) The Sold LP Interests represent the entire limited partnership interests (Kommanditanteile) in ebm-papst KG. The agreed contribution (Pflichteinlage) of the respective Sellers has been fully paid in and has not been repaid or returned and the liability contribution (Haftsumme) of the respective Sellers registered with the commercial register has been made and has not been repaid or returned. The partner accounts of ebm-papst KG exist as set forth in Section 3.1. No further partner accounts exist as set forth in Section 3.1. (ii) The Separately Sold GP Interest represents the sole general partner participation in ebm-papst KG. (iii) The Finance Shares represent the entire share capital of ebm-papst Finance GmbH, and the Sold Verwaltungs Shares represent the entire share capital of ebm-papst Verwaltungs GmbH and are each fully paid up. All contributions (Einlagen) have been made in compliance with applicable Law and have not been repaid or returned, in whole or in part. There are no obligations to make further contributions (keine Nachschusspflichten). (iv) The Sold KGaA Shares represent the entire share capital (Grundkapital) of ebm-papst KGaA. The Sold KGaA Shares are fully paid up (voll eingezahlt). No obligation to make any additional capital contributions (keine Pflicht zu weiteren Kapitaleinlagen) exists with respect to the Sold KGaA Shares.

4896-6326-2137 (b) No Insolvency. No bankruptcy, insolvency or judicial composition proceedings have been commenced or have been applied for by the Sellers, or to the Sellers’ Knowledge, applied for or threatened by any other person under any applicable Law against the Sellers or ebm-papst KGaA. To the Sellers’ Knowledge, (A) neither the Sellers nor ebm-papst KGaA are compelled under any applicable Law to apply for the commencement of such proceedings and (B) no circumstances exist that would justify the opening of or application for such proceedings. Neither the Sellers nor ebm-papst KGaA are illiquid (zahlungsunfähig), over-indebted (überschuldet), have suspended payments (Zahlungen eingestellt), or are faced with imminent insolvency (drohend zahlungsunfähig). (c) Corporate Existence. Each Seller and ebm-papst KGaA are duly incorporated and validly existing under German Law. (d) Authority. This Agreement constitutes the legal, valid and binding obligation of each Seller, enforceable pursuant to German Law against each Seller in accordance with its terms and conditions. (i) Each Seller has the full and unrestricted right, corporate power, capacity and authority to enter into this Agreement and all ancillary agreements hereto and to perform its respective obligations hereunder and thereunder and to consummate the Transaction and such execution and consummation does not violate any provisions of the articles of association or partnership agreement of such Seller. The execution of this Agreement and of each ancillary agreement by each Seller as well as the performance by each Seller of its respective obligations hereunder and thereunder and the consummation of the Transaction have been duly and validly authorized by implementing all necessary (corporate and/or partnership) action(s) on the part of such Seller; (ii) ebm-papst KGaA has the full and unrestricted right, corporate power, capacity and authority to enter into the Separate SPA and all ancillary agreements thereto and to perform its respective obligations thereunder and to consummate the Transaction and such execution and consummation does not violate any provisions of the articles of association of ebm-papst KGaA. The execution of the Separate SPA by ebm-papst KGaA as well as the performance of its obligations thereunder and the consummation of the Separate SPA have been duly and validly authorized by implementing all necessary (corporate and/or partnership) action(s) on the part of ebm-papst KGaA. 2. Establishment and Corporate Power; Corporate Information; Group Shares (a) Establishment and Corporate Power. Each Group Company (i) has been duly incorporated or established, and validly exists, under the Law of its respective jurisdiction and (ii) has the corporate power to own its respective properties and to carry on its respective business as conducted as of the Signing Date. (b) Group Shares. Except (i) as disclosed in Appendix 2 or (ii) as reflected in the articles of association or partnership agreement of the relevant Group Company disclosed in the VDR, (iii) as reflected in a shareholder’s agreement of the relevant Group Company disclosed in the VDR or (iv) pursuant to applicable Law, (A) the Group Shares are (directly or indirectly) legally and beneficially solely owned by the Target Companies and validly exist, have been (x) validly issued and (y) fully paid up and are non- assessable (keine Nachschusspflichten) in case of corporations, (B) no Group Shares

4896-6326-2137 are encumbered with any in rem rights of third parties, (C) no option, pre-emptive right, or other right of any third party to acquire any Group Shares from any Group Company exists as a result of the Transaction or otherwise, in each case, except for any such rights that are waived pursuant to this Agreement, and (D) no trust agreement, silent participation, or sub-participation exists with respect to any Group Shares. In the case Group Companies are organized as partnerships, the agreed contribution (Pflichteinlage) of the respective partner(s) has been fully paid in and has not been repaid or returned and the liability contribution (Haftsumme) of the respective partners registered with the commercial register has been made and has not been repaid or returned. There are no obligations, whether established by law, contract or otherwise, of any Group Company to issue or transfer to anyone (other than another Group Company) at any time, any shares or interest in such Group Company, any loan investments convertible into or exchangeable for shares or interest in such Group Company or any form of equity in such Group Company. (c) The minority participations listed in Appendix 3 (“Minorities”) are (directly or indirectly) legally and beneficially solely owned by the Target Companies. 3. Articles of Association; No other Interests/Silent Partnerships; No Joint Ventures; Registered Information; No Insolvency (a) No Other Interests, No Silent Partnerships. To the Sellers’ Knowledge, (i) no Group Company is a party to any silent partnership (stille Gesellschaft) and (ii) save for Minorities, no Material Group Company holds any shares, interests, or equity in, or has entered into any agreement to acquire or hold any shares, interests or equity in, or to establish, any company, or other entity other than the Group Companies. (b) No Insolvency. No bankruptcy, insolvency, or judicial composition proceedings have been commenced or have been applied for by the Sellers, or, to the Sellers’ Knowledge, applied for or threatened in writing under any applicable Law by any other person against any Group Company. To the Sellers’ Knowledge, no Group Company is compelled under any applicable Law to apply for the commencement of such proceedings. To the Sellers’ Knowledge, no Group Company established under German laws is illiquid (zahlungsunfähig), over-indebted (überschuldet), or is faced with imminent insolvency (drohend zahlungsunfähig) and no Material Group Company established under the laws other than German laws is insolvent or bankrupt. 4. Enterprise Agreements Except as disclosed in Appendix 4, the Material Group Companies are not party to any enterprise agreement (Unternehmensvertrag) within the meaning of §§ 291, 292 AktG (or comparable foreign law provisions), any agreement under the laws of any other jurisdiction which would permit any third party to control any Material Group Company or require it to transfer its profits to any such third party. 5. Financial Statements (a) The Economic Reference Date F/S. Appendix 5 contains, for mere evidence purposes, consolidated financial statements of Elektrobau Mulfingen GmbH & Co. KGaA with a consolidation perimeter as therein reflected for the financial year ended March 31, 2026 consisting of (i) a consolidated balance sheet (Konzernbilanz) as at March 31, 2026, (ii) a consolidated profit and loss statement (Konzern-Gewinn- und Verlustrechnung), (iii) a consolidated statement of cash flows (Konzern-

4896-6326-2137 Kapitalflussrechnung), (iv) a consolidated statement of changes in equity (Konzern- Eigenkapitalspiegel) for the financial year from 1 April 2025 until 31 March 2026, (v) the consolidated notes (Konzernanhang) (such consolidated financial statements, the “Economic Reference Date F/S”). The Economic Reference Date F/S have been audited by Elektrobau Mulfingen GmbH & Co. KGaA’s auditor who has issued an audit opinion without any reservations, restrictions or other limitations (uneingeschränkter Bestätigungsvermerk). (b) Preparation of the Economic Reference Date F/S. The Economic Reference Date F/S (i) have in all material respects been prepared in accordance with German accounting principles (entspricht in allen wesentlichen Belangen den deutschen handelsrechtlichen Vorschriften) and (ii) present in all material respects and in observance of these requirements, a true and fair view (vermittelt unter Beachtung der deutschen Grundsätze ordnungsgemäßer Buchführung ein den tatsächlichen Verhältnissen entsprechendes Bild) of the assets and liabilities and financial position (Vermögens- und Finanzlage) of the Group as at March 31, 2026, and of its financial performance (Ertragslage) for the financial year ended March 31, 2026. (c) No Objective Guarantee. None of the Propositions in Section 5 shall be construed or interpreted to refer to the Signing Date or otherwise as an objective guarantee (objektive (Bilanz-)Garantie) with respect to the Economic Reference Date F/S and where reference is made to a specific accounting standard in connection with a Proposition in this Section 5 only such accounting standard shall be relevant to determine whether or not and how any circumstances objectively existing as at the reference date of the Economic Reference Date F/S are to be reflected therein, including as regards the question as to whether and as of which time the subjective knowledge of such circumstances by a relevant person or relevant persons is decisive therefor; it being agreed that the question whose knowledge is relevant shall also solely be determined by the relevant accounting standard referenced in the relevant Proposition. 6. Material Agreements But for agreements to which solely Group Companies are a party and agreements solely with the Sellers or any Seller Related Parties (which are addressed separately in Section 7), Appendix 6 lists every written agreement that qualifies as agreement of any of the following types to which a Material Group Company is a party and of which the principal obligations (Hauptleistungspflichten) have not been fulfilled in all material respects by all respective parties thereto (such listed agreements satisfying the aforementioned criteria the “Material Agreements”): (a) agreement relating to the acquisition or sale of interests in other companies and businesses which has been entered into since January 1, 2022; (b) corporate joint venture, corporate partnership, or shareholders’ agreements; (c) loan agreement with financial institutions (other than relating to current account relationships – Kontokorrentbeziehungen or credit cards) or any other instrument of financial debt, in each case under which a Material Group Company is the obligor, and exceeding a principal amount of EUR 5,000,000 (in words: Euro five million) in the individual case, it being understood that agreements regarding deferred payments (Stundung, Zahlungsziele) or prepayments (Vorkasse, Vorauszahlung) entered into in the ordinary course of business shall not be construed as such loan agreement or other instrument of financial debt;

4896-6326-2137 (d) guarantee (Garantie), suretyship (Bürgschaft), or similar enforceable security arrangement for any debt of any Person (other than a Group Company) exceeding EUR 500,000 (in words: Euro five hundred thousand) in the individual case; (e) written framework agreement with any of the suppliers listed in Appendix 6(e) (top 10 suppliers); (f) written framework agreement with any of the customers listed in Appendix 6(f) (top 15 customers); (g) agreement relating to the acquisition, sale, or encumbrance of fixed assets (Gegenstände des Anlagevermögens) with a value exceeding EUR 15,000,000 (in words: Euro fifteen million) in the individual case; or (h) consultancy agreement (Beratervertrag) with a Material Group Company as recipient of consultancy services, other than agreements with professional legal, tax, financial or IT advisors, entailing an (expected) annual payment obligation (net of VAT) in excess of EUR 500,000 (in words: Euro five hundred thousand) in the individual case. None of the Material Agreements has been terminated by the respective Material Group Company by giving notice of termination or entering into any termination agreement except as disclosed in Appendix 6. The relevant Material Group Company has not, in relation to any Material Agreement, in the last twenty-four (24) months prior to the Signing Date, received from the respective counterparty any written and as of the Signing Date still extant (noch nicht erledigt) notice (i) of termination in relation to a Material Agreement, (ii) of a material breach committed by the relevant Material Group Company, or (iii) alleging that a Material Agreement is void or invalid, in each case, except as disclosed in Appendix 6 and except where such termination or breach would not result in a Relevant Adverse Effect. 7. Agreements with the Sellers and with Seller Related Parties Except as disclosed in Appendix 7, there is no still extant agreement or other arrangement between a Group Company on the one hand and any Seller, and/or any Seller Related Party on the other hand, of which the principal obligations (Hauptleistungspflichten) have not been fulfilled in all material respects by the respective Group Company as of the Signing Date. 8. Material Assets (a) Material Assets. Except as disclosed in Appendix 8, all fixed assets (Gegenstände des Anlagevermögens) other than real estate or other rights similar to real estate (grundstücksgleiche Rechte) which are reasonably necessary for carrying out the Target Business as conducted by the Material Group Companies in substantially the same fashion and manner as of the Signing Date and the lack of which would result in a Relevant Adverse Effect (collectively, the “Material Assets”) are owned by, or in the lawful possession of, a Group Company. (b) Encumbrances. Except as disclosed in Appendix 8, the Material Assets are not charged with any in rem rights of third parties including the transfer for security purposes (Sicherungsübereignungen) but for (i) any Non-Relevant Encumbrances, (ii) Permitted Liens, and (iii) other encumbrances which would not result in a Relevant Adverse Effect. (c) No Retained Assets. At Closing, neither any Seller nor any Seller Related Party holds any shares, interest or other assets (Vermögensgegenstände) (whether tangible or

4896-6326-2137 intangible and including any rights and contracts) that pertain to the Target Business, in each case except as this would not result in a Relevant Adverse Effect. 9. Leased Real Estate (a) Material Premise Leases. Appendix 9 contains a list of every business premise that is rented by a Material Group Company under a lease agreement entered into with a party other than another Group Company with an annual gross rent of more than EUR 1,000,000 (in words: Euro one million) (such agreements, the “Material Premise Lease Agreements”). (b) Termination of Material Premise Leases. Within the last twenty-four (24) months prior to the Signing Date, no Material Group Company has received an as of the Signing Date still extant (noch nicht erledigt) written notice of termination of any lessor under a Material Premise Lease Agreement, nor has any Material Group Company, within such period, given an as of the Signing Date still extant (noch nicht erledigt) written notice of termination in respect of any Material Premise Lease Agreement, all except as disclosed in Appendix 9 or where this would not result in a Relevant Adverse Effect. 10. Owned Real Estate (a) Owned Real Estate. Each respective parcel of real estate as identified against the name of a Material Group Company in Appendix 10(a) (the “Owned Real Estate”), is legally and beneficially and fully owned by the respective Material Group Company as identified in Appendix 10(a). Except for the Owned Real Estate, no Material Group Company owns any other parcel of real estate, except where this would not result in a Relevant Adverse Effect. (b) RETT Information. Sellers have provided the information requested by Purchaser and contained in Appendix 10(b) (the “RETT Information”). Sellers represent that the RETT Information is complete and accurate in all material respects as of the Signing Date, with regard to (i) the real property (Grundbesitz) held directly or indirectly by the Group Companies, (ii) the corporate structure of the Group, and (iii) the identity and particulars of the Sellers. (c) Encumbrances. Except as disclosed in Appendix 10(a) or registered in the respective land registers, the Owned Real Estate (i) is free from material in rem encumbrances or other in rem rights (such as easements, pre-emptive rights, land charges (Reallasten), and mortgages (Grundpfandrechte)) other than Non-Relevant Encumbrances and except where this would not result in a Relevant Adverse Effect and (ii) is not subject to any unregistered in rem encumbrances or otherwise pending agreement on the sale and transfer or disposition of any material parcel of any such Owned Real Estate except where this would not result in a Relevant Adverse Effect. 11. Intellectual Property; Information Technology; Data Protection (a) Owned IP Rights. The Material Group Companies own, or have valid licenses to use, all Intellectual Property Rights (as defined below) that are necessary for the operation of the Target Business as conducted on the Signing Date (the “Necessary IP Rights”). “Intellectual Property Rights” means all inventions, patents, trademarks, trade names, domain names, designs, copyrights (including copyrights in software that has been specifically developed for the Material Group Companies, database rights and any neighboring rights), trade secrets, know-how and any other rights of a similar kind,

4896-6326-2137 whether registered or not, including applications for, and rights to apply for, the registration of such rights, in each case to the extent material for the Target Business. (b) Registered IP Rights. Appendix 11 contains a true and complete list of all material registered trademarks, patents, internet domain names, and other material registered intellectual property rights (including applications) which are owned by a Material Group Company (the “Registered IP Rights”). Except as disclosed in Appendix 11, the Registered IP Rights are owned exclusively by each relevant Material Group Company free from any rights of third parties (other than Non-Relevant Encumbrances). The Registered IP Rights are valid and enforceable and no rights forming part of the Registered IP Rights have been abandoned, have lapsed or have been otherwise lost through the action or failure to act by the Material Group Companies, it being understood that such action or failure shall not include (i) any abandonments, lapses or other losses incurred in the prosecution of the Registered IP Rights, (ii) with respect to the trademarks forming part of the Registered IP Rights, any susceptibility to cancellation for non-use, or (iii) any abandonments, lapses or other losses which would not result in a Relevant Adverse Effect. Appropriate and economically reasonable actions to protect and maintain the Registered IP Rights have been taken by the respective Material Group Company if and to the extent such protection is material to the Target Business as a whole as conducted on the Signing Date. All payments of fees that were due and payable in the last three (3) years prior to the Signing Date that are required to be made in order to maintain the Registered IP Rights have been made by the Material Group Companies. (c) Assignment of IP. The Material Group Companies have obtained sufficient rights to use all Registered IP Rights necessary for the operation of the Target Business as conducted on the Signing Date from each current and former director, officer, employee, and outside consultant, contractor or service provider of a Material Group Company who has contributed to the creation, invention, modification, or improvement of any Registered IP Right for or on behalf of any Material Group Company, in whole or in part, except to the extent such assignment occurs by operation of law. (d) In-Licensed IP. Appendix 11 contains a true and complete list of all material license agreements with third parties for the use of intellectual property rights necessary for the operation of the Target Business to which a Material Group Company is a party except where such agreements relate to standard off the shelf software (the “IP License Agreements”). Each IP License Agreement is (i) in full force and effect and (ii) has not been terminated or threatened in writing to be terminated. The Material Group Companies have complied in all material respects with their obligations under the IP License Agreements. (e) Infringement of IP Rights. Except as disclosed in Appendix 11, in the last three (3) years prior to the Signing Date, (i) no Material Group Company has infringed any registered intellectual property rights of third parties, and (ii) no proceedings alleging infringement of any third party’s intellectual property rights by a Material Group Company are pending or have been threatened in writing, in each case (i) and (ii) except where any such infringement would not result in a Relevant Adverse Effect. Except as disclosed in Appendix 11, in the last three (3) years prior to the Signing Date, the Registered IP Rights have not been infringed by any third party, except where such infringement would not result in a Relevant Adverse Effect.

4896-6326-2137 (f) Judicial or Regulatory IP Proceedings. Except as set out in Appendix 11, (i) the Registered IP Rights have in the last three (3) years prior to the Signing Date not been, and are at the Signing Date not, subject to any judicial, administrative or regulatory proceedings in which the validity, ownership, use, scope or enforceability of any of the Registered IP Rights has been, or is being, challenged, except for official communications from trademark and patent offices as part of normal prosecution which do not relate to the validity, ownership, use, scope or enforceability of the Registered IP Rights, and (ii) no Material Group Company is subject to any judgment, injunction, order or decree which restricts the use of any Registered IP Rights, in each case (i) and (ii), except where this would not result in a Relevant Adverse Effect. (g) Software. Appendix 11 contains a list of all material proprietary software currently sold, licensed or distributed, as applicable, by a Material Group Company to customers (the “Group Software”). Other than any rights granted to a Material Group Company with respect to any commercial software incorporated (also by way of static or dynamic linking) in the Group Software under commercial software license agreements (the “Commercial Software Licenses”) and any open source software incorporated (also by way of static or dynamic linking) in the Group Software (the “Open Source Software Licenses”), all rights to the Group Software are owned by a Material Group Company (such owned software the “Owned Software”). The Material Group Companies are in actual possession of the source code for all Owned Software. The Material Group Companies have not provided access to any source code of any Owned Software to any third parties (other than their employees, consultants and contractors involved in the development or maintenance thereof who are subject to written, valid and enforceable obligations of confidentiality in this respect). Except as disclosed in Appendix 11, none of the Material Group Companies are party to any contract (i) requiring the deposit of any proprietary source code with an escrow agent or escrow service, (ii) requiring the sharing or disclosure of any proprietary source code with any third party or (iii) granting to any third party a license, option or right with respect to any proprietary source code in each case (i) – (iii) relating to the Owned Software. There has been no unauthorized theft, reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to any source code to any Owned Software. (h) No Software Infringements. In the last three (3) years prior to the Signing Date, (i) no third party has claimed in writing that any Material Group Company has breached any material obligations and duties under the Commercial Software Licenses and the Open Source Software Licenses and (ii) none of the rights in the Owned Software have been challenged in writing by any Person that is not a Material Group Company. No Owned Software has been distributed, made available for remote interaction, combined, linked, integrated, incorporated or used with any open source software in a manner that requires any Material Group Company to (i) disclose or distribute to any person or to the public any portion of Owned Software (including any source code), (ii) imposes any restriction on the consideration to be charged for the distribution or other making available of Owned Software, or (iii) grants, or purports to grant, to any third party, any rights or immunities under any Owned Software. (i) Employee Inventions. Except as disclosed in Appendix 11, in the last three (3) years prior to the Signing Date, each Material Group Company has complied with the applicable Laws regarding employee inventions (including the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz)) and no Material Group

4896-6326-2137 Company is subject to any outstanding remunerations claims of any person under such Laws or under any related agreement. (j) Know-How. The Material Group Companies have taken appropriate and reasonably necessary measures to protect the confidentiality of the material know-how and trade secrets used by any of them. In the last three (3) years prior to the Signing Date, no breach of confidentiality in relation to know-how of the Material Group Companies has been noticed and no know-how and trade secrets have been disclosed by, or on behalf of, any Material Group Company to any third party other than pursuant to a valid and enforceable written agreement restricting the disclosure and use of the know-how and trade secrets, in each case, except where such breach or disclosure would not result in a Relevant Adverse Effect. (k) Information Technology. The hardware, commercial software, networks, and other information technology which is required for the Group’s business operations as conducted on the Signing Date (the “Information Technology”) is either owned by, licensed to, or otherwise legitimately used by, the Target Business as conducted by the Material Group Companies, and is in good working condition and substantially adequate for the operational and business activities of the Group. Except as disclosed in Appendix 11, in the last three (3) years prior to the Signing Date, the Material Group Companies have not experienced any failures of Information Technology which resulted in a Relevant Adverse Effect. The Target Business (i) has security measures in place to protect the Information Technology in accordance with industry practice, and (ii) has procedures in place designed to reasonably protect/back up data and to enable disaster recovery plans in accordance with industry practice, in each case, except where the failure to do so would not result in a Relevant Adverse Effect. (l) Data Protection Incidents. Except as disclosed in Appendix 11, in the last three (3) years prior to the Signing Date, (i) no accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, personal data have occurred, that reasonably would have been reported to any Administrative Authority or third party, (ii) no written complaints of data subjects have been received by or threatened in writing to any of the Material Group Companies, and (iii) no investigations of data protection authorities have occurred or been threatened in writing and no data protection proceedings or data protection litigation are pending or have been threatened in writing to any of the Material Group Companies, in each case (i) to (iii), limited to cases where the non-compliance would result in a Relevant Adverse Effect. No proceedings or investigations by any data protection authority are pending against any Material Group Company alleging any failure to comply, in any material respect, with any applicable data protection law. (m) Data and System Integrity. Except as disclosed in Appendix 11, (i) in the last three (3) years prior to the Signing Date, the Information Technology of the Material Group Companies was not subject to any successful system intrusion, including any unauthorized access, phishing attempt, Trojan or ransomware attack, (ii) in the last three (3) years prior to the Signing Date, the Information Technology was not subject to any successful attempt to make any part of the Information Technology or network resource of a Material Group Company temporarily or indefinitely unavailable to its intended use (denial of service attack), and (iii) the Information Technology of the Material Group Companies is free from any material bugs, errors, defects, viruses, malicious code, Trojans, key logger or similar software whose purpose or intended use is or includes to disrupt or disable any availability, service or access (by the Material

4896-6326-2137 Group Companies or any legitimate third party user) or compromise the integrity of the data of the Material Group Companies, in each case of (i) to (iii), except where such matter would not result in a Relevant Adverse Effect. (n) Compliance with Cybersecurity Laws. The Material Group Companies comply in all material aspects with any applicable cybersecurity laws (including but not limited to Directive (EU) 2022/2555 on measures for a high common level of cybersecurity across the Union (NIS 2 Directive) and its relevant national implementations), in each case insofar as such laws are applicable to a Material Group Company on the Signing Date. 12. Legal Proceedings (a) Litigation. Except as disclosed in Appendix 12, (i) there is no lawsuit, court action or similar proceeding pending (rechtshängig) before any court of law or arbitral tribunal, to which a Material Group Company is a party (whether as claimant, defendant, or as a third party on whom a written notice of third-party proceedings (Streitverkündung) has been served), with a value in dispute (Streitwert) (excluding interest, if any) in excess of EUR 1,000,000 (in words: Euro one million) in the individual case and (ii) no such lawsuit, court action, or similar proceeding has been threatened in writing against a Material Group Company in the last twenty-four (24) months prior to the Signing Date pursuant to a still extant (noch nicht erledigt) notice. (b) Administrative Investigations. In the last three (3) years prior to the Signing Date and except as disclosed in Appendix 12 or where it would not result in a Relevant Adverse Effect, no Material Group Company has been or is subject to any written judgement, order or decree from, or party to a written agreement with, an Administrative Authority that imposes any restriction on the conduct of the Target Business as conducted as of the Signing Date. 13. Product Liability, Recalls, Product Safety (a) Product Liability; Recalls. Except as disclosed in Appendix 12 or Appendix 13 or where it would not result in a Relevant Adverse Effect, in the last twenty-four (24) months prior to the Signing Date, (i) no claims or complaints have been raised in writing or text form against any Material Group Company based on actual or alleged structural, serial, or otherwise material defects of the products and services of the Target Business and (ii) no Material Group Company has terminated the distribution or sale of any product of the Target Business based on any such defects nor has any Material Group Company, voluntarily or as a result of a legal obligation, recalled or removed from the market any product of the Target Business or improved any product of the Target Business as part of a recall campaign or issued a product warning to customers of the Target Business nor been subject to a final and binding administrative or court order requiring any such action. (b) Product Safety. Except as disclosed in Appendix 13, in the last three (3) years prior to the Signing Date, no Material Group Company has received (i) a formal written notice from an Administrative Authority challenging the conformity of any product of the Material Group Companies with material laws or the placing of any such product on the market or (ii) a formal written notice that any declaration of conformity or approval has been and/or shall be restricted, suspended, or revoked.

4896-6326-2137 14. Permits Except as disclosed in Appendix 14, each Material Group Company holds every governmental, regulatory, or other permit, license, authorization, registration, approval, certification, and consent, in each case of any competent Administrative Authority, which is required under applicable public Law (öffentliches Recht) in order to conduct its business as conducted on the Signing Date and the lack of which would result in a Relevant Adverse Effect (collectively, the “Permits”). Except as disclosed in Appendix 14 or except where any of the following would not result in a Relevant Adverse Effect, there are no written restrictions or written subsequent orders (nachträgliche Anordnungen) relating to a Permit, which would, after the Signing Date, affect the business of the respective Material Group Company as conducted on the Signing Date. Except as disclosed in Appendix 14 or except where any of the following would not result in a Relevant Adverse Effect, in the last three (3) years prior to the Signing Date, (i) no Permit has been restricted, cancelled, or revoked or has been threatened in writing to be restricted, cancelled, suspended, not renewed, materially varied or revoked under a still extant (noch nicht erledigt) notice by any competent Administrative Authority and (ii) there are and, in the three (3) years prior to the Signing Date, have been no proceedings by any competent Administrative Authority aimed at restricting, suspending, not renewing, materially varying or revoking any Permit held by a Material Group Company and (iii) no Material Group Company has received any still extant (noch nicht erledigt) written notice from a competent Administrative Authority alleging that it is not in compliance with any existing Permit except where such non-compliance would not result in a Relevant Adverse Effect. 15. Compliance (a) Certain Compliance Matters. Except as disclosed in Appendix 15 and except as would not, whether individually or in the aggregate, result in a Relevant Adverse Effect, in the last three (3) years prior to the Signing Date, no Material Group Company or any of its managing directors, officers, managers, or employees have, in connection with exercising functions for, or doing business on behalf of, any Material Group Company: (i) made any bribes, kickbacks or other payments directly to any person or organization, or a representative thereof, to obtain favorable treatment in securing business or otherwise to obtain special concessions, in each case in material violation of any laws concerning the prohibition or prevention of corruption or bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the German Criminal Code (Strafgesetzbuch) (including Sections 299, 331-335), and anti-bribery legislation promulgated by the European Union including the transposition of such legislation into Member States’ respective national laws (collectively, “Anti-Corruption Laws”), if and to the extent applicable; (ii) violated any applicable Anti-Corruption Laws; (iii) offered, paid, promised to pay, authorized the payment of, received, or solicited anything of value under circumstances such that all or a portion of such thing of value would be offered, given, or promised directly to any person, including any government official, to obtain any improper advantage, in each case in violation of applicable Anti-Corruption Laws; (iv) violated any law concerning the prohibition or prevention of money laundering or terrorism financing, including (A) the U.S. Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing

4896-6326-2137 Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, (B) European Union Money Laundering Directives, including the transposition of such directives into Member States’ respective national laws, (C) the UK Proceeds of Crime Act 2002 and (D) the German Money Laundering Act (Geldwäschegesetz), in each case, if and to the extent applicable (collectively, “Anti-Money Laundering Laws”); or (v) violated any law or regulation controlling the export of any goods, services or technology, including but not limited to the Export Administration Regulations administered by the Bureau of Information and Security of the U.S. Department of Commerce, the UK Export Control Act 2002 (as amended and extended by the Export Control Order 2008), the Export Control Regulation (EU) 2021/821 and the Dual-Use Regulation (EC) 428/2009, each as implemented and enforced in any EU Member State, in each case, if and to the extent applicable (collectively, “Export Controls”). (b) Sanctions Compliance. Except as disclosed in Appendix 15, (i) no Material Group Company or any of its directors, officers, or, to the knowledge of the relevant Material Group Company, employees, is currently or has in the last three (3) years been the subject or target of trade, economic, or financial sanctions imposed, administered, enacted or enforced by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), the United Nations Security Council, the European Union (or any of its Member States), the Federal Republic of Germany (including the Central Office for Sanctions Enforcement (Zentralstelle für Sanktionsdurchsetzung), or the United Kingdom (including His Majesty’s Treasury) (collectively, “Sanctions”), including by virtue of being domiciled, organized, or ordinarily resident in a country or region that is the subject of comprehensive Sanctions (as at the Signing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, the Crimea region of Ukraine, Russia, Belarus, Myanmar, Syria, Cuba, Iran, Sudan and North Korea) (each a “Sanctioned Country”), and (ii) in the last three (3) years prior to the Signing Date, no Material Group Company has, (A) engaged directly in any business dealings or transactions (w) with any person or entity resident in, registered in or organized under the laws of any Sanctioned Country at the time of the dealing or transaction, (x) with any person or entity that at the time of the dealing or transaction was designated on any applicable Sanctions list or otherwise the subject or target of Sanctions, (y) with any entity that at the time of the dealing or transaction was directly or indirectly majority owned or controlled by any such person or entity designated on any applicable Sanctions list, or (z) with any Sanctioned Country, or (B) otherwise taken any action that would constitute a violation of applicable Sanctions. (c) Data Act and AI Act. Each Material Group Company has taken commercially reasonable steps to prepare for compliance with Regulation 2023/2854/EU on harmonized rules on fair access to and use of data (“Data Act”) and with Regulation 2024/1689/EU laying down harmonized rules on artificial intelligence (“AI Act”), in each case to the extent applicable to its business and to the extent that the relevant provisions of such regulations have become effective as of the Signing Date.

4896-6326-2137 16. Environmental (a) Environmental Compliance. Except as disclosed in Appendix 16, or where such investigation would not result in a Relevant Adverse Effect, no Material Group Company was notified in writing that it is, or has been in the last twenty-four (24) months prior to the Signing Date, subject to any investigation by an Administrative Authority in relation to a potential or alleged breach of material laws, regulations, ordinances, EU directives and regulations and legally binding technical standards and rules (Normen und Regelwerke) concerning the environment (“Environmental Laws”). (b) Environmental Notices. Except as disclosed in Appendix 16, or where it would not result in a Relevant Adverse Effect, in the last twenty-four (24) months prior to the Signing Date, no Material Group Company has received any written notice from any Administrative Authority requiring any investigation, remediation, securing, monitoring or protective containment measures under Environmental Laws. (c) Environmental Condition of the Owned Real Estate. Except as disclosed in Appendix 16 or where it would not result in a Relevant Adverse Effect, no Material Group Company has received any formal written notice from any Administrative Authority (i) requiring the removal or containment of asbestos-containing materials in the Owned Real Estate or buildings erected thereon, or (ii) requiring investigation, remediation, securing or protective containment measures with respect to contamination of soil or groundwater at the Owned Real Estate under Environmental Laws. 17. Labor Matters (a) List of Employees. Appendix 17 includes for each Material Group Company an anonymized list of its employees, managing directors (Geschäftsführer) (or members of a comparable corporate body), and executive management board members as of July 31, 2026, split into countries, and employing legal entities, setting forth their function and date of entry into employment or service. (b) Key Employees. Appendix 17 contains a list of all executive management board members, managing directors (Geschäftsführer) (or members of a comparable corporate body) and/or employees of the Material Group Companies who in the calendar year 2025 were entitled to an annual gross base salary in excess of EUR 300,000 (in words: Euro three hundred thousand) or the equivalent amount in the applicable local currency in the individual case as of July 31, 2026 (the “Key Employees”). Except as disclosed in Appendix 17, no (i) Material Group Company has terminated the service or employment agreement with any of its Key Employees, (ii) Key Employee has terminated his/her service or employment relationship with the respective Material Group Company and (iii) Key Employee has announced in writing or by email his/her intention to terminate his/her service or employment relationship with the respective Material Group Company vis-à-vis the respective Material Group Company or has announced, made, requested or received in writing or by email an offer to conclude or concluded a termination agreement. (c) Collective Agreements. Appendix 17 contains a list of all material (i) reconcilements of interest (Interessenausgleiche), (ii) social plans (Sozialpläne), (iii) collective bargaining agreements (Tarifverträge) or, (iv) works agreements (Betriebsvereinbarungen), which include special termination protection provisions,

4896-6326-2137 severance schemes, or materially restrict the employer’s freedom to undertake reorganizations of its sites or other labor restructurings or requiring material investments in the business or sites (e.g., headcount guarantees, site protection, investment obligations) binding upon a Material Group Company. (d) Works Council and Memberships in Employers’ Associations. Appendix 17 contains a list of (i) each employee representative body established at any Material Group Company and (ii) each employers’ association (Arbeitgeberverband) of which any Material Group Company is a member. (e) Third-Party Personnel. Except as disclosed in Appendix 17, none of the freelancers, temporary agency workers or any other third-party personnel used by the Material Group Companies has been classified at any time during the last two (2) years prior to the Signing Date as an employee of a Material Group Company under applicable law by an administrative authority or court decision vis-à-vis the respective Material Group Company in writing. (f) Strikes. Except as disclosed in Appendix 17, none of the Material Group Companies has experienced any strike (Arbeitskampf), work stoppage, lockout, or other collective material labor dispute in the last two (2) years prior to the Signing Date. (g) Outstanding Payment Obligations. Except as disclosed in Appendix 17 or as disclosed in the Economic Reference Date F/S, none of the Material Group Companies has any outstanding or expected severance payment obligation in excess of EUR 500,000 (in words: Euro five hundred thousand) (or the equivalent amount in the applicable local currency in the individual case towards any of its former executive management board members, managing directors, or employees). (h) No Variations to Employment Terms. Except as disclosed in Appendix 17, no material terms and conditions of employment of a Key Employee have been varied (either by way of amendment or the exercise of any discretion) in connection with or with a view to the Transaction, or otherwise outside of the ordinary course of business. (i) Employment Litigation. As of the Signing Date, except as disclosed in Appendix 17, no Material Group Company is subject to pending (rechtshängig) employment disputes at a labor court or at a conciliation board (Einigungsstelle) and no such dispute has been threatened in writing against any Material Group Company with a value exceeding EUR 300,000 (in words: Euro three hundred thousand) in the individual case or on a summarized basis in comparable cases. Aside from the lawsuits already pending as of March 31, 2026, no former or current employee of ebm-papst KG is entitled to claims for unpaid overtime performed based on the works agreement “8. Bündnis für Arbeit 2016-2019” dated September 19, 2016 concluded between ebm-papst KG and its works council (including any annexes, amendments, supplements, and additional agreements hereto) against ebm-papst KG for the period of time up to the end of the calendar year 2022. 18. Retirement Benefits (a) Pensions Schemes. Except as disclosed in Appendix 18 or to the extent only implementing or reflecting obligations pursuant to applicable Law, there are no pension, pre-pension, early-retirement, or similar schemes (including but not limited to retirement, widows’, dependents’, and disability pension schemes, jubilee payment schemes, and partial retirement schemes), in place at the Material Group Companies,

4896-6326-2137 and no proposal to establish any such scheme has been announced in writing to employees, managing directors (Geschäftsführer) (or members of a comparable corporate body) or executive management board members of the Material Group Companies. (b) Pension Compliance. All material obligations under any pension, pre-pension, early- retirement, or similar scheme in place at the Material Group Companies, including contribution obligations towards external pension providers and obligations arising by operation of applicable laws, that have become due, have been fulfilled in all material respects by the Material Group Companies in accordance with applicable laws and in compliance with agreed terms and conditions within the last two (2) years prior to the Signing Date. Each such scheme has been administered and operated in all material respects (including in respect of the obligations under any applicable laws and the relevant agreements in connection with the increase of pension payments) in accordance with all applicable laws, (including the requirements of any tax fiscal, social security, supervisory, and regulatory authorities) and the provisions of the relevant agreement within the last two (2) years prior to the Signing Date. None of the pension schemes at the Material Group Companies has been closed, replaced, or amended to the detriment of the participating employees within the last two (2) years prior to the Signing Date. (c) Pension Disputes. Within the last two (2) years prior to the Signing Date, except as disclosed in Appendix 18, no Material Group Company has received notice in writing or by email of any material dispute exceeding an amount of EUR 300,000 (in words: Euro three hundred thousand) in the individual case in relation to any of the Material Group Companies’ pension, pre-pension, early-retirement, or similar schemes in respect of any current or former employee, managing director (Geschäftsführer) (or member of a comparable corporate body), or executive management board member of a Material Group Company that has not been finally settled or terminated. 19. Public Subsidies In the last three (3) years prior to the Signing Date, (i) except as disclosed in Appendix 19, no Material Group Company has been granted any public subsidies or comparable public grants exceeding an amount of EUR 1,000,000 (in words: Euro one million) in the individual case under which the respective Material Group Company is subject to ongoing or contingent obligations, (ii) no action, suit, investigation, or proceeding by any Administrative Authority or third party seeking a revocation, withdrawal, or clawback of any such subsidies or grants has been asserted in writing against any Material Group Company, (iii) no Administrative Authority or third party has threatened in writing to repeal or claw back any such public subsidies or grants against any Material Group Company. 20. Conduct of Business between the Economic Reference Date and the Signing Date Except as disclosed in Appendix 20 or as agreed between the Parties in writing, in the period from March 31, 2026 through the Signing Date, no Material Group Company has: (a) issued any share capital or similar interest (including options, conversion rights, etc.) to any Person other than a Group Company; (b) amended the articles of association (Satzung) or other constitutional documents of any Material Group Company outside the ordinary course of business, or entered into any merger, split-off, spin-off, conversion, recapitalization, or similar corporate

4896-6326-2137 reorganization pursuant to the UmwG or pursuant to any comparable foreign applicable Law; (c) adopted, terminated or amended any enterprise agreement (Unternehmensvertrag) within the meaning of §§ 291, 292 AktG or any comparable agreement pursuant to foreign applicable Law; (d) been dissolved or liquidated or been the subject of a relevant shareholder resolution to dissolve or liquidate; (e) acquired or disposed of any share, interest or participation in any company, partnership or other legal entity, or acquired or disposed of any business, business unit, real estate, or asset with a value in excess of EUR 5,000,000 (in words: Euro five million) in the individual case; (f) created, or permitted the creation of, any mortgage, pledge, lien, security, or encumbrance of any kind (other than Permitted Liens and security interests only securing own debt or debt of other Group Companies) outside the ordinary course of business in relation to (i) any business or business unit owned by such Material Group Company or (ii) any fixed asset owned by such Material Group Company that is material for the business of the Group taken as a whole; (g) outside the ordinary course of business, sold, transferred, or otherwise disposed of any material asset or right material to the Target Business taken as a whole, in excess of EUR 5,000,000 (in words: Euro five million) in the individual case; (h) incurred any financial indebtedness for borrowed money vis-à-vis banks or similar credit institutions (other than under current account relationships – Kontokorrentkredite) in excess of EUR 5,000,000 (in words: Euro five million) in the individual case; (i) outside the ordinary course of business, issued or assumed any guarantee, indemnity, or suretyships securing any debt of any Person that is not a Group Company; (j) terminated, discontinued or closed any facility or business unit; (k) entered into any lease agreement regarding business premises as a lessee, except for any lease agreement with a term of not more than six (6) months and/or not providing for an annual lease payment in excess of EUR 500,000 (in words: Euro five hundred thousand) in the individual case; (l) laid off a significant part of its workforce or initiated any employee-related reorganization materially affecting the workforce; (m) materially changed the compensation or benefits of any Key Employee or of a significant part of the workforce of any Material Group Company (other than regular salary increases in the ordinary course of business, consistent with past practice) or granted any increase in wages, salaries, bonuses, or other remuneration of any Key Employee of more than ten percent (10%) p.a. in the individual case; (n) changed any method of accounting or accounting practice or policy used by any Material Group Company, except as required by applicable Law or IFRS; (o) entered into, terminated, amended or waived any rights under any Material Agreement, material pension plan or scheme, material collective bargaining agreement (Tarifvertrag), material works agreement (Betriebsvereinbarung) or any agreement

4896-6326-2137 with the Sellers or any Seller Related Party, other than non-material amendments in the ordinary course of business or consistent with past practice; or (p) entered into any commitment with respect to any of the foregoing. 21. Insurance Matters All insurance policies mandatorily required or otherwise material, are maintained by or for the benefit of the Material Group Companies, and are in full force and effect except where the lack of which would not result in a Relevant Adverse Effect. Except as disclosed in Appendix 21, (i) there are no major disputes in respect of insurance claims of a Material Group Company in excess of EUR 1,000,000 (in words: Euro one million) in the individual case pending between a Material Group Company on the one hand and any insurer on the other hand, (ii) in the last twelve (12) months prior to the Signing Date, no insurer has notified any Material Group Company in writing to the effect that (A) it finally denies coverage under an insurance claim of a Material Group Company that exceeds EUR 1,000,000 (in words: Euro one million) in the individual case, (B) a Material Group Company has failed to comply with material obligations under an insurance agreement where the failure to so comply can reasonably be expected to jeopardize the insurance coverage of such Material Group Company under such insurance and to result in a Relevant Adverse Effect, and (iii) no Material Group Company has received any written notice of cancellation, termination, withdrawal, or non-renewal relating to any material “group policy”. No Material Group Company is in material default with the payment of any insurance premiums owed to a relevant insurer, except where the respective default would not result in a Relevant Adverse Effect. 22. Tax (a) The Material Group Companies have prepared and filed all Tax Returns (Steuererklärungen) required to be filed with the competent Tax Authority in accordance with applicable Law (taking relevant extensions of filing deadlines into account). (b) The Material Group Companies have paid all Taxes and have made all withholdings and deductions, in each case in accordance with applicable Law. The Material Group Companies have collected all sales, use, value-added, and similar Taxes required to be collected, and has timely and properly remitted such amounts to the appropriate Tax Authority, in each case in accordance with applicable Law. (c) The Material Group Companies are not involved in any extraordinary Tax audit or investigation, no formal Tax dispute proceeding or other appeal or legal proceeding regarding Taxes is pending (anhängig) in respect of the Material Group Companies, and no Material Group Company has been notified in writing by any Tax Authority that such Tax Authority intends to commence any such Tax audit or Tax investigation, such Tax dispute or such other proceeding. (d) No Material Group Company has obtained any binding Tax ruling or similar clearance under non-German law or entered into any written agreement with any Tax Authority which is still relevant to the Material Group Company after the Closing Date. (e) No Material Group Company is resident for Tax purposes outside the jurisdiction in which it has its registered offices and has not carried out an activity that would have resulted in it having a permanent establishment (Betriebsstätte) – in the meaning of the respective Tax Law or applicable double taxation treaties – outside the jurisdiction in which it has its registered offices. Within the past three (3) years, no written claim has

4896-6326-2137 been made by any Tax Authority in a jurisdiction where any Material Group Company does not file Tax Returns that such Material Group Company is or may be subject to taxation by that jurisdiction. (f) Except as disclosed in Appendix 22(f), no Material Group Company has waived any statute of limitations beyond the date hereof in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case that has not since expired been withdrawn or otherwise resolved. (g) No Material Group Company is a party to or bound by any Tax sharing, allocation or indemnification agreement, other than any agreement the primary purpose of which is not Taxes. 23. U.S. Tax (a) Neither the U.S. Target nor any of its Subsidiaries will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting, or the use of a cash or an improper method of accounting, for a taxable period ending on or prior to the Closing Date by the U.S. Target or any of its Subsidiaries (including, for the avoidance of doubt, any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local, or non- U.S. Tax Law)); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date by the U.S. Target or any of its Subsidiaries; (iii) instalment sale or open transaction disposition made on or prior to the Closing Date by the U.S. Target or any of its Subsidiaries; (iv) prepaid or deposit amount received on or prior to the Closing Date by the U.S. Target or any of its Subsidiaries; or (v) satisfaction, settlement or elimination of any obligation between the U.S. Target and any of its Subsidiaries, one Subsidiary of the U.S. Target and another Subsidiary of the U.S. Target, and any combination of them, or the distribution of the proceeds of any such satisfaction, settlement or elimination that is in place on or prior to the Closing Date. Neither the U.S. Target nor any of its Subsidiaries is required to include any amount in income pursuant to Section 965 of the Code or pay any instalment of the “net tax liability” described in Section 965(h)(1) of the Code. (b) Neither the U.S. Target nor any of its Subsidiaries will be required to include any item of income in taxable income for any taxable period (or portion thereof) beginning after the Closing Date pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Sections 451(c), 455, 456 or 460 of the Code or any corresponding or similar provision of non-U.S. Law (irrespective of whether or not such deferral is elective). * * *